As filed with the Securities and Exchange Commission on November 7, 2008
Registration No. 333-150836

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 4
TO
FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

YUHE INTERNATIONAL, INC.
(Exact Name of Registrant as specified in its Charter)

NEVADA	5180	87-0569467
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

301 Hailong Street
Hanting District, Weifang, Shandong Province
The People’s Republic of China
86 536 736 3688
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

CSC Service of Nevada, Inc
502 East John Street
Carson City NV 89706
800-927-9800

(Name, address including zip code, and telephone number, including area code, of Agent for Service)

Copies to:

Simon Luk, Esq.
Heller Ehrman
35th Floor One Exchange Square,
8 Connaught Place, Central
Hong Kong
852-2292-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common stock, $0.001 par value per share	7,871,515	(1)	$6.13	(1)	$48,252,387	(1)	$1,896.32

(1)
Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the bid and asked prices reported on the NASDAQ Over-the-Counter Bulletin Board on May 8 , 2008.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The Selling Security Holders may not sell these securities until after the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 7, 2008

PROSPECTUS

 7,871,515 shares

YUHE INTERNATIONAL, INC.

Common Stock

This prospectus relates to the offer for sale of up to 7,871,515 of our common stock by certain existing holders of the securities, referred to as Selling Security Holders throughout this document. We will not receive any of the proceeds of this offering.

The common stock is traded in the over-the-counter market and prices are quoted on the Over-The-Counter Bulletin Board under the symbol “YUII.OB.” The most recent market trade occurred on September 24, 2008 at the price of $6.50 per share. There is a lack of any meaningful market value quotations for our shares.

Except under certain circumstances, the Selling Security Holders will sell the shares from time to time through independent brokerage firms in the over-the-counter market at market prices prevailing at the time of sale.

Investing in our stock involves substantial risks. See “Risk Factors” beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is November 7, 2008

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. The Selling Security Holders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

PROSPECTUS SUMMARY

This summary highlights information found elsewhere in this Prospectus. Accordingly, it does not contain all of the information which may be important to you. Prospective purchasers should read the following summary carefully in conjunction with the more detailed information appearing elsewhere in this Prospectus concerning us and the securities being offered, including our financial statements and related notes and the information under “Risk Factors.” As used herein, references to “we”, “our”, “us”, and the “Company” refer to Yuhe International, Inc. and its subsidiaries except in the "Management's Discussion And Analysis And Results of Operation" below where all historial financial information prior to March 12, 2008 refers to PRC Yuhe, which includes the accounts of Taihong.

Overview

We are a supplier of day-old chickens raised for meat production, or broilers, in the People’s Republic of China, which is also commonly referred to as the PRC or China. Our day-old broilers are primarily sold, through third party distributors or directly, to broiler farms and integrated chicken companies, which are vertically-integrated companies that engage in the breeding, hatching, farming, slaughtering and food processing of broilers, for the purpose of raising them to market-weight broilers. Our operations are conducted exclusively by our subsidiaries in China.

Company Information

Our company has an offshore holding structure commonly used by foreign investors with operations in China. Yuhe International, Inc. is a Nevada corporation which directly owns 100% of the securities of Bright Stand International Limited, or “Bright Stand”, an international business company incorporated in the British Virgin Islands. In turn, Bright Stand directly owns 100% of the securities of Weifang Yuhe Poultry Co. Ltd., or “PRC Yuhe”, a wholly foreign-owned enterprise established under the laws of the PRC, and directly owns 43.75% and indirectly owns (through PRC Yuhe) the remaining 56.25% of the securities of Weifang Taihong Feed Co. Ltd., or “Taihong,” a foreign invested enterprise established under the laws of the PRC.

Mr. Kunio Yamamoto, Pinnacle Fund, L.P., Black River Small Capitalization Fund Ltd., Ardsley Partners Fund II, LP and Halter Financial Investments, L.P. are our significant shareholders. As of October 15, 2008, Mr. Yamamoto owned 49.2%, Pinnacle Fund, L.P. owned 15.6%, Black River Small Capitalization Fund Ltd. owned 14.6%, Ardsley Partners Fund II, LP owned 7.3% and Halter Financial Investments, L.P. owned 6.1% of the total outstanding shares of our common stock.

The following chart depicts our organizational structure:

Through PRC Yuhe, we operate ten breeder farms and two hatcheries with an annual capacity of 708,000 sets of breeders and 80 hatchers. Through our ownership and control of Taihong, we operate two feed mills with an aggregate annual capacity of 52,000 metric tons. Our current primary geographic markets are Shandong Province and the ten surrounding provinces and special municipalities, which are Jiangsu, Anhui, Henan, Hebei, Jilin, Liaoning, Heilongjiang, Tianjin, Beijing, and Shanghai.

We did not become engaged in the day-old broiler business until March 12, 2008. On that date, we entered into an Equity Transfer Agreement, the “Equity Transfer Agreement”, with Mr. Kunio Yamamoto, the sole shareholder of Bright Stand, to exchange all of the issued and outstanding shares of Bright Stand owned by him in exchange for our issuing to Mr. Yamamoto 126,857,134 unregistered shares, equivalent to 8,626,318 post-split shares ,of our common stock. As a result of the transaction, Mr. Yamamoto holds 126,857,134 shares, equivalent to 8,626,318 post-split shares, or 88.8%, of our 142,857,134 shares, equivalent to 9,714,312 post-split shares, of common stock then outstanding following the completion of all matters referred to above.

Upon the closing of the Equity Transfer Agreement, we gained operating control over PRC Yuhe and Taihong. PRC Yuhe has been owned by Bright Stand since January 31, 2008. Taihong has been owned by PRC Yuhe and Bright Stand since January 31, 2008. Since December 31, 2003 we had not engaged in any substantive business activities or operations prior to our acquisition of Bright Stand. PRC Yuhe first commenced its operations in 1996.

On March 12, 2008, we consummated with 25 accredited investors, the “Investors”, a private placement of 85,714,282 shares, equivalent to 5,829,018 post-split shares, of our common stock for an aggregate purchase price of approximately $18,000,000. The Investors were (i) Pinnacle Fund, L.P, (ii) Pinnacle China Fund L.P, (iii) Black River Commodity Select Fund Ltd., (iv) Black River Small Capitalization Fund Ltd., (v) Marion Lynton, (vi) Ardsley Partners Fund II, LP, (vii) Ardsley Offshore Fund, Ltd, (viii) Ardsley Partners Institutional Fund, LP; (ix) Investment Hunter, LLC, (x) Guerrilla Partners LP, (xi) Hua-Mei 21 st Century Partners, LP, (xii) Ruoling Wang, (xiii) Guli Ping, (xiv) Wu Mijia, (xv) Dehua Qian, (xvi) Southwell Partners, L.P, (xvii) Westpark Capital, L.P, (xviii) Straus Partners, LP, (xix) Straus-GEPT Partners, LP, (xx) Atlas Allocation Fund, LP, (xxi) Chestnut Ridge Partners, LP, (xxii) Ancora Greater China Fund, LP, (xxiii) Kevin B Halter Jr, (xxiv) Octagon Capital Partners, and (xxv) Howard H. Lu. Mr. Yamamoto also sold 14,285,710 shares, equivalent to 971,500 post-split shares, of common stock to the Investors in the same transaction. These securities were offered and sold in the private placement without registration under the Securities Act of 1933, the “Securities Act”, in reliance on an exemption from registration under Regulation D, Rule 506, Section 4(2) of the Securities Act.

Effective on April 4, 2008, we amended our articles of incorporation to (i) change our name from “First Growth Investors, Inc.” to “Yuhe International, Inc.”, and (ii) effect a 1-for-14.70596492 reverse stock split of our common stock. Our Board of Directors and shareholders approved the name change and the reverse stock split pursuant to the Nevada Revised Statutes. The name change became effective with NASDAQ’s Over-the-Counter Bulletin Board at the opening of trading on April 7, 2008, under the new stock symbol of “YUII.OB”.

Our principal executive office is located at 301 Hailong Street, Hanting District, Weifang, Shandong Province, The People’s Republic of China and our telephone number is 86 536 736 3688.

Industry and Competitive Factors

Other industry and competitive factors which we believe will be critical to achieving our growth strategy include:

☐
High Volume Producer. We are one of the larger focused producers of day-old broilers in China. We believe that this volume will provide us with an advantage in the market for day-old broilers as we believe that our primary end user base will continue to focus on suppliers that can deliver products in large-volumes with consistent high quality. Further, we enjoy economies of scale of production through large-scale production.

☐
Low Cost Producer. Because we enjoy economies of scale of production and we focus on producing day-old broilers, we are able to leverage our production volume into relatively lower cost products. We have higher gross margin because we focus on the production of day-old broilers with high survival rate and takes less time to grow to market size.

☐
Long-Term Experience in the Industry. Through our subsidiaries, PRC Yuhe and Taihong, we have been involved in the day-old broiler business for over ten years, which has given us experience in product quality improvement and disease resistance.

☐
Recognized Products. We have been awarded by the Shandong Province Administration of Industry and Commerce as a “Well Known Brand” in 2006. We were also recognized as a leading agricultural company by eight national authorities in China in 2004.

Risks Affecting Us

☐
Outbreaks of poultry disease, such as avian influenza, or the perception that outbreaks may occur, can significantly restrict our ability to conduct our operations . We take precautions to ensure that our flocks are healthy and that our production facilities operate in a sanitary and environmentally sound manner. While we have ability and experience in product quality improvement as well as poultry disease resistance, events beyond our control, such as the outbreak of avian influenza in 2006, may restrict our ability to conduct our operations and sales. An outbreak of disease could result in governmental restrictions on the import and export of products from our customers, or require us to destroy one or more of our flocks. This could result in the cancellation of orders by our customers and create adverse publicity that may have a material adverse effect on our business, reputation and prospects. In 2006, we suffered an operating loss of $2,597,285 after the general decline in consumer demand for poultry products in late 2005 and early 2006 following the outbreak of avian influenza. Our flocks have never been infected with the H5N1 virus.

Worldwide fears about avian diseases, such as avian influenza, have depressed, and may continue to adversely impact our sales. Avian influenza is a respiratory disease of birds. The milder forms occur occasionally around the world. Recently, there has been substantial publicity regarding a highly pathogenic strain of avian influenza, known as H5N1, which has affected Asia since 2002. It is widely believed that H5N1 is spread by migratory birds, such as ducks and geese. There have also been some cases where H5N1 is believed to have passed from birds to humans as humans came into contact with live birds that were infected with the disease. Although there are vaccines available for H5N1 and other forms of avian influenza, and the PRC government mandates, and we vaccinate our breeding stock against avian influenza, there is no guarantee that the disease can be completely prevented as the virus continues to mutate.

The avian influenza outbreak did not spread over our farms; therefore, there was no direct loss from the death of day-old broilers and parent breeders. However, the terror from avian influenza arose throughout the PRC which caused the significant decrease in the price of day-old broilers and parent breeders. Our average unit price of a day-old broiler decreased from $0.31, or RMB2.54, in 2005 to $0.15, or RMB1.19, with our unit cost of $0.23, or RMB1.81, during the disaster in 2006. The decrease in average unit price contributed $2.16 million, or RMB 17.3 million to $0.89 million total gross loss in 2006.

To generate cash flow for operation at the time, we sold 730,000 parent breeders. While our average unit cost of a parent breeder was $4.32, or RMB 34.51, we sold these parent breeders at unit price of $1.25, or RMB 9.965, contributed $2.26 million, or RMB 18 million to the total loss in 2006. In addition to quantifiable loss in the sale of parent breeders as mentioned above, the sale of parent breeders led to a reduction in revenue that is difficult to quantify. These parent breeders had just grown up at the time and were ready to produce eggs that can be hatched into day-old broilers. By selling these parent breeders, we had less day-old broilers for sale, which contributed to a decrease in revenue. We suffered a total gross loss for the year ended December 31, 2006 of $0.89 million , or RMB 7.1 million.

For the cash flow perspective, we suffered a great loss during the period of avian influenza which is reflected in our gross loss. In order to maintain adequate cash flow for operations during the influenza outbreak, we requested from our suppliers a longer repayment term which resulted in the increase of accounts payable in an amount of $3 million and reached $7.3 million at year-end. We typically maintain accounts payable at around $5 million level.

For future prospects, we shall work to maintain a neat and tidy condition for the broilers and breeders to minimize the risk of avian influenza outbreak in the farms. We expect to set up an emergency plan of recovery from avian influenza. However, it is difficult for us to predict the negative impact on the unit price if the avian influenza breaks out anywhere in the PRC again and therefore, it is difficult to estimate the negative impact of potential influenza outbreak in the future.

☐
We do not typically have long-term purchase contracts with our customers and our customers have in the past and could at any time in the future, reduce or cease purchasing products from us, harming our operating results and business. We typically do not have long-term volume purchase contracts with our customers, and they are not obligated to purchase products from us. Accordingly, our customers could at any time reduce their purchases from us or cease purchasing our products altogether. In addition, any decline in demand for our products and any other negative development affecting our major customers or the poultry industry in general, would likely harm our results of operations. For example, if any of our customers experiences serious financial difficulties, it may lead to a decline in sales of our products to such customer and our operating results could be harmed through, among other things, decreased sales volumes and write-offs of accounts receivable related to sales to such customer.

☐
The loss of our major distributors who subsequently sell the broilers to other end users could have a material adverse effect on our results of operations.   Approximately fifty percent of our sales are to our top five distributors. Forty-five percent of our sales volume is to distributors with whom we have five to ten years of sales relationship. Our end users include large and small broiler raisers and large integrated chicken companies whose day-old broiler production is not sufficient for their own use. We sell to six of the top ten broiler production provinces. Our sales in Shandong Province accounted for 85% of our total sales in 2006. Shandong Province is the number one broiler and chicken production region in China. If our existing distributors significantly reduce or cease their purchases from us with little or no advance notice, it could materially and adversely affect our sales and results of operations.

☐
Competition in the poultry industry with other poultry companies, especially companies with greater resources, may make us unable to compete successfully, which could adversely affect our business. The Chinese poultry industry is highly competitive. In general, competitive factors in the Chinese broiler, or chicken, industry include price, product quality, brand identification, breadth of product line and customer service. Our success depends in part on our ability to manage costs and be efficient in the highly competitive poultry industry. Some of our competitors have greater financial and marketing resources. Because of this, we may not be able to successfully increase our market penetration or our overall share of the poultry market. Increased competition may result in price reductions, increased sales incentive offerings, lower gross margins, sales expenses, marketing programs and expenditures to expand channels to market. Our competitors may offer products with better market acceptance, better price or better quality. We may be adversely affected if we are unable to maintain current product cost reductions, or achieve future product cost reductions. We compete against a number of other suppliers of day-old broilers. Although we attempt to develop and support high-quality products that our customers demand, products developed by competing suppliers could render our products noncompetitive. If we fail to address these competitive challenges, there could be a material adverse effect upon our business, consolidated results of operations and financial condition.

Our stock is thinly traded and shareholders may not be able to liquidate their investment at all, or may only be able to liquidate the investment at a price less than our value. Our common stock currently is thinly traded and the price of our common stock may not reflect the value of our company. Our common stock has not been traded since July 10, 2008. In the months of March and April 2008, our approximate total trading volume was respectively, 900 and 650 post-split shares. Consequently, investors may not be able to liquidate their investment at all, or if they are able to liquidate, it may only be at a price that does not reflect the value of the business. The most recent market trade occurred on September 24, 2008 at the price of $6.50per share, while the price we sold our shares in the private placement on March 12, 2008 was $3.09 per share, post-split. There is a lack of any meaningful market value quotations for our shares. As the trading volume is thin and the price is volatile, our shareholders may not be able to sell their shares at a time or price they desire. Because the trading volume and price for our stock are low, many brokerage firms are not willing to effect transactions in the securities. Even if an investor finds a broker willing to effect a transaction in our stock, the combination of brokerage commissions, transfer fees, taxes, if any, and any other selling costs may exceed the selling price. Further, many lending institutions will not permit the use of common stock like ours as collateral for any loans.

RISK FACTORS

Investment in our common stock involves risks. You should carefully consider the risks we describe below before deciding to invest. The market price of our common stock could decline due to any of these risks, in which case you could lose all or part of your investment. In assessing these risks, you should also refer to the other information included in this prospectus, including our consolidated financial statements and the accompanying notes. You should pay particular attention to the fact that we are a holding company with substantial operations in China and are subject to legal and regulatory environments that in many respects differ from that of the United States.  Our business, financial condition or results of operations could be affected materially and adversely by any of the risks discussed below and any others not foreseen. This discussion contains forward-looking statements.

Risks Related to Our Business and Industry

Outbreaks of poultry disease, such as avian influenza, or the perception that outbreaks may occur, can significantly restrict our ability to conduct our operations.

PRC Yuhe takes precautions to ensure that its flocks are healthy and that its production facilities operate in a sanitary and environmentally sound manner. While PRC Yuhe has ability and experience in product quality improvement as well as poultry disease resistance, events beyond its control, such as the outbreak of avian influenza in 2006, may restrict its ability to conduct its operations and sales. An outbreak of disease could result in governmental restrictions on the import and export of products from PRC Yuhe's customers, or require it to destroy one or more of its flocks. This could result in the cancellation of orders by its customers and create adverse publicity that may have a material adverse effect on our business, reputation and prospects. In 2006, PRC Yuhe suffered an operating loss of $2,597,285 after the general decline in consumer demand for poultry products in late 2005 and early 2006 following the outbreak of avian influenza. PRC Yuhe's flocks have never been infected with the H5N1 virus.

Worldwide fears about avian diseases, such as avian influenza, have depressed, and may continue to adversely impact PRC Yuhe's sales. Avian influenza is a respiratory disease of birds. The milder forms occur occasionally around the world. Recently, there has been substantial publicity regarding a highly pathogenic strain of avian influenza, known as H5N1, which has affected Asia since 2002. It is widely believed that H5N1 is spread by migratory birds, such as ducks and geese. There have also been some cases where H5N1 is believed to have passed from birds to humans as humans came into contact with live birds that were infected with the disease. Although there are vaccines available for H5N1 and other forms of avian influenza, and the PRC government mandates, and PRC Yuhe vaccinates its breeding stock against avian influenza, there is no guarantee that the disease can be completely prevented as the virus continues to mutate.

PRC Yuhe and Taihong do not typically have long-term purchase contracts with their customers and their customers have in the past and could at any time in the future, reduce or cease purchasing products from them, harming our operating results and business.  PRC Yuhe and Taihong typically do not have long-term volume purchase contracts with their customers, and they are not obligated to purchase products from PRC Yuhe. Accordingly, their customers could at any time reduce their purchases from PRC Yuhe or cease purchasing their products altogether. In addition, any decline in demand for PRC Yuhe's products and any other negative development affecting its major customers or the poultry industry in general, would likely harm our results of operations. For example, if any of PRC Yuhe's customers experiences serious financial difficulties, it may lead to a decline in sales of PRC Yuhe's products to such customer and our operating results could be harmed through, among other things, decreased sales volumes and write-offs of accounts receivable related to sales to such customer.

The loss of PRC Yuhe's major distributors who subsequently sell the broilers to other end users could have a material adverse effect on our results of operations. Approximately fifty percent of PRC Yuhe's sales are to its top five distributors. Forty-five percent of PRC Yuhe's sales volume is to distributors with whom it has five to ten years of sales relationship. Their end users include large and small broiler raisers and large integrated chicken companies whose day-old broiler production is not sufficient for their own use. PRC Yuhe sells to six of the top ten broiler production provinces. Its sales in Shandong Province accounted for 85% of its total sales in 2006. Shandong Province is the number one broiler and chicken production region in China. If PRC Yuhe's existing distributors significantly reduce or cease their purchases from it with little or no advance notice, it could materially and adversely affect our sales and results of operations.

Competition in the poultry industry with other poultry companies, especially companies with greater resources, may make us unable to compete successfully, which could adversely affect our business. The Chinese poultry industry is highly competitive. In general, competitive factors in the Chinese broiler, or chicken, industry include price, product quality, brand identification, breadth of product line and customer service. PRC Yuhe's success depends in part on its ability to manage costs and be efficient in the highly competitive poultry industry. Some of PRC Yuhe's competitors have greater financial and marketing resources. Because of this, we may not be able to successfully increase PRC Yuhe's market penetration or PRC Yuhe's overall share of the poultry market.

Increased competition may result in price reductions, increased sales incentive offerings, lower gross margins, sales expenses, marketing programs and expenditures to expand channels to market. PRC Yuhe's competitors may offer products with better market acceptance, better price or better quality. We may be adversely affected if PRC Yuhe is unable to maintain current product cost reductions, or achieve future product cost reductions.

PRC Yuhe competes against a number of other suppliers of day-old broilers. Although it attempts to develop and support high-quality products that its customers demand, products developed by competing suppliers could render its products noncompetitive. If PRC Yuhe fails to address these competitive challenges, there could be a material adverse effect upon our business, consolidated results of operations and financial condition.

We conduct substantially all of our operations through our subsidiaries, and our performance will depend upon the performance of our subsidiaries.

We have no operations independent of those of Bright Stand International Limited, or Bright Stand, and its PRC subsidiaries, Weifang Yuhe Poultry Co. Ltd.,“PRC Yuhe”, and Weifang Taihong Feed Co. Ltd., “Taihong”. As a result, we are dependent upon the performance of Bright Stand and its subsidiaries and will be subject to the financial, business and other factors affecting such subsidiaries as well as general economic and financial conditions. As substantially all of our operations are conducted through our subsidiaries, we are dependent on the cash flow of our subsidiaries to meet our obligations.

Because virtually all of our assets are held by our operating subsidiaries, the claims of our shareholders will be structurally subordinate to all existing and future liabilities and obligations, and trade payables of such subsidiaries. In the event of a bankruptcy, liquidation or reorganization of us, our assets and those of our subsidiaries will be available to satisfy the rights of our shareholders only after all of Bright Stand and its subsidiaries’ liabilities and obligations have been paid in full.

If demand for PRC Yuhe's products declines in the markets that it serves, its selling prices and overall sales will decrease. Even if the demand for its products increases, when such increase cannot outgrow the decrease of selling price, our overall sales revenues may decrease.

Demand for PRC Yuhe's products is affected by a number of factors, including the general demand for the products in the end markets that it serves and the price attractiveness. A vast majority of its sales are derived directly or indirectly from end users who are broiler raisers and large integrated chicken companies whose day-old broiler production is not sufficient for their own use. Any significant decrease in the demand for day-old broilers may result in a decrease in PRC Yuhe's revenues and earnings. A variety of factors, including economic, health, regulatory, political and social instability, could contribute to a slowdown in the demand for day-old broilers because demand for day-old broilers is highly correlated with general economic activities. As a result, even if the demand for PRC Yuhe's products increases, when the increase of demand cannot outgrow the decrease of selling price, our overall sales revenues may decrease.

Industry cyclicality can affect our earnings, especially due to fluctuations in commodity prices of feed ingredients and breeding stock.

Currently, all PRC Yuhe's raw materials are domestically procured. Profitability in the poultry industry is materially affected by the supply of parent breeding stocks and the commodity prices of feed ingredients, including corn, soybean cake, and other nutrition ingredients from numerous sources, mainly from wholesalers who collect the feed ingredients directly from farmers. As a result, the poultry industry is subject to wide fluctuations and cycles. These prices are determined by supply and demand factors. Prices for raw materials have been volatile in recent years. For instance, the unit price for corn increased RMB 1.25 per kilogram, $0.15, in 2005 to RMB 1.75 per kilogram, $0.21, in 2007, showing an increase of 40%; and the unit price for soybean increased from RMB 2.37 per kilogram, $0.28 in 2005 to RMB 3.82 per kilogram, $0.46, in 2007, an increase of 61.2%. Typically PRC Yuhe does well when chicken prices are high and feed prices are low and the feed ingredients are in adequate supply. However, it is very difficult to predict when the feed price spiral cycles will occur.

Various factors can affect the supply of corn and soybean meal, which are the primary ingredients of the feed PRC Yuhe uses for parent breeding stocks. In particular, weather patterns, the level of supply inventories and demand for feed ingredients, and the agricultural policies of the Chinese government affect the supply of feed ingredients. Weather patterns often change agricultural conditions in an unpredictable manner. A sudden and significant change in weather patterns could affect supplies of feed ingredients, as well as both the industry’s and PRC Yuhe's ability to obtain feed ingredients, grow chickens or deliver products. Increases in the prices of feed ingredients will result in increases in raw material costs and operating costs.

The supply of parent breeding stocks is also cyclical. We purchase parent breeding stocks from multiple suppliers. Our ability to maintain adequate breeding stock is dependent on our abilities to develop stable supplier relationships and to place large procurement orders. In addition, most primary breeder stock is imported and the import volume is closely controlled by the PRC government.

The cessation of tax exemptions and deductions by the Chinese government may affect our profitability.

As a leading agricultural enterprise jointly recognized by eight national authorities in China, we used to enjoy income tax exemption status effective from January 2004 up until November 2007. After the restructuring in 2008, we lost that tax exemption status and were converted into a foreign investment enterprise (“FIE”) 100% owned by Bright Stand. Under the current PRC tax laws, FIEs such as ours are subject to an income tax rate at 33%, while in practice tax reductions or exemptions in various forms are granted by local governments to FIEs.

On March 16, 2007, the National People’s Congress of China enacted a new tax law, or the New Tax Law, whereby both FIEs and domestic companies will be subject to a uniform income tax rate of 25%. On November 28 2007 , the State Council of China promulgated the Implementation Rules of the New Tax Law, the “Implementation Rules”. Both the New Tax Law and the Implementation Rules have become effective on January 1, 2008. Both the New Tax Law and the Implementation Rules provide tax exemption treatment for enterprises engaged in agricultural industries, such as farming, foresting, fishing and animal husbandry. As an enterprise engaged in the farming industry, we are eligible for relevant exemption treatment and do not need to pay company income tax. Recently, the local tax authorities have informed us that we are eligible for relevant preferential tax treatment. However, any decision by relevant tax authorities in the future that we are not eligible for tax exemption treatment may materially and adversely affect our profits, business and financial performance.

Our conversion from an officially recognized leading domestic agricultural enterprise to a FIE and the enactment of the New Tax Law may affect our profits and financial performance in the future because of reduction in tax exemptions.

PRC Yuhe's business may be adversely affected due to its inaccuracy in sales forecasts.

PRC Yuhe procures raw materials and produces its day-old broiler based on its sales forecasts. If it does not accurately forecast demand for its products, it may end up with excess breeding stock. If it has excess breeding stock, it may have to lower prices in order to sell its inventory.

PRC Yuhe's products might contain undetected defects that are not discovered until after shipping.

Although PRC Yuhe has strict quality control over its products and it produces high-quality day-old broilers supported by its know-how in feed ingredient composition, immunization system and breeding techniques gained through over 10 years of business and continuous research and development, its products may contain undetected problems. Problems could result in a loss or delay in market acceptance of its products and thus harm our reputation and revenues.

PRC Yuhe has sustained losses in the past and cannot guarantee profitability in the future.

PRC Yuhe was profitable in 2005 and 2007 but sustained losses in 2006. There is no assurance that it will be profitable in the future. In addition, PRC Yuhe's business was impacted in 2006 due to the outbreak of avian influenza. A variety of factors may cause its operating results to decline and financial condition to worsen, including:

☐	Competitors offering comparable products at cheaper prices;

☐	Continuing downward pressure on the average selling prices of its products caused by intense competition in its industry and other reasons;
☐	Superior product innovations by competitors;
☐	Rising raw material costs;
☐	Changes to management and key personnel; and
☐	Increased operating expenses relating to research and development, sales and marketing efforts and general and administrative expenses as it seeks to grow our business.

As a result of these and additional factors, PRC Yuhe could fail to achieve its revenue targets or experience higher than expected operating expenses, or both. As a result, we cannot assure you that we will be profitable in the future.

Our limited operating history may not serve as an adequate basis to judge our future prospects and operating results.

We have a limited operating history with respect to our current business, which may not provide a sufficient basis on which to evaluate our business or future prospects. Although our sales have grown rapidly in recent years, we cannot assure you that we will maintain profitability or that we will not incur net losses in the future. We expect that our operating expenses will increase as we expand. Significant failure to realize anticipated sales growth could result in significant operating losses. We will continue to encounter risks and difficulties frequently experienced by companies at a similar stage of development, including our potential failure to:

☐	Implement our business model and strategy and adapt and modify them as needed;
☐	Maintain our current, and develop new, relationships with customers;
☐	Manage our expanding operations and product offerings, including the integration of any future acquisitions;
☐	Maintain adequate control of expenses;
☐	Attract, retain and motivate qualified personnel;
☐	Protect our reputation and enhance customer loyalty; and
☐
Anticipate and adapt to changing conditions in the poultry industry and other markets in which we operate as well as the impact of any changes in government regulation, mergers and acquisitions involving our competitors, technological developments and other significant competitive and market dynamics.

If we are not successful in addressing any or all of these risks, our business may be materially and adversely affected.

We may not be able to sustain our current growth rates, and even if we maintain them, we are susceptible to many challenges relating to our growth.

We have experienced fluctuation of growth in the scope and complexity of our business. Our sales revenue increased by $7.48 million, or 51.24%, to $22.08 million for the year ended December 31, 2007 from $14.60 million for the year ended December 31, 2006. Using the funds raised from sale of our common stock on March 12, 2008 to fund our expansion plans, we plan to grow our sales revenues for the year ending December 31, 2008 but we may not be able to grow our sales revenues as expected and any future growth in our sales revenues are not expected to be at a rate nearly as high as the revenue growth we experienced from 2006 to 2007. If we are unable to manage our growth effectively, we may not be able to take advantage of market opportunities, develop new products, enhance our technological capabilities, satisfy customer requirements, execute our business plan or respond to competitive pressures.

☐	Hire, train, integrate and manage additional qualified technicians and breeding farm directors and sales and marketing personnel;
☐	Implement additional, and improve existing, administrative, financial and operations systems, procedures and controls;
☐	Continue to enhance manufacturing and customer resource management systems;
☐	Continue to expand and upgrade our feed ingredient composition, poultry immunization system and breeding technology;
☐	Manage multiple relationships with distributors, suppliers and certain other third parties; and
☐	Manage our financial condition.

Our success also depends largely on our ability to anticipate and respond to expected changes in future demand for our products, and our broilers’ performance and disease resistance ability. If the timing of our expansion does not match market demand, our business strategy may need to be revised. If we over-expand and demand for our products does not increase as we may have projected, our financial results will be materially and adversely affected. However, if we do not expand, and demand for our products increases sharply, our business could be seriously harmed because we may not be as cost-effective as our competitors due to our inability to take advantage of increased economies of scale. In addition, we may not be able to satisfy the needs of current customers or attract new customers, and we may lose credibility and our relationships with our customers may be negatively affected. Moreover, if we do not properly allocate our resources in line with future demand for our products, we may miss changing market opportunities and our business and financial results could be materially and adversely affected. We cannot assure you that we will be able to successfully manage our growth in the future.

The loss of key personnel or the failure to attract or retain specialized technical and management personnel could impair our ability to grow our business.

We rely heavily on the services of our key employees, including Gao Zhentao, our Chief Executive Officer, Han Chengxiang, our Chief Production Officer, and Hu Gang, our Chief Financial Officer. In addition, our engineers and other key technical personnel are a significant asset and are the source of PRC Yuhe's technological and product innovations. PRC Yuhe depends substantially on the leadership of a small number of farm directors and technicians who are devoted to research and development. Additionally, 85% of PRC Yuhe's products are sold through third party distributors. Most of them are exclusive distributors and we expect them to be PRC Yuhe's future main sales force. The loss of these distributors could have a material adverse effect on our business, results of operations and financial condition. We believe PRC Yuhe's future success will depend upon its ability to retain these key employees and sales distributors. We may not be successful in attracting and retaining sufficient numbers of technical personnel to support PRC Yuhe's anticipated growth. Despite the incentives we provide, our current employees may not continue to work for PRC Yuhe, and if additional personnel are required for PRC Yuhe's operations, we may not be able to obtain the services of additional personnel necessary for PRC Yuhe's growth. In addition, we do not maintain “key person” life insurance for any of PRC Yuhe's senior management or other key employees. The loss of the key employees or the inability to attract or retain qualified personnel, including technicians, could delay the development and introduction of, and have an adverse effect on PRC Yuhe's ability to sell, its products, as well as its overall growth.

In addition, if any other members of PRC Yuhe's senior management or any of its other key personnel join a competitor or form a competing company, we may not be able to replace them easily and we may lose customers, business partners, key professionals and staff members.

We do not have any registered patents or other registered intellectual property on our production processes and we may not be able to maintain the confidentiality of our processes.

We have no patents or registered intellectual property covering our production processes and we rely on the confidentiality of our production processes in producing a competitive product. The confidentiality of our know-how may not be maintained and we may lose any meaningful competitive advantage which might arise through our proprietary processes. Due to the lack of such protection, unauthorized parties may attempt to copy or otherwise obtain and use our proprietary production technology. Monitoring unauthorized use of our production process is difficult, particularly in China. This may have a material adverse effect on our competitive advantage.

On the other hand, PRC Yuhe is the registered owner of two PRC trademarks, one consisting of the stylized Chinese characters “Yu He” and accompanying logo in live agricultural products, while the other consisting of the stylized Chinese characters of “Yu He” and accompanying English Characters “Y H”. PRC Yuhe and Taihong have no other intellectual property protection for their brand of day-old broiler, nor do they have any intellectual property protection covering their production processes. The registration period for both trademarks is ten years and will expire on April 6, 2010 and October 27, 2015. While trademark registration can be renewed in the PRC, it is not certain that such registration can be successfully renewed or what effective remedies we would have against competitors who use the name “Yuhe” for their chicken products in the PRC. We do not consider “Yu He” to be a consumer brand because it is not well recognized by customers who purchase chickens in retail food markets, although this brand is recognized by end users who raise broilers to market size for sale to customers, retail food markets and restaurants.

Because we are expanding capacity, we may be forced to make sales to customers whose creditworthiness is not known to us. We may not be able to collect receivables which are incurred by these customers .

Although we currently sell our products on a cash payment basis, our ability to receive payment for our products depends on the continued creditworthiness of our customers. In order to pay our expansion costs, we may be required to make sales to customers who are less creditworthy than our historical customers. Our customer base may change if our sales increase because of our added capacity. If we are not able to collect our receivables, our revenues and profitability will be negatively affected.

We do not have insurance coverage. Any material loss to our properties or assets will have a material adverse effect on our financial condition a nd operations.

We and our subsidiaries are not covered by any insurance. As a result, any material loss or damage to our properties or other assets, or personal injuries arising from our business operations would have a material adverse affect on our financial condition and operations.

We will incur increased costs as a result of being a public company.

As a public company, we incur significant legal, accounting and other expenses that a private company does not incur. In addition, the Sarbanes-Oxley Act of 2002, as well as new rules subsequently implemented by the Securities and Exchange Commission and stock exchanges have required changes in corporate governance practices of public companies. We expect that these new rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, as a result of becoming a public company, we need to create additional board committees and adopt additional policies regarding internal controls and disclosure controls and procedures. We will incur additional costs associated with public company reporting requirements and compliance with the internal controls of Section 404 of the Sarbanes-Oxley Act of 2002. We also expect these new rules and regulations will make it more difficult and more expensive for us to obtain directors’ and officers’ liability insurance. As a result, our general and administrative expenses will likely increase and it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these new rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

Increased water, energy and gas costs would increase PRC Yuhe's expenses and reduce PRC Yuhe's profitability .

PRC Yuhe requires a substantial amount, and as it expands its business it will require additional amounts, of water, electricity and natural gas to produce and process its broiler products. The prices of water, electricity and natural gas fluctuate significantly over time. One of the primary competitive factors in the Chinese broiler market is price, and it may not be able to pass on increased costs of production to its customers. As a result, increases in the cost of water, electricity or natural gas could substantially harm our business and results of operations.

Risks Related to Doing Business in China

Because our operations are all located outside of the United States and are subject to Chinese laws, any change of Chinese laws may adversely affect our business.

All of our operations are in China, which exposes us to risks, such as exchange controls and currency restrictions, currency fluctuations and devaluations, changes in local economic conditions, changes in Chinese laws and regulations and exposure to possible expropriation or other Chinese government actions. These factors may have a material adverse effect on our operations, results of operations and financial condition.

Because Chinese law governs almost all of our material agreements, we may not be able to enforce our legal rights in China or elsewhere, which could result in a significant loss of business, business opportunities, or capital. There is no assurance that we will be able to enforce any of our material agreements or that remedies will be available outside of China. The system of laws and the enforcement of existing laws in China may not be as certain in implementation and interpretation as in the United States. The Chinese judiciary is relatively inexperienced in enforcing corporate and commercial law, leading to a higher than usual degree of uncertainty as to the outcome of any litigation. The inability to enforce or obtain a remedy under any of our future agreements could result in a significant loss of business, business opportunities or capital.

Additionally, substantially all of our assets are located outside of the United States and most of our officers and directors reside outside of the United States. As a result, it may not be possible for United States investors to enforce their legal rights, to effect service of process upon our directors or officers or to enforce judgments of United States courts predicated upon civil liabilities and criminal penalties of the directors and officers under Federal securities laws. Moreover, we have been advised that China does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the United States. Further, it is unclear if extradition treaties now in effect between the United States and China would permit effective enforcement of criminal penalties of the federal securities laws.

We may have difficulty establishing adequate management, legal and financial controls in China, which could impair our planning processes and make it difficult to provide accurate reports of our operating results.

China historically has not followed Western-style management and financial reporting concepts and practices, and its access to modern banking, computer and other control systems has been limited. We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in China in these areas. As a result of these factors, we may experience difficulty in establishing management, legal, disclosure and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet requirements for publicly-traded companies in the United States, making it difficult for our management to forecast our needs and to present the results of operations accurately at all times.

We are aware of our obligations to establish and maintain adequate controls and procedures and that management will include its assessment in the 2008 10-K. In addition, we are is interviewing outside accounting firms to assist us to test our internal controls over financial reporting and to prepare internal control reports as required by law. Mr. Hu Gang, our newly appointed Chief Financial Officer, has experience in dealing with compliance with the Sarbanes-Oxley Act. While we are recruiting other accounting staff who are familiar with the Sarbanes-Oxley Act and competent to assist us in establishing and maintaining effective controls and to provide reports on internal control over financial reporting in future SEC filings, we may not be successful in recruiting such staff and satisfying the requirements of the Sarbanes-Oxley Act, in which case our financial statements may not be accurate and reliable.

We face risks associated with currency exchange rate fluctuations; any adverse fluctuations may adversely affect our operating margins.

The vast majority of our revenues and expenses are in Chinese currency. Conducting business in currencies other than U.S. dollars subjects us to fluctuations in currency exchange rates that could have a negative impact on our reported operating results. Fluctuations in the value of the U.S. dollar relative to other currencies impact our revenues, cost of revenues and operating margins and result in foreign currency translation gains and losses. Historically, we have not engaged in exchange rate hedging activities. Although we may implement hedging strategies to mitigate this risk, these strategies may not eliminate our exposure to foreign exchange rate fluctuations and may involve costs and risks of their own, such as ongoing management time and expertise, external costs to implement the strategy and potential accounting implications.

If relations between the United States and China worsen, our share price may decrease and we may have difficulty accessing U.S. capital markets.

At various times during recent years, the United States and China have had disagreements over political and economic issues. Controversies may arise in the future between these two countries. Any political or trade controversies between the United States and China could adversely affect the market price of our common stock and our ability to access U.S. capital markets.

The Chinese government could change its policies toward private enterprises, which could adversely affect our business.

Our business is subject to political and economic uncertainties in China and may be adversely affected by its political, economic and social developments. Over the past several years, the Chinese government has pursued economic reform policies including the encouragement of private economic activity and greater economic decentralization. The Chinese government may not continue to pursue these policies or may alter them to our detriment from time to time. Changes in policies, laws and regulations, or in their interpretation or the imposition of confiscatory taxation, restrictions on currency conversion, restrictions or prohibitions on dividend payments to shareholders, devaluations of currency or the nationalization or other expropriation of private enterprises could have a material adverse effect on our business. Nationalization or expropriation could result in the total loss of our investment in China.

Economic, political and social conditions in China could affect our business.

All of our business, assets and operations are located in China. The economy of China differs from the economies of most developed countries in many respects, including government involvement, level of development, growth rate, control of foreign exchange, and allocation of resources. The economy of China has been transitioning from a planned economy to a more market-oriented economy. Although the Chinese government has implemented measures recently emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of sound corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the Chinese government. In addition, the Chinese government continues to play a significant role in regulating industry by imposing industrial policies. It also exercises significant control over China’s economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Therefore, the Chinese government’s involvement in the economy could adversely affect our business operations, results of operations and/or financial condition.

The Chinese government may implement policies that could have an adverse effect on our business and results of operations.

The Chinese government has implemented various measures from time to time to control the rate of economic growth. Some of these measures benefit the overall economy of China, but may have a negative effect on us.

Government control of currency conversion and future movements in exchange rates may adversely affect our operations and financial results.

We receive substantially all of our revenues in Renminbi, the currency of China. A portion of such revenues may be converted into other currencies to meet our foreign currency obligations. Foreign exchange transactions under our capital account, including principal payments in respect of foreign currency-denominated obligations, continue to be subject to significant foreign exchange controls and require the approval of the State Administration of Foreign Exchange in China. These limitations could affect our ability to obtain foreign exchange through debt or equity financing, or to obtain foreign exchange for capital expenditures.

The Chinese government controls its foreign currency reserves through restrictions on imports and conversion of Renminbi into foreign currency. Although the exchange rate of the Renminbi to the U.S. dollar was stable from January 1, 1994 to July 2005, and the Chinese government has stated its intention to maintain the stability of the value of Renminbi, the exchange rate of the Renminbi to the U.S. dollar is continuously revalued since 2005 and the exchange rates may further change. Our financial condition and results of operations may also be affected by changes in the value of certain currencies, other than the Renminbi, in which our earnings and obligations are denominated.

Our business is regulated by the PRC farming authorities and we need production permit an/or immunization certificate from the farming authorities to carry out our business. Any suspension, discontinuation or revocation of our current production permits and/or immunization certificate may materially and adversely impact our business.

The Farming Bureau of Shandong Province and its local counterpart in Weifang City are the primary governmental regulators and supervisors of both PRC Yuhe’s and Taihong’s current businesses. Under relevant laws and regulations, both PRC Yuhe and Taihong must obtain relevant production permits from the Farming Bureau of Shandong Province to carry out their respective businesses. In addition, PRC Yuhe, as a company engaging in the breeder business, must obtain an immunization certificate from the local Farming Bureau in Weifang City. PRC Yuhe’s breeder production permit from the Farming Bureau of Shandong Province was valid from June 2, 2005 to June 2, 2008. We have made an application to renew the production permit. While the risk is small, if the application to renew is not successful, there may be an adverse effect on our operations. The immunization certificate from the local farming bureau in Weifang City was issued on November 10, 2005 and does not have an expiry date. Taihong’s feed production permit was issued on December 12, 2007 and is valid for a period of three years.

The Farming Bureau authorities have been strengthening their supervision over the breeder and feed businesses in the past years, and new PRC laws, rules and regulations may be introduced to impose additional requirements applicable for the application and obtaining of relevant production permits and/or immunization certificate. We cannot assure you our current production permits and immunization certificate can maintain their full effect in the future, although we will try our best to meet with any new requirement. Any suspension, discontinuation or revocation of our current production permits and/or immunization certificate may cause material and adverse impact on our business, financial performance and prospect.

Because our operations are located in China, information about our operations are not readily available from independent third-party sources.

Because PRC Yuhe and Taihong are based in China, shareholders may have greater difficulty in obtaining information about them on a timely basis than would shareholders of an entirely U.S.-based company. Their operations will continue to be conducted in China and shareholders may have difficulty in obtaining information about them from sources other than the subsidiaries themselves. Information available from newspapers, trade journals, or local, regional or national regulatory agencies such as issuance of construction permits and contract awards for development projects will not be readily available to shareholders. Shareholders will be dependent upon PRC Yuhe and Taihong’s management for reports of their progress, development, activities and expenditure of proceeds.

We may in the future be subject to claims and liabilities under environmental, health, safety and other laws and regulations, which could be significant.

Our operations are subject to various laws and regulations, including those governing wastewater discharges and the use, storage, treatment and disposal of hazardous materials. The applicable requirements under these laws are subject to amendment, to the imposition of new or additional requirements and to changing interpretations by governmental agencies or courts. The PRC Government encourages a stringent policy on enforcement and compliance relating to environmental protection although it has no environmental regulation activities at the moment. For instance, we are allowed to use coal heaters at its breeder farm. However, this may be prohibited in the future. Regarding the treatment of sewage at breeder farms, there is no law regulating this issue at the moment. However, this may change in the future as well. Furthermore, business operations currently conducted by us or previously conducted by others at real property owned or operated by us, business operations of others at real property formerly owned or operated by us and the disposal of waste at third party sites expose us to the risk of claims under environmental, health and safety laws and regulations. We could incur material costs or liabilities in connection with claims related to any of the foregoing.

Recent PRC regulations relating to the establishment of offshore special purpose companies by PRC domestic residents, mergers with and acquisitions of PRC domestic companies by foreign investors, and relevant approval and registration requirement may subject our PRC resident beneficial owners to personal liability, limit our ability to inject capital into our PRC subsidiaries, limit our subsidiaries’ ability to increase their registered capital or distribute profits to us, or may otherwise adversely affect us.

The China State Administration of Foreign Exchange, “SAFE”, issued a public notice in October 2005 requiring PRC domestic residents to register with the local SAFE branch before establishing or controlling any company outside of China for the purpose of capital financing with assets or equities of PRC companies, referred to in the notice as an “offshore special purpose company.” PRC domestic residents who are shareholders of offshore special purpose companies and have completed round trip investments but did not make foreign exchange registrations for overseas investments before November 1, 2005 were retroactively required to register with the local SAFE branch before March 31, 2006. PRC resident shareholders are also required to amend their registrations with the local SAFE in certain circumstances.

Six Chinese ministries jointly promulgated the Rules on Mergers with and Acquisitions of PRC Domestic Companies by Foreign Investors, or “M&A Rules”, on August 8, 2006, which became effective on September 8, 2006. The M&A Rules subject the acquisition of domestic companies by offshore special purpose companies controlled by PRC residents, who at the same time are controlling shareholders of the domestic companies, to the approval of Ministry of Trade. There are also various stringent requirements applicable to foreign acquisition of domestic companies through special purpose companies under the M&A Rules.

We undertook a corporate restructuring in the PRC in January 2008 under which Bright Stand, a company owned by Japanese citizen Mr. Kunio Yamamoto, acquired the control of PRC Yuhe and Taihong from Mr. Gao Zhentao and Mr. Gao Zhenbo, both of whom are PRC domestic residents. After consultation with China legal counsel, we do not believe that any of Messrs. Gao Zhentao or Gao Zhenbo or we are subject to the SAFE registration requirement or requirements under the M&A Rules, however, we cannot provide any assurances that we or Messrs. Gao Zhentao and Gao Zhenbo, who are both PRC domestic residents, will not be required to make or obtain any applicable registrations or approvals required by these regulations in the future. The failure or inability of Messrs. Gao Zhentao and Gao Zhenbo to comply with the registration procedures set forth therein may subject us to fines and legal sanctions, restrict our cross-border investment activities, or limit our PRC subsidiaries’ ability to distribute dividends to Bright Stand or us or obtain foreign currency-denominated loans to us.

As it is uncertain how the SAFE regulations and the M&A Rules will be interpreted or implemented, we cannot predict how these regulations will affect our business operations or future strategy, but they may have a material adverse effect on us and our business operations. For example, Messrs. Gao Zhentao and Gao Zhenbo may in the future acquire our equity interest, and there is no assurance that Chinese laws and regulations will not be implemented in such a way that in the future, if Messrs. Gao Zhentao and Gao Zhenbo buy some or all of our equity interest, Messrs. Gao Zhentao and Gao Zhenbo may not be deemed to have complied fully with SAFE regulations and the M&A Rules. We may be subject to more stringent review and approval process with respect to our foreign exchange activities, such as remittance of dividends and foreign-currency-denominated borrowings, which may adversely affect our results of operations and financial condition. In addition, if we decide to acquire a PRC domestic company, we cannot assure you that we or the owners of such company, as the case may be, will be able to obtain the necessary approvals or complete the necessary filings and registrations required by the SAFE regulations. This may restrict our ability to implement our acquisition strategy and could adversely affect our business and prospects.

We have about $10 million in outstanding bank debt and $2 million in operating lease obligations.

We presently have, and expect to continue to have, an amount of indebtedness and certain contractual obligations. Our indebtedness and contractual obligations could have important consequences to stockholders. For example, it could: increase our vulnerability to general adverse economic conditions; require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness or contracts, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, potential growth of our business and for other general corporate purposes; limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; place us at a competitive disadvantage compared to our competitors that have less debt or less contractual obligations; and limit, our ability to borrow additional funds, and failure to comply with those covenants could result in an event of default and require immediate repayment of all indebtedness or payment under the relevant contracts. Any of these events could have a material adverse effect on us. Our ability to make payments on our indebtedness and contracts and to refinance our indebtedness will depend on our ability to generate cash in the future, which is dependent on various factors. These factors include the commodity prices of feed ingredients and chicken and general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

Risks Associated with this Offering and Our Common Stock

Our stock is thinly traded and shareholders may not be able to liquidate their investment at all, or may only be able to liquidate the investment at a price less than our value.

Our common stock currently is very thinly traded and the price of our common stock may not reflect our value. Our common stock has not been traded since July 10, 2008. In the months of March and April 2008, our approximate total trading volume was, respectively, 900 and 650 post-split shares. Consequently, investors may not be able to liquidate their investment at all, or if they are able to liquidate, it may only be at a price that does not reflect the value of the business and is less than the price they paid for the shares. The most recent market trade occurred on September 24, 2008 at the price of $6.50 per share, while the price we sold our shares in the private placement on March 12, 2008 was $3.09 per share, post-split. There is a lack of any meaningful market value quotations for our shares. As the trading volume is very thin and the price is volatile, our shareholders may not be able to sell their shares at a time and price they desire and when they desire, if at all. Because the trading volume and price for our stock are low, many brokerage firms are not willing to effect transactions in the securities. Even if an investor finds a broker willing to effect a transaction in our stock, the combination of brokerage commissions, transfer fees, taxes, if any, and any other selling costs may exceed the selling price. Further, many lending institutions will not permit the use of common stock like ours as collateral for any loans.

Because we are subject to the Penny Stock Rules, sale of our stock by investors may be difficult.

We are subject to the “penny stock” rules of the Securities and Exchange Commission, or SEC. Penny stocks generally are equity securities with a price of less than $5.00. The penny stock rules require broker-dealers to deliver a standardized risk disclosure document required by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson, and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information must be given to the customer orally or in writing prior to completing the transaction and must be given to the customer in writing before or with the customer’s confirmation.

In addition, the penny stock rules require that prior to a transaction, the broker and/or dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. The penny stock rules are burdensome and may reduce purchases of any offerings and reduce the trading activity for our common stock. As long as our common stock is subject to the penny stock rules, the holders of such common stock may find it more difficult to sell their securities.

Our stock prices could decrease if a substantial number of shares are sold under Rule 144.

A substantial majority of our outstanding shares of common stock are “restricted securities” within the meaning of Rule 144 under the Securities Act of 1933, as amended, or the 1933 Act. As restricted shares, these shares may be resold only pursuant to an effective registration statement or under the requirements of Rule 144 or other applicable exemptions from registration under the 1933 Act and as required under applicable state securities laws. Rule 144 provides in essence that a person who has held restricted securities for a period of at least six months may, under certain conditions, sell every three months, in brokerage transactions, a number of shares that does not exceed the greater of 1.0% of our outstanding common stock or the average weekly trading volume of the common stock during the four weeks prior to the sale. There is no limit on the amount of restricted securities that may be sold by a non-affiliate after the restricted securities have been held by the owner for a period of one year or more. If a substantial number of shares of our stock are sold under Rule 144 or other exemption, it could cause the price of our stock to go down.

The conversion of outstanding derivative securities could cause your ownership in the Company to be diluted and may decrease the value of your investment.

Outstanding derivative securities and current and future obligations to issue our securities to various parties may dilute the value of your investment. We have issued warrants to Roth Capital Partners, LLC and WLT Brothers Capital, Inc. to purchase 476,014 shares of common stock. The warrants have a strike price equal to $3.706, have a term of three years starting from March 12, 2008 and permit cashless or cash exercise at all times that they are exercisable. The warrants are exercisable at any time 6 months after their issuance. For the length of time these warrants are outstanding and exercisable, the warrant holder will have an opportunity to profit from a rise in the market price of our common stock without assuming the risks of ownership. This may have an adverse effect on the terms upon which we can obtain additional capital. It should be expected that the warrant holder would exercise the warrants at a time when we would be able to obtain equity capital on terms more favorable than the exercise prices provided by the warrants. There are no preemptive rights in connection with our common stock.

We do not intend to pay dividends in the foreseeable future.

As a result, a return on an investment in shares of our common stock may be realized only through a sale of such shares if at all. Our board of directors does not intend to pay any dividends in the foreseeable future. We do not plan on making any cash distributions in the manner of a dividend or otherwise. Our board of directors presently intends to follow a policy of retaining all earnings, if any, for use in our business operations. The holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available therefor. To date, we have paid no dividends.

We have the right to issue additional common stock and preferred stock without the consent of shareholders. This would have the effect of diluting your ownership in us and could decrease the value of your stock.

As of October 15, 2008, we had 500 million shares of common stock authorized for issuance, among which only 15,543,330 shares of common stock were issued and outstanding. We have outstanding warrants to purchase 476,014 shares of common stock. Approximately 484 million authorized shares of common stock are available for issuance for any purpose without shareholder approval that would dilute a shareholder’s percentage ownership of us.

In addition, our articles of incorporation authorize the issuance of shares of preferred stock, the rights, preferences, designations and limitations of which may be set by the board of directors. While no preferred stock is currently outstanding or subject to be issued, the articles of incorporation have authorized issuance of up to one million shares of preferred stock in the discretion of the board of directors. Such preferred stock may be issued upon filing of amended Articles of Incorporation and the payment of required fees; no further shareholder action is required. If issued, the rights, preferences, designations and limitations of such preferred stock would be set by the board of directors and could operate to the disadvantage of the outstanding common stock. Such terms could include, among others, preferences as to dividends and distributions on liquidation.

Our major shareholders and their affiliates will control the outcome of matters requiring shareholder approval.

Our major shareholders beneficially own approximately 92% of our outstanding shares of common stock. Consequently, these shareholders have the ability, when acting together, to control the election of our directors and the outcome of corporate actions requiring shareholder approval, such as a merger or a sale of our company or a sale of all or substantially all of our assets. This concentration of voting power and control could have a significant effect in delaying, deferring or preventing an action that might otherwise be beneficial to our other shareholders and be disadvantageous to our shareholders with interests different from those of our officers, directors and affiliates. These shareholders also have significant control over our business, policies and affairs. Additionally, this significant concentration of share ownership may adversely affect the trading price for our common stock because investors often perceive disadvantages in owning stock in companies with controlling shareholders.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined in the section of this prospectus entitled “Risk Factors.” These factors may cause our actual results to differ materially from any forward-looking statement as a result of a number of risks and uncertainties, including without limitation: (a) limited amount of resources devoted to expanding our business plan; and (b) our failure to implement our business plan within the time period we originally planned to accomplish.

Such statements are intended to be covered by the safe harbor created by such provisions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results or to changes in our expectations.

USE OF PROCEEDS

Each of the Selling Security Holders will receive all of the net proceeds from the sale of shares by that shareholder. We will not receive any of the net proceeds from the sale of the shares. The Selling Security Holders will pay any underwriting discounts and commissions and expenses incurred by the Selling Security Holders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Security Holders in offering or selling their shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including without limitation blue sky registration and filing fees, and fees and expenses of our legal counsel and accountants.

DIVIDEND POLICY

Prior to our entering into the Equity Transfer Agreement, none of Bright Stand, PRC Yuhe or Taihong have declared any dividends.

We entered into a Stock Purchase Agreement, the “Stock Purchase Agreement”, with Halter Financial Investments, L.P., a Texas limited partnership, “Halter Financial”, dated as of November 6, 2007, pursuant to which we agreed to sell to Halter Financial 14,000,000 unregistered shares, equivalent to 951,996 post-split shares, of our common stock for $425,000. The transaction closed on November 16, 2007. As a result of the transaction, Halter Financial holds 14,000,000 shares, equivalent to 951,996 post-split shares, or 87.5% of our 16,000,000 shares, equivalent to 1,087,994 post-split shares, of common stock then outstanding following the completion of all matters referred to above. The Stock Purchase Agreement also required our Board of Directors to declare and pay a special cash dividend of $0.21, $3.088 post-split, per share to our shareholders on November 19, 2007. Halter Financial did not participate in such dividend. The dividend was payable to shareholders of record on November 15, 2007, which was prior to the date the shares were issued to Halter Financial under the Stock Purchase Agreement. The dividend payment date was November 19, 2007. The dividend was payable to our shareholders who held 2,000,000 shares, equivalent to 135,999 post-split shares, of our common stock and resulted in a total dividend distribution of $420,000. The funds for the dividend came from the $425,000 proceeds received from the sale of common stock to Halter Financial. Halter Financial has advised us that there is no correlation between the decision of Bright Stand to engage HFG International, Limited to provide consulting services to Bright Stand and the decision of Halter Financial to acquire a control position in First Growth. After Halter Financial became a 87.5% shareholder of First Growth pursuant to a Stock Purchase Agreement, there was a potential conflict of interest associated with an affiliate of Halter Financial, HFG International, Limited, advising Bright Stand about its purchase of a U.S. shell company, First Growth. Despite this potential conflict of interest, HFG International, Limited has informed us that its advice to Bright Stand was based on its research results into the prices paid by other groups to acquire control positions in publicly traded shell companies, which were similarly situated as First Growth at the time Bright Stand acquired First Growth.

Any future determination as to the declaration and payment of dividends on our common stock will be made at the discretion of our board of directors out of funds legally available for such purpose. We are under no contractual obligations or restrictions to declare or pay dividends on our common stock. In addition we currently have no plans to pay such dividends. However, even if we wish to pay dividends, because our cash flow is dependent on dividend distributions from our affiliated entities in China, we may be restricted from distributing dividends to our holders of common stock in the future if at the time we were unable to obtain sufficient dividend distributions from PRC Yuhe or Taihong. The board of directors currently intends to retain all earnings for use in the business for the foreseeable future. See “Risk Factors.”

MARKET FOR COMMON EQUITY

Market Information

Our common stock is quoted under the symbol, “YUII.OB” on the OTC Bulletin Board. Trading in the common stock in the over-the-counter market has been limited and sporadic and the quotations set forth below are not necessarily indicative of actual market conditions. The following sets forth high and low bid price quotations for each calendar quarter during the last two fiscal years that trading occurred or quotations were available. All prices prior to the quarter ended December 31, 2007 reflect activity in our common stock prior to the announcement of our agreement to enter into the Equity Transfer Agreement to acquire Bright Stand, which is described more fully under the section of this prospectus entitled “Transactions with Related Persons.” Further, all prices reflect inter-dealer prices without retail mark-up, mark-down, or commission and may not necessarily reflect actual transactions. The high and low sales prices for the periods presented have not been adjusted to reflect the 1: 14.70596492 reverse stock split effected on April 4, 2008:

	High*	Low*
2006 - Quarter Ended:
March 31, 2006	0.70	0.70
June 30, 2006	0.79	0.79
September 30, 2006	0.79	0.79
December 31, 2006	2.05	0.80

2007 - Quarter Ended:
March 31, 2007	2.90	1.05
June 30, 2007	1.95	0.55
September 30, 2007	0.61	0.60
December 31, 2007	1.40	0.60

2008 - Quarter Ended:
March 31, 2008	0.60	0.45
June 30, 2008	8.00	8.00
September 30, 2008	6.50	6.50

*	Source: Yahoo Finance

The most recent market trade of our common stock occurred on September 24, 2008 at the price of $6.50 per share. There is a lack of any meaningful market value quotations for our shares.

Holders

As of October 15, 2008 there were 15,543,330 shares outstanding and approximately 49 holders of record of our common stock.

Securities Authorized for Issuance under Equity Compensation Plans

We have not reserved any securities for issuance under any equity compensation plan, as we currently have not adopted any equity compensation plan.

DILUTION

We are not selling any shares in this offering. All of the shares sold in this offering will be held by the Selling Security Holders at the time of the sale, so that no dilution will result from the sale of the shares.

MANAGEMENT’S DISCUSSION AND ANALYSIS AND RESULTS OF OPERATION

You should read the following description of our results of operations and financial condition in conjunction with the section above titled “Risk Factors” and our consolidated audited financial statements presented in this prospectus. Unless otherwise specified, all dollar amounts are in U.S. dollars.

Overview

We are in the middle of the broiler chicken supply chain. We purchase baby parent breeding stocks from primary breeder farms, raise them for hatching eggs and sell live day-old broilers to the market. Our business segment along the broiler supply chain has the highest margin along the supply chain. We produce high quality day-old broilers supported by our know-how in feed ingredient composition, immunization system and breeding techniques gained through over a decade experience.

Unless otherwise noted, all dollar figures provided herein are translated into United States Dollars from Renminbi at year-end exchange rates as to assets and liabilities and average exchange rates as to revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred.

Unless otherwise noted, all historical financial information prior to March 12, 2008 refers to PRC Yuhe, which includes the accounts of Taihong.

Results of Operations - Comparison of six months period ended June 30 in 2008 and 2007

We have consolidated the results of PRC Yuhe and Taihong into our Consolidated Financial Statements from February 1, 2008 to June 30, 2008. For comparison purposes, we have provided a Pro forma Consolidated Statement of Operations for the six months ended June 30, 2008 and 2007 (please refer to F-65 and F-66 below) to provide comparable presentation to our reported results for the six months ended June 30, 2008 and 2007. We believe that providing this financial information as if we had consolidated PRC Yuhe and Taihong may assist investors in assessing historical performance between periods.

All amounts, other than percentage, in U.S. dollars

		As a percentage of net revenues			Increase/ (Decrease) Dollar ($)	Increase/ (Decrease) Percentage
	For the six months ended June 30 2008	For the six months ended June 30 2008	For the six months ended June 30 2008	For the six months ended June 30 2007	For the six months ended June 30 2008	For the three months ended June 30 2007
	(As reported)		(Pro forma)	(Pro forma)
Sales revenue	6,708,482	100.00%	8,199,811	6,037,317	2,162,494	35.82%
Costs of goods sold	4,643,247	69.21%	5,980,685	4,996,348	984,337	19.70%
Gross profit	2,065,235	30.79%	2,219,126	1,040,969	1,178,157	113.18%
Selling expenses	144,831	2.16%	173,828	154,560	19,268	12.47%
General and administrative expenses	719,211	10.72%	841,625	521,399	320,226	61.42%
Bad debts recovery	86,915	1.30%	306,808	-	306,808	-
Operating income	1,288,108	19.20%	1,510,481	365,010	1,145,471	313.82%
Interest income	4,455	0.07%	4,460	251	4,209	1677.48%
Other income	99,562	1.49%	105,166	17,987	87,179	484.69%
Interest expenses	443,120	6.61%	529,287	522,533	6,754	1.29%
Other expenses	56,342	0.84%	56,623	52,822	3,801	7.20%
Income taxes	-	0.00%	-	-	-
Net income (loss)	892,663	13.31%	1,034,197	(192,107)	1,226,304	-638.34%

Net revenue (As reported). Sales revenue of $6.7 million represents sales of 16.6 million day-old broilers from the period February 1, 2008 to June 30, 2008.

Net revenue (Pro forma). Sales revenue increased by $2.16 million, or 36%, to $8.2 million for the six months ended June 30, 2008 from $6.04 million for the six months ended June 30, 2007. The increase was driven by the increase in sales volume of our day-old broilers by 2.68 million birds, or 17%, from 15.6 million birds for the six months ended June 30, 2007 to 18.3 million birds for the six months ended June 30, 2008. Moreover, the selling price of day-old broilers increased from $0. 36 per bird for the six months ended June 30, 2007 to approximately $0.45 per bird for the six months ended June 30, 2008. (in the RMB, the selling price rose from 2.19 to 3.17 in these two periods). The increase in sales volume was a result of increase in the purchase of new breeder stock which has now grown up to reach maturity level in the second quarter of 2008. The price growth was primarily the result of an increase in the general demand for high-grade day-old broilers in North China, which in turn was largely driven by the substantial economic growth that China continued to experience for the six months ended June 30, 2008, and the consequent shortage of broilers in the market. The outbreak of avian flu in 2006 hit the poultry industry badly and the market started to rebound at the beginning of 2007, resulting in an increased demand for our day old broilers.

Cost of revenues (As reported). Our cost of revenues amounted to approximately $4.64 million, or representing approximately 69% of our sales revenue from the period February 1, 2008 to June 30, 2008.

Cost of revenues (Pro forma). Our cost of revenues increased by $0.98 million, or 20%, to $6 million for the six months ended June 30, 2008 from $5 million for the six months ended June 30, 2007. The main reason for the increase in the cost of revenues was the increase in sales volume. As a percentage of net revenues, the cost of revenues decreased by 10%, from 83% for the six months ended June 30, 2007, to 73% for the six months ended June 30, 2008. The decrease in cost of revenues as a percentage of net revenues was mainly due to an increase in the goods’ selling price, which increased by 25% in the same period from year 2007 to year 2008, offsetting by increase in the feed cost.

The feed cost proportion is approximately 50% of the total cost. The feed cost is composed of 62% of corn cost, 20% of soybean cost and 18% of other ingredients. The average unit cost of corn was RMB 1.7 and RMB 1.63 for the six months ended June 30, 2008 and 2007, an increase of 4.3%. The average unit cost of soybean was RMB 4.1 and RMB 2.57 for the six months ended June 30, 2008 and 2007, an increase of 59.5%.

Gross profits (As reported). The gross profit amounted to approximately $2.07 million from the period February 1, 2008 to June 30, 2008. Gross profit as a percentage of net revenues was approximately 30.79% from the period February 1, 2008 to June 30, 2008.

Gross profit (Pro forma). Our gross profit increased by $1.18 million to $2.22 million for the six months ended June 30, 2008 from $1.04 million for the six months ended June 30, 2007.  Gross profit as a percentage of net revenues was 27.1% for the six months ended June 30, 2008, as compared to 17.2% for the six months ended June 30, 2007. The increase was mainly attributable to the rise in sales price of our day-old broilers which was discussed above.

General and administrative expenses (As reported). Our General and administrative expenses amounted to approximately $0.72 million from the period February 1, 2008 to June 30, 2008. General and administrative expenses comprised mainly of human resources and related expenses of approximately $0.16 million, representing 22% of total general and administrative expenses, and depreciation expenses of $0.16 million, representing 22% of total general and administrative expenses.

General and administrative expenses (Pro forma).  Our General and administrative expenses increased $0.32 million, or 61%, to $0.84 million for the six months ended June 30, 2008 from $0.52 million for the six months ended June 30, 2007. The increase in General and administrative expenses was mainly due to increase in salary, maintenance, hospitality and travel expenses, property tax, amortization of land use rights, audit fee and stock based compensation expense. Salary expense increased $51,700, or 49%, as a result of increase in headcount and pay rate increase of 10%. Maintenance expense increased $19,000, over 100%, primarily due to maintenance work for one of the hatcheries to improve the condition for the broilers. Hospitality and travel expenses increased by $47,300, or over 100%. As a result of the reverse merger transaction, there was significant increase in number of travels and meetings between China and the United States. Property tax expense increased $22,000, or 94%, and amortization of land use rights increased by $15,900 or over 100%, as a result of purchase of land during the first six months of 2008. In addition, the Company incurred professional fees of $18,361 relating to the 2007 and 2006 financial statements preparation for use in the reverse merger transaction.

The Company had stock based compensation expense of $33,946 for the six months ended June 30, 2008; there was no stock based compensation expense for the comparable period in 2007. Stock based compensation expense was related to the granting of options to purchase 150,000 and 77,717 shares of the Company’s common stock at an exercise price of $3.708 to the Chief Financial Officer and each of the three independent directors, respectively. A Form of Stock Option Agreement is filed herewith as Exhibit 10.1. 33.3% of the options will vest each year after the grant date, over a period of three years. The Company uses the Black-Scholes option pricing model to calculate the grant-date fair value of an award, with the following assumptions: no dividend yield, expected volatility of 109.40%, and a risk-free interest rate of 3.00%. In determining volatility of the Company’s options, the Company used the average volatility of the Company’s stock. Based on the Black-Scholes option pricing model, the entire option was valued at $2,186,499.

Bad Debts Recovery
During the six months ended June 30, 2008, bad debts recovery was $86,915 (as reported) and $306,808 (pro forma). Bad debts recovery represents recovery of other receivables previously written off.

Selling Expenses (As reported). Our selling expenses amounted to $0.14 million from February 1, 2008 to June 30, 2008. It comprised mainly of packaging expenses of approximately $73,000, representing 42% of total selling expenses; human resources and related expenses of approximately $33,000, representing 19% of total selling expenses, and travel expense of $28,000, representing 16% of total selling expenses.

Selling Expenses (Pro forma). Our selling expenses increased by $0.019 million, or 12%, to $0.174 million for the six months ended June 30, 2008 from $0.155 million for the same period in 2007. Selling expenses consisted of packaging expenses, payroll and traveling expenses. The increase in selling expenses was primarily due to the increase in sales volume, As a percentage of net revenues, selling expenses remain at 2% for the six months ended June 30, 2008 and 2007.

Interest expenses (As reported). Interest expenses amounted to approximately $443,000 from February 1, 2008 to June 30, 2008. Interest expenses consisted primarily of interest on bank loans. As we expect to extend or roll over the loans as they come due in the near future, the interest on bank loans will remain steady in the near future.

Interest expenses (Pro forma). Interest expenses increased $0.007 million to $0.529 million for the six months ended June 30, 2008 from $0.523 million for the six months ended June 30, 2007. Interest expenses consisted primarily of interest on bank loans. As we continued to roll over the loans as they come due in the past two years, interest on bank loans for the year ended June 30, 2008 stayed almost at the same level as that for the same period of 2007.

Pro forma- Interest income (Pro forma). Interest income remained fairly consistent at $4,460 and $251 for the six months ended June 30, 2008 and 2007.

Net income  (As reported). Net profit amounted to approximately $0.89 million from February 1, 2008 to June 30, 2008, as a result of the factors described above.

Net income ( Pro forma). Net profit increased by $1.22 million to $1.03 million for the six months ended June 30, 2008 from net loss of $0.19 million for the six months ended June 30, 2007, as a result of the factors described above.

Liquidity and Capital Resources

For the period   from February 1, 2008 to June 30, 2008

We expect that our present working capital will meet our foreseeable working capital needs for the next 12 months from the date of this report.

In support of our long-term business plan, we arranged a private placement on March 12, 2008 of $18,000,000 with net amount of $15,359,523 that we received as of June 30, 2008. This fund will be used for our foreseeable expansion in 2008 and 2009.

General
As of June 30, 2008, we had cash and cash equivalents of approximately $845,565. The following table provides detailed information about our net cash flow for the six months period ended June 30, 2008.

Six months ended June 30, 2008

Net cash (used in) operating activities	(4,951,683)
Net cash (used in) investing activities	(25,311,328)
Net cash provided by financing activities	29,916,239
Effect of foreign currency translation on cash and cash equivalents	142,169
Net cash outflow	(204,603)
Cash and cash equivalents at beginning of period	1,050,168
Cash and cash equivalents at end of period	845,565

Operating Activities. Net cash used in operating activities was $4.9 million for the six months ended June 30, 2008. Net cash used in operating activities was primarily attributable to increase in inventory of $4.35 million for normal business purpose of paying inventory and the purchase of breeder stocks to replace retired breeder stocks.

Investing Activities. Net cash used in investing activities for the six months ended June 30, 2008 was $25.31 million. Net cash used in investing activities was mainly due to the acquisition of 100% common stock of PRC Yuhe and 43.75% of Taihong for approximately $10.57 million cash in January 2008. In addition, the Company transferred funds held in US dollars that were raised from a private placement to two unrelated third parties for exchanging the funds into RMB. This was a temporary arrangement to reduce foreign exchange rate risk and the Company received a portion of the notes back, resulting in a net cash outflow of $3.4 million.

The Company paid $11.89 million for capital expenditures; in which $1.32 million for acquisition of property, plant and equipment and $10.57 million for deposits paid for acquisition of land and farm construction. The Company has capital commitments amounting to $10.57 million, of which the Company has paid $9.9 million as deposits for property, plant and equipment. The Company is required to pay the remaining $0.6 million to complete the existing construction projects for the expansion of the farm and hatch houses by November 2008.

Financing Activities. Net cash from financing activities totaled $29.91 million for the six months ended June 30, 2008. The significant cash flow provided by financing activities was primarily a result of the business combination occurred during the period ended March 31, 2008. Bright Stand received $12.15 million capital contribution from its shareholder to use for acquisition of Weifang. In addition, $15.35 million of net proceeds was raised in the sale of the Company's common stock during the period ended June 30, 2008; of which 12.21 million was received during the period ended March 31, 2008. $1.75 million was released from the escrow agent as a result of hiring the new CFO and enagagement of independent directors and $1.39 subscription receivable was received by the Company during the three months ended June 30, 2008. The Company also had net cash proceeds of $1.16 million from receipt of receivables from and payments to related parties. Moreover, the Company had additional borrowings of $1.3 million during the six months ended June 30, 2008.

Loan Facilities
As of June 30, 2008, maturities of our bank loans are as follows:

As at June 30, 2008

2008	$5,748,130
2009	1,353,357
2010	3,638,057
$10,739,544

All amounts, other than percentages, are in U.S. dollars

No	Type	Contracting Party	Loan Periods	Duration	Interest rate Per annum	Amount
1	Bank loan	Nansun Rural Credit	Nov 28, 2008 - May 17, 2010	54 months	9.22%-10.51%	$8,731,337
2	Bank loan	Shuangyang Rural Credit	May 12, 2007 - Oct 12, 2008	17 months	9.33%	945,895
3	Bank loan	Hanting Kaiyuan Rural Credit Cooperative	July 1, 2007 - Jan 1, 2009	18 months	9.22%-13.31%	1,062,312
						$10,739,544

We have loan facilities from three institutions and the following are the material terms of such bank loans.

Loans from Nansun Rural Credit.

PRC Yuhe entered into four loan agreements with Nansun Rural Credit on November 28 2005, March 14, 2007, May 17, 2007 and December 10, 2007. Interest rates for the loan agreements range from 7.68% to 8.76% per annum. Nansun Rural Credit also provided four loans to Taihong from November 28, 2005 to December 5, 2007 at interest rates ranging from 9.22% to 10.51% per annum. Loans from Nansun Rural Credit had a total outstanding principal balance of $8,731,337 as of June 30, 2008. PRC Yuhe and Taihong are obligated under these loan agreements to pay interest monthly and repay the loans on their maturity dates from November 28, 2008 to May 17, 2010. The loans are used for financing of working capital. All loans are secured by the land use right and building of PRC Yuhe and Taihong with a net book value of $12,337,750 as of June 30, 2008. There are no material covenants, conditions or restrictions in PRC Yuhe's loan agreements with Nansun Rural Credit.

Loan from Shuangyang Rural Credit.

On May 12, 2007, Taihong entered into a loan agreement with Shuangyang Rural Credit. Pursuant to such loan agreement, Shuangyang Rural Credit loaned Taihong $945,895 at an interest rate of 8.76% per annum on all outstanding principal. Taihong is obligated under such loan agreement to pay interest monthly and repay the loan on its maturity date, October 12, 2008. We use the loan to finance the purchase of raw materials. The loan is secured by the plant and equipment of Taihong with a net book value of $1,180,271 as of June 30, 2008. There are no material covenants, conditions or restrictions in Taihong's loan agreements with Shuangyang Rural Credit.

Loan from Hanting Kaiyuan Rural Credit Cooperative.

On July 1, 2007, PRC Yuhe entered into a loan agreement with Hanting Kaiyuan Rural Credit Cooperative. Pursuant to the loan agreement, Hanting Kaiyuan Rural Credit Cooperative loaned PRC Yuhe $1,062,313 at an interest rate of 9.248% per annum. PRC Yuhe is obligated under such loan agreement to pay interest monthly and repay the loan on its maturity date, January 1, 2009. PRC Yuhe uses the loan to finance the purchase of raw materials. The loan is secured by the plant and equipment of PRC Yuhe with a net book value of $1,362,080 as of June 30, 2008. There are no material covenants, conditions or restrictions in PRC Yuhe's loan agreements with Hanting Kaiyuan Rural Credit Cooperative.

Due to related companies

As of June 30, 2008, the Company has $492,596 due to Weifang Hexing Breeding Co., Ltd., a company which Mr. Gao Zhentao also serves as a director. The amounts due to this related company are unsecured, interest free and have no fixed repayment date. These loans are used for working capital purposes.

Obligations Under Material Contracts

Below is a table setting forth our material contractual obligations as of June 30, 2008:

	Payment due by period
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long-Term Debt Obligations	$10,739,544	$5,748,130	$4,991,414	-	-
Due to Related Companies*	$517,400	$517,400	-	-	-
Loan Payable*	$1,096,820	$1,096,820	-
Operating Lease Obligations	$2,035,266	$76,305	$293,264	$161,740	$1,503,957
Capital Lease Obligations	-	-	-	-	-
Purchase Obligations	$10,492,701	$10,492,701	-	-	-
Other Long-Term Liabilities Reflected on the Registrant’s Balance Sheet under GAAP	-	-	-	-	-
Total	$24,881,731	$17,931,356	$5,284,678	$161,740	$1,503,957

Other than the contractual loan, due to related companies, loan payable, operating lease obligations and purchase obligations set forth above, we did not have any other long-term debt obligations, capital commitments, or other long-term liabilities as of June 30, 2008.

*  The amounts due to related companies and loan payable are unsecured, interest free and have no fixed repayment date and the lenders do have the right to demand repayment in full at any time. These loans are used for working capital purposes.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires our management to make assumptions, estimates and judgments that affect the amounts reported in the financial statements, including the notes thereto, and related disclosures of commitments and contingencies, if any. We consider our critical accounting policies to be those that require the more significant judgments and estimates in the preparation of financial statements, including the following:

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Inventory - Inventories consisting of raw materials, work in progress and finished goods are stated at lower of cost and net realizable value. The cost of inventories is determined using weighted average cost method, and includes expenditure incurred in acquiring the inventories and bringing them to their existing location and condition. Net realizable value is the estimated selling price in the ordinary course of business less any applicable selling expenses. Finished goods are comprised of direct materials, direct labor and an appropriate proportion of overhead. At each balance sheet date, inventories that are worth less than cost are written down to their net realizable value, and the difference is charged to the cost of revenues of that period.

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Trade receivable - Trade receivables are recognized and carried at the original invoice amount less allowance for any uncollectible amounts. An estimate for doubtful accounts is made when collection of the full amount is no longer probable. Bad debts are written off as incurred.

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Plant and equipment - Plant and equipment are carried at cost less accumulated depreciation. Depreciation is provided over their estimated useful lives, using the straight-line method. Estimated useful lives of the plant and equipment are as follows:

Buildings	20 years
Machinery	10 years
Vehicle	5 years
Furniture and equipment	3 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of income. The cost of maintenance and repairs is charged to income as incurred, whereas significant renewals and betterments are capitalized.

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Valuation of long-lived assets - Long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technology or other industry changes. Determination of recoverability of assets to be held and used is by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the assets.

If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. During the reporting periods, there was no impairment loss.

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Intangible assets - Intangible assets represent land use rights in the PRC. Land use rights are carried at cost and amortized on a straight-line basis over the period of rights of 50 years commencing from the date of acquisition of equitable interest. According to the laws of PRC, the government owns all of the land in PRC. Companies or individual are authorized to possess and use the land only through land usage rights approved by the PRC government.

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Guarantee Expense - The Company accounts for its liability for product guaranteed in accordance with FASB Interpretation No. 45 (FIN 45), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others."  Under FIN 45, the aggregate changes in the liability for accruals related to product warranties issued during the reporting period must be charged to expense as incurred.

The company guarantees a 98% survival rate of its product by delivering additional 2% of the product.  The guarantee expires seven days after delivery.  If the survival rate falls below 98%, the Company provides additional guarantee compensation to customers.  Based on historical experience, the likelihood that survival rate falls below 96% is remote and therefore no accrued guarantee liability was recorded at period end.  The Company records guarantee expense as incurred.

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Revenue recognition - Net revenue is recognized when the third-party distributors and broiler farms and integrated chicken companies take delivery and acceptance of products.  The Company treats both the distributors and broiler farms and integrated chicken companies as end customers.  The price is fixed or determinable as stated in the sales contract, and the collectibility is reasonably assured.  Customers do not have a general right of return on products delivered.

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Use of estimates- The preparation of the Company’s financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The financial statements include some amounts that are based on management’s best estimates and judgments. These accounts and estimates include, but are not limited to, the valuation of accounts receivable, other receivables, inventories, deferred income taxes, and the estimation on useful lives of plant and equipment. These estimates may be adjusted as more current information becomes available, and any adjustment could be significant.

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Significant Estimates - Relating to Specific Financial Statement Accounts and Transactions Are Identified - The financial statements include some amounts that are based on management’s best estimates and judgments. The most significant estimates relate to allowance for uncollectible accounts receivable, inventory work in process valuation and obsolescence, depreciation, useful lives, taxes, and contingencies. These estimates may be adjusted as more current information becomes available, and any adjustment could be significant .

Effects of Inflation

Inflation and changing prices have not had a material effect on our business and we do not expect that inflation or changing prices will materially affect our business in the foreseeable future. However, the impact of inflation on PRC Yuhe and Taihong may not be readily recoverable in the prices of our products.

Off Balance Sheet Arrangements

We do not have any off balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity or capital expenditures or capital resources that is material to an investor in our securities.

Seasonality

Our business has been subject to material seasonal variations in operations for the normal life cycle of 66 weeks of the breeder stock. Breeder stock produced eggs at their mature stage, around weeks 28 - 60 and therefore, our business will have seasonal variation on the early and aged stage of the breeder stock. In addition, we normally raised a new batch of breeder stock after the aged breeder stock retires and is sold. This impact of seasonality can be resolved when we expand our batches of breeder stocks.

Results of Operations – Comparison of year ended December 31 in 2007 and 2006

The following tables set forth key components of our results of operations for the periods indicated, both in dollars and as a percentage of our revenues. The financial information below pertains to the consolidated results of operations of PRC Yuhe, which include the accounts of Taihong:-

	All amounts, other than percentage, in U.S. dollars		As a percentage of net revenues
	For the year December 31		For the year December 31
	2007	2006	2007	2006

Sales revenue	22,075,224	14,595,716	100.00%	100.00%
Costs of goods sold	13,502,545	15,483,641	61.17%	106.08%
Gross profit/(loss)	8,572,679	(887,925)	38.83%	(6.08)%
Selling expenses	312,927	430,122	1.42%	2.95%
General and administrative expenses	1,341,987	1,279,238	6.08%	8.76%
Operating (loss) income	6,917,765	(2,597,285)	31.34%	(17.79)%
Interest income	796	9,553	0.00%	0.07%
Interest expenses	924,845	971,785	4.19%	6.66%
Investment losses	101,264	152,521	0.46%	1.04%
Profit (loss) on disposal of fixed assets	(5,180)	172,314	(0.02)%	1.18%
Income taxes	-	-	0.00%	0.00%
Net income (loss) before minority interests	5,887,272	(3,539,724)	26.67%	(24.25)%
Minority interests (earnings) loss	61,392	(68,387)	0.28%	(0.47)%
Net income (loss)	5,948,664	(3,608,111)	26.95%	(24.72)%

	All amounts, other than percentage, in U.S. dollars		Increase/ (Decrease) Dollar ($)	Increase/ (Decrease) Percentage
	For the year December 31
	2007	2006

Sales revenue	22,075,224	14,595,716	7,479,508	51.24%
Costs of goods sold	13,502,545	15,483,641	(1,981,096)	(12.79)%
Gross profit/(loss)	8,572,679	(887,925)	9,460,604	1065.47%
Selling expenses	312,927	430,122	(117,195)	(27.25)%
General and administrative expenses	1,341,987	1,279,238	62,749	4.91%
Operating (loss) income	6,917,765	(2,597,285)	9,515,050	366.35%
Interest income	796	9,553	(8,757)	(91.67)%
Interest expenses	924,845	971,785	(46,940)	(4.83)%
Investment losses	101,264	152,521	(51,257)	(33.61)%
Profit (loss) on disposal of fixed assets	(5,180)	172,314	(177,494)	(103.01)%
Income taxes	-	-	-	-
Net income (loss) before minority interests	5,887,272	(3,539,724)	9,426,996	266.32%
Minority interests (earnings) loss	61,392	(68,387)	129,779	189.77%
Net income (loss)	5,948,664	(3,608,111)	9,556,775	264.87%

Net revenue. Sales revenue increased by $7.48 million, or 51.24%, to $22.08 million for the year ended December 31, 2007 from $14.60 million for the year ended December 31, 2006. The increase was driven by the rise in average selling price of our day-old broilers, partially offset by the decrease in quantity of day-old-broilers sold. Sales volume, in terms of number of day-old broilers, decreased by 6.3 million or 12.63% from 49.88 million for year ended December 31, 2006 to 43.58 million birds for the year ended December 31, 2007. The decrease in sales volume was a result of shortage of supply due to the outbreak of avian flu in 2006 and affected the supply for part of 2007. At the same time, the average selling price of day-old broiler surged dramatically from approximately $0.259 per bird for the year months ended December 31, 2006 to $0.494 per bird for the year ended December 31, 2007, or an increase of 90.73%. The price growth was primarily the result of an increase in the general demand for high-grade day-old broilers in North China, which in turn was largely driven by the substantial economic growth that China continued to experience for the year ended December 31, 2007 and the consequent shortage of broilers in the market. The outbreak of avian flu in 2006 hit the poultry industry badly and the market started to rebound at the beginning of 2007, resulting in a huge demand for our day old broilers. Those third generation stock are imported and the import volume is closely controlled by the PRC government. We have not seen an increasing trend of the import volume.

In response to these recent increases in consumer demand, we increased our maximum parent breeder stock manufacturing capacity to approximately 0.72 million sets by December 2007. We anticipate that North China’s strong economic growth will continue in 2008 and believe that this growth will drive a strong demand for high-grade, day-old broilers. In response to this strong demand in the market, we hope to increase our market share by increasing capacity in the next couple of years.

Sales of retired breeding stocks increased $0.02 million, or 1.79%, from $0.91 million for the year ended December 31, 2006 to $0.93 million for the year ended December 31, 2007. This dollar increase is primarily a result of appreciation in exchange rate of Renminbi (or Chinese Yuan) to US dollars during 2007; the sales of retired breeding stocks in Renminbi decreased by 2.86%. The sales quantity of retired breeding stocks dropped 1.04 million kilograms, or 47.74% while the average unit price increased by 85.63%. The significant revenue from the sale of retired breeding stocks in 2006 was in response to the effects of an outbreak of avian influenza in China during 2006 and we do not expect such sales to generate a significant portion of our income in the future.

Since almost all the products of Taihong are supplied to its parent, PRC Yuhe, revenue contributed from Taihong’s external sales comprised only 2.30% and 8.51% of our total revenues for the years ended December 31, 2007 and 2006, respectively, and are expected to constitute less than 10% of our annual revenues for the foreseeable future.

“ Cost of revenues. Our cost of revenues decreased by $1.98 million, or 12.79%, to $13.50 million for the year ended December 31, 2007 from $15.48 million for the year ended December 31, 2006. The decrease is attributable to a decrease of 10.9% in the number of breeder stock sold in 2007 compared to 2006. In addition, unit cost fell by 6%, from RMB 2.52 per breeder stock in 2006 to RMB 2.36 in 2007. Overall unit cost decreased despite increases in the feed price is due to insignificant impact of the 20% increase within certain components of feed cost, which accounted for 50% of total unit cost. The feed cost is composed of 62% of corn cost, 20% of soybean cost and 18% of other ingredients. The average unit cost of corn was RMB 1.64 in 2007 and RMB 1.35 in 2006, an increase of 21%. The average unit cost of soybean was RMB 2.84 in 2007 and RMB 2.37 in 2006, an increase of 20%. The other 50% of total unit cost comprised of cost of breeder stock and allocation of overhead cost. Overall decreases in these costs from 2006 to 2007 more than offset increases in feed cost per unit.

As a percentage of net revenues, the cost of revenues decreased by 44.91%, from 106.08% for the year ended December 31, 2006 to 61.17% for the year ended December 31, 2007. The decrease in cost of revenues as a percentage of net revenues was mainly due to an increase in average selling price while the unit cost remained fairly consistent. Since the third generation breeder stock is imported and the import volume is closely controlled by the PRC government, we expect that the price of parent breeding stocks will increase slightly in the coming year, compared to the current price of breeding stocks. Since the breeding stocks account for only approximately 7% of cost per day old broiler, the slight increase in breeding stocks price has little effect on the cost of revenues in the near future.

Gross profit. Our gross profit increased by $9.46 million to $8.57 million for the year ended December 31, 2007 from gross loss of $0.89 million for the year ended December 31, 2006. Gross profit as a percentage of net revenues was 38.83% for the year ended December 31, 2007, as compared to (6.08%) for the year ended December 31, 2006. The increase was mainly attributable to the rise in average selling price of our day-old broilers, as partially offset by relatively stable unit cost as discussed above and also due to reduction in selling price in 2006 as a result of the avian influenza outbreak as discussed below.

The avian influenza outbreak did not spread over our farms; therefore, there was no direct loss from the death of day-old broilers and parent breeders. However, the terror from avian influenza arose throughout the PRC which caused the significant decrease in the price of day-old broilers and parent breeders. Our average unit price of a day-old broiler decreased from $0.31, or RMB2.54, in 2005 to $0.15, or RMB1.19, with our unit cost of $0.23, or RMB1.81, during the disaster in 2006, The decrease in average unit price contributed $2.16 million, or RMB 17.3 million to $0.89 million total goods loss in 2006.

To generate cash flow for operation at the time, we sold 730,000 parent breeders. While our average unit cost of a parent breeder was $4.32, or RMB 34.51, we sold these parent breeders at unit price of $1.25, or RMB 9.965, contributed $2.26 million, or RMB 18 million to the total loss in 2006. In addition to quantifiable loss in the sale of parent breeders as mentioned above, the sale of parent breeders led to a reduction in revenue that is difficult to quantify. These parent breeders had just grown up at the time and were ready to produce eggs that can be hatched into day-old broilers. By selling these parent breeders, we had less day-old broilers for sale, which contributed to a decrease in revenue. We suffered a total gross loss for the year ended December 31, 2006 of   $0.89 million, or RMB 7.1 million.

General and administrative expenses. Our General and administrative expenses increased $0.06 million, or 4.91%, to $1.34 million for the year ended December 31, 2007 from $1.28 million for the year ended December 31, 2006. The increase in the amount of general and administrative expenses was mainly due to the appreciation in exchange rate of Renminbi to US dollars during the year 2007, while general and administrative expenses in Renminbi remain steady during the year. As a percentage of net revenues, administrative expenses decreased to 6.08% for the year ended December 31, 2007 as compared to 8.76% for the year ended December 31, 2006.

Selling Expenses. Our selling expenses decreased by $0.12 million, or 27.25%, to $0.31 million for the year ended December 31, 2007 from $0.43 million for the same period in 2006. Selling expenses consist of packaging expenses, payroll and traveling expenses. The decrease in selling expenses was primarily due to the decreased sales volume and hence decreases in usage of packaging materials, more efficient controls of our payroll and traveling expenses for the staff in our marketing department for the year ended December 31, 2007.

Interest expenses. Interest expenses decreased $0.05 million to $0.92 million for the year ended December 31, 2007 from $0.97 million for the year 2006. Interest expenses consist primarily of interest on bank loans. As we continued to roll over the loans as they come due in the past two years, the interest on bank loans for the year ended December 31, 2007 is almost the same level as the one for the year 2006. The minor difference in interest expenses was mainly due to the appreciation in exchange rate of Renminbi to US dollars during the year 2007.

Interest income. Interest income decreased by approximately $8,800 to $800 for the year ended December 31, 2007 from $9,600 for the year ended December 31, 2006. The decrease was commensurable with the decrease in cash and cash equivalent of approximately $563,000 as of December 31, 2006 to approximately $47,000 as of December 31, 2007. Interest income consists mainly of interest on cash deposited with banks.

Investment losses. Investment losses   decreased by approximately $51,000 from approximately $152,000 for the year ended December 31, 2006 to $101,000 for the year ended December 31, 2007. The decrease in investment losses resulted from a corresponding decrease in the share of losses in an affiliate company in PRC, Weifang Jiaweike Food Co., Ltd, which had been disposed during the year ended December 31, 2007.

Gain (loss) on disposal of fixed assets. Gain on disposal of fixed assets decreased by approximately $177,000 from approximately $172,000 for the year ended December 31, 2006 to a loss of $5,000 for the year ended December 31, 2007. The profit on disposal of fixed assets for the year ended December 31, 2006 related mainly to the disposal of the three henhouses for business operational reasons, which consists of building, land use rights and others, while there is no corresponding disposal for the year ended December 31, 2007.

Provision for Income Taxes. PRC Yuhe was entitled to an exemption from Chinese enterprises income tax (EIT), due to the fact that PRC Yuhe has been recognized as “the national leading agricultural enterprise”. In accordance with the relevant regulations regarding the tax exemption, PRC Yuhe is tax-exempt as long as it is recognized as “the national leading agricultural enterprise”. As a result, PRC Yuhe incurred no income tax expense for the years ended December 31, 2007 and 2006.

In December of 2007, the PRC government announced the elimination of income taxes on poultry producers, effective as of January 1,   2008.

In accordance with the relevant tax laws and regulations of PRC, our other PRC subsidiary Taihong is subject to the enterprise income tax rate of 33%. Since Taihong has been operating at a loss, there was no tax expenses incurred for the year 2007 and 2006.

Net Income. Net income increased by $9.56 million, to $5.95 million for the year ended December 31, 2007 from net loss of $3.61 million for the year ended December 31, 2006, as a result of the factors described above.

Liquidity and Capital Resources

General
As of December 31, 2007, we had cash and cash equivalents of approximately $47,000. The following table provides detailed information about our net cash flow for all financial statements periods presented in this report.

	Year ended December 31
	2007	2006

Net cash provided by operating activities	5,151,143	2,837,795
Net cash (used in) investing activities	(3,879,085)	(575,700)
Net cash (used in) financing activities	(1,804,359)	(2,153,324)
Effect of foreign currency translation on cash and cash equivalents	16,694	16,614
Net cash (outflow) / inflow	(515,607)	125,385
Cash and cash equivalents at beginning of period	563,062	437,677
Cash and cash equivalents at end of period	47,455	563,062

Operating Activities. Net cash provided by operating activities was $5.15 million for the year ended December 31, 2007, an increase of $2.31 million, or 81.52% from the $2.84 million net cash provided by operating activities for the year ended December 31, 2006. Such increase of net cash provided by operating activities was primarily attributable to a $9.56 million net income increase, from a net loss of $3.61 million for the year ended December 31, 2006 to net income of $5.95 million for the year ended December 31, 2007.

The increase in operating cash flow for the year ended December 31, 2007 is mainly attributable to the net income of $5.95 million, non-cash adjustment of depreciation of $1.45 million, which was partially offset by decrease in accounts payables of $2.29 million. The improved net income primarily resulted from the recovery of demand for our products after the avian influenza outbreak in 2006 as discussed under “Results of Operations”. The decrease in accounts payable is a result of a higher than normal accounts payable balance at December 31, 2006. In order to maintain adequate cash flow for operation during the influenza outbreak in 2006, the Company requested from its suppliers a longer repayment term, which resulted in the increase of accounts payable at December 31, 2006 in the amount of approximately $3 million. The delayed payment of 2006 accounts payable contributed to increase cash flow used to pay down these payables in 2007.

The positive operating cash flow for the year ended December 31, 2006 is mainly due to non-cash adjustment of $1.37 million relating to written off of inventories, depreciation of $1.45 million, a $2.99 million increase in accounts payables, increase in deferred expenses of $0.28 million, and increase in payroll and payroll related liabilities of $0.28 million, which were partially offset by the net loss of $3.61 million. The net loss for the year ended December 31, 2006 was mainly due to the outbreak of avian flu in China during the year. As a result of the depressed market condition for the year ended December 31, 2006, the Company retired a large amount of breeding stocks which caused $1.37 million inventories written off and delayed payments of accounts payables to keep enough cash flow for operations.

Investing Activities. Our cash provided by/used in investing activities primarily consists of payments related to the acquisition or the sale of property, plant and equipment, and payments related to the sale of our shareholding on an unlisted company, etc.

Net cash used in investing activities for the year ended December 31, 2007 was $3.88 million, representing an increase of $3.3 million, or 574.24%, from net cash used in investing activities of $0.58 million in 2006. The net cash used in investing activities was mainly used for the construction of breeding and hatching houses, as reflected in construction in progress. In addition, the Company transferred US dollars funds raised from a private placement to a third party company for exchanging the funds into RMB; however, the Company has not received the funds back at December 31, 2007, which resulted in cash outflow of $2.19 million.

We intend to spend an additional $1.77 million in 2008 to complete the construction in progress which includes $1.3 million of construction costs for hatching houses and $0.47 million to purchase machinery and equipment. The estimated time of completion is approximately at the end of year 2008.

In addition to the current construction in progress, we intend to spend another $8.73 million in aggregate in 2008 to expand our production capacity. This includes $4.27 million and $4.46 million in the construction of breeding and hatching houses, and the purchase of machinery and equipment, respectively. Construction for this project has not started and no contract has been signed. We intend to finance the expansion using the funds raised in the March 12, 2008 private placement.

The net cash used in investing activities for the year ended December 31, 2006 of $0.58 million is mainly a combination of advances to related parties of $1.50 million, which was partially offset by proceeds from disposal of property, plant and equipment of $1.49 million. Due to bad market condition in 2006, we sold some unused plant and equipment to generate enough cash flow for our operations.

Financing Activities. Net cash used in financing activities totaled $1.80 million for the year ended December 31, 2007, representing a decrease of $0.35 million from the year ended December 31, 2006. Net cash used in financing activities for the year ended December 31, 2007 was primarily the result of repayment of related parties payables of $1.67 million.

Net cash used in financing activities was $2.15 million for the year ended December 31, 2006, which was a combination of repayment of related parties payables of $6.04 million, repayment of loans payables of $1.14 million, partially offset by $5.02 million of proceeds from additional borrowings from banks.
Loan Facilities

As of December 31, 2007, future maturities for our bank loans are as follows:

2007

2008	$4,306,750
2009	2,638,738
2010	3,418,056

$10,363,544

All amounts, other than percentages, are in U.S. dollars

No	Type	Contracting Party	Loan Periods	Duration	Interest rate Per annum	Amount
1	Bank loan	Nansun Rural Credit	Nov 28, 2008 – May 17, 2010	54 months	9.22%-10.51%	$8,203,333
2	Bank loan	Shuangyang Rural Credit	May 12, 2007 – Oct 12, 2008	17 months	9.33%	$888,694
3	Bank loan	Hanting Kaiyuan Rural Credit Cooperative	July 1, 2007 – Jan 10, 2009	18 months	9.22%-13.31%	$874,555
4	Bank loan	Hanting Rural Credit Cooperative	Nov 10, 2006 – Nov 8, 2009	36 months	8.19%	$396,962
						$10,363,544

We have loan facilities from four institutions and the following are the material terms of such bank loans:

Loans from Nansun Rural Credit.

PRC Yuhe entered into three loan agreements with Nansun Rural Credit on November 28 2005, May 17, 2007 and March 23, 2007. Interest rates for the loan agreements range from 9.22% to 10.51% per annum. Nansun Rural Credit also provided four loans to Taihong from November 28, 2005 to December 5, 2007 at interest rates ranging from 9.22% to 10.51% per annum. Loans from Nansun Rural Credit totaled $8,203,333 as of December 31, 2007. PRC Yuhe and Taihong are obligated under these loan agreements to pay interest monthly and repay the loans on their maturity dates from November 28, 2008 to May 17, 2010. The loans are used for financing of working capital. All loans are secured by the land use right and building of PRC Yuhe and Taihong with a net book value of $11,842,626 at December 31, 2007. There are no material covenants, conditions or restrictions in PRC Yuhe’s loan agreements with Nansun Rural Credit.

Loan from Shuangyang Rural Credit.

On May 12, 2007, Taihong entered into a loan agreement with Shuangyang Rural Credit. Pursuant to such loan agreement, Shuangyang Rural Credit loaned Taihong $888,694 at an interest rate of 9.33% per annum on all outstanding principal. Taihong is obligated under such loan agreement to pay interest monthly and repay the loan on its maturity date, October 12, 2008. We use the loan to finance the purchase of raw materials. The loan is secured by the plant and equipment of Taihong with a net book value of $1,223,611 at December 31, 2007. There are no material covenants, conditions or restrictions in Taihong’s loan agreements with Shuangyang Rural Credit.

Loan from Hanting Kaiyuan Rural Credit Cooperative.

On July 1, 2007, PRC Yuhe entered into a loan agreement with Hanting Kaiyuan Rural Credit Cooperative. Pursuant to the loan agreement, Hanting Kaiyuan Rural Credit Cooperative loaned PRC Yuhe $874,555 at an interest rate of 11.088% per annum. PRC Yuhe is obligated under such loan agreement to pay interest monthly and repay the loan on its maturity date, January 1, 2009. PRC Yuhe uses the loan to finance the purchase of raw materials. The loan is secured by the plant and equipment of PRC Yuhe with a net book value of $1,407,683 at December 31, 2007. There are no material covenants, conditions or restrictions in PRC Yuhe’s loan agreements with Hanting Kaiyuan Rural Credit Cooperative.

Loan from Hanting Rural Credit Cooperative.

On November 10, 2006, PRC Yuhe entered into a loan agreement with Hanting Rural Credit Cooperative, for a loan in the principal amount of $396,962. The interest rate for this loan is 8.19% per annum and the loan has a maturity date of November 8, 2009. PRC Yuhe uses the loan to finance working capital. There is no collateral requirement for this loan. There are no material covenants, conditions or restrictions in PRC Yuhe’s loan agreements with Hanting Rural Credit Cooperative.

Obligations Under Material Contracts

Below is a table setting forth our material contractual obligations as of December 31, 2007. The amounts listed in the Contractual Obligation table are solely for property leases:

	Payment due by period

	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Contractual Obligations
Contractual Loans Obligations	$10,363,544	$4,306,750	$6,056,794	$-	$-
Due to Related Companies*	$1,000,000	$1,000,000	$-	$-	$-
Loan Payable*	$3,268,087	$3,268,087	$-	$-	$-
Operating Lease Obligations	$2,012,115	$145,422	$279,451	$154,122	$1,433,120
Capital Lease Obligations	$-	$-	$-	$-	$-
Purchase Obligations	$-	$-	$-	$-	$-
Other Long-Term Liabilities Reflected on the Registrant’s Balance Sheet under GAAP	$-	$-	$-	$-	$-
Total	$16,643,746	$8,720,259	$6,336,245	$154,122	$1,433,120

Other than the contractual loans due to related companies, operating lease obligations, and loan payable set forth above, we did not have any other long-term debt obligations, capital commitments, purchase obligations or other long-term liabilities as of December 31, 2007.

*The amounts due to related companies and loan payable are unsecured, interest free and have no fixed repayment dates. These loans are used for working capital purposes.

The table above does not include any amounts due to related parties transactions.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires our management to make assumptions, estimates and judgments that affect the amounts reported in the financial statements, including the notes thereto, and related disclosures of commitments and contingencies, if any. We consider our critical accounting policies to be those that require the more significant judgments and estimates in the preparation of financial statements, including the following:

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Inventory - Inventories consisting of raw materials, work in progress and finished goods are stated at lower of cost and net realizable value. The cost of inventories is determined using weighted average cost method, and includes expenditure incurred in acquiring the inventories and bringing them to their existing location and condition. Net realizable value is the estimated selling price in the ordinary course of business less any applicable selling expenses. Finished goods are comprised of direct materials, direct labor and an appropriate proportion of overhead. At each balance sheet date, inventories that are worth less than cost are written down to their net realizable value, and the difference is charged to the cost of revenues of that period.

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Trade receivable – Trade receivables are recognized and carried at the original invoice amount less allowance for any uncollectible amounts. An estimate for doubtful accounts is made when collection of the full amount is no longer probable. Bad debts are written off as incurred. It is a common industry practice in the PRC that customers pay in advance before delivery of the products. As a result, the Company maintains a low level of trade receivables.

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Plant and equipment - Plant and equipment are carried at cost less accumulated depreciation. Depreciation is provided over their estimated useful lives, using the straight-line method. Estimated useful lives of the plant and equipment are as follows:

Buildings	20 years
Machinery	10 years
Vehicle	5 years
Furniture and equipment	3 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of income. The cost of maintenance and repairs is charged to income as incurred, whereas significant renewals and betterments are capitalized.

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Valuation of long-lived assets - Long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technology or other industry changes. Determination of recoverability of assets to be held and used is by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the assets.

If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. During the reporting periods, there was no impairment loss.

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Intangible assets - Intangible assets represent land use rights in the PRC. Land use rights are carried at cost and amortized on a straight-line basis over the period of rights of 50 years commencing from the date of acquisition of equitable interest. According to the laws of PRC, the government owns all of the land in PRC. Companies or individuals are authorized to possess and use the land only through land usage rights approved by the PRC government.

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Guarantee Expense - The Company accounts for its liability for product guaranteed in accordance with FASB Interpretation No. 45 (FIN 45), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." Under FIN 45, the aggregate changes in the liability for accruals related to product warranties issued during the reporting period must be charged to expense as incurred.

The company guarantees a 98% survival rate of its product by delivering additional 2% of the product. The guarantee expires seven days after delivery. If the survival rate falls below 98%, the Company provides additional guarantee compensation to customers. Based on historical experience, the likelihood that survival rate falls below 96% is remote and therefore no accrued guarantee liability was recorded at year-end. The Company records guarantee expense as incurred.

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Revenue recognition – Revenue from sales of the Company’s products is recognized when the significant risks and rewards of ownership have been transferred to the third-party distributors and larger producers at the time when the products are delivered to and accepted by them, the sales price is fixed or determinable as stated in the sales contract, and collection is reasonably assured. Customers do not have a general right of return on products delivered.

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Use of estimates - The preparation of the Company’s financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The financial statements include some amounts that are based on management’s best estimates and judgments. These accounts and estimates include, but are not limited to, the valuation of accounts receivable, other receivables, inventories, deferred income taxes, and the estimation on useful lives of plant and equipment. These estimates may be adjusted as more current information becomes available, and any adjustment could be significant.

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Significant Estimates Relating to Specific Financial Statement Accounts and Transactions Are Identified - The financial statements include some amounts that are based on management’s best estimates and judgments. The most significant estimates relate to allowance for uncollectible accounts receivable, inventory work in process valuation and obsolescence, depreciation, useful lives, taxes, and contingencies. These estimates may be adjusted as more current information becomes available, and any adjustment could be significant.

Effects of Inflation

Inflation and changing prices have not had a material effect on our business and we do not expect that inflation or changing prices will materially affect our business in the foreseeable future. However, the impact of inflation on PRC Yuhe and Taihong may not be readily recoverable in the prices of our products.

Off Balance Sheet Arrangements

We do not have any off balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity or capital expenditures or capital resources that is material to an investor in our securities.

Seasonality

Our operating results and operating cash flows historically have been subject to seasonal variations. Demand for our day-old broilers generally decreases in May and June. Since our ultimate clients are mostly farmers and the second quarter is their busy season for reaping, farmers have little idle time to raise broilers during these months.

The other low season for our products is from the second half of December to the first half of January, which we believe is caused by a Chinese cultural taboo on animal slaughter during the Chinese New Year holiday, which occurs between late January and early February. Because it usually takes approximately 45 days for a day-old broiler to reach market weight, we experience reduced demand for our day-old broilers during the period from 30 to 60 days prior to the Chinese New Year holiday period. In addition, since most farmers are likely to rest during the Chinese New Year holiday, rather than work, February would be another low season for our products.

BUSINESS

Overview

Through our operating subsidiaries, we are a supplier of day-old chickens raised for meat production, or broilers, in the People’s Republic of China, which is also commonly referred to as the “PRC” or “China”. We purchase parent breeding stock from breeder farms, raise them to produce hatchling eggs, and hatch the eggs to day-old broilers. Currently, we operate ten breeder farms and two hatcheries with a total annual capacity of 708,000 sets of breeders and 80 hatchers through our wholly owned subsidiary, Weifang Yuhe Poultry Co. Ltd., or PRC Yuhe. Our day-old broilers are primarily purchased by broiler farms and integrated chicken companies for the purpose of raising them to market-weight broilers. Our customers are located in the ten provinces and special municipalities centered around Shandong Province, which are Jiangsu, Anhui, Henan, Hebei, Jilin, Liaoning, Heilongjiang, Tianjin, Beijing, and Shanghai. In connection with our day-old broiler business, we also operate a feed stock company named Weifang Taihong Feed Co. Ltd., or Taihong, whose primary purpose is to supply feed stock to our breeders. Our operations are conducted exclusively by our subsidiaries PRC Yuhe and Taihong in China.

Our principal executive office is located at 301 Hailong Street, Hanting District, Weifang, Shandong Province, The People’s Republic of China. Our Internet address is http://www.yuhepoultry.com.

Unless otherwise noted, all historical information prior to March 12, 2008 refers to PRC Yuhe and Taihong.

History and Background

First Growth Investors, Inc.

First Growth Investors, Inc., or First Growth, was incorporated under the laws of the State of Nevada on September 9, 1997.

First Growth was formed to buy and sell vintage wines. While the initial purchase of wines was eventually resold at a profit, First Growth did not continue to be successful in this venture. This business was not successful, and operations were eventually discontinued with the final sale of inventory occurring in 2003. Since 2003 First Growth was not engaged in any substantive business activities or operations prior to the acquisition of Bright Stand described below.

We entered into a Stock Purchase Agreement, the “Stock Purchase Agreement”, with Halter Financial Investments, L.P., a Texas limited partnership, “Halter Financial”, dated as of November 6, 2007, pursuant to which we agreed to sell to Halter Financial 14,000,000 unregistered shares, equivalent to 951,996 post-split shares, of our common stock for $425,000.

Halter Financial and the then serving members of the Board of Directors of First Growth entered into arm’s length negotiations regarding the acquisition of Halter Financial’s ownership interest. The amount paid was based on the business prospects of First Growth and the perceived value of a control position in similarly situated publicly-traded shell corporations. The transaction closed on November 16, 2007. As a result of the transaction, Halter Financial held 14,000,000 shares, equivalent to 951,996 post-split shares, or 87.5% of our 16,000,000 shares, equivalent to 1,087,994 post-split shares, of common stock then outstanding following the completion. The 87.5% interest purchased by Halter Financial was fairly valued at $425,000. Halter Financial advised First Growth that its purchase price was based on the results of its research into the prices paid by other groups to acquire control positions in publicly-traded shell companies similarly situated as First Growth at the time Halter Financial acquired its position in First Growth. The Stock Purchase Agreement also required our Board of Directors to declare and pay a special cash dividend of $0.21, $3.088 post-split, per share to our shareholders on November 19, 2007. Halter Financial did not participate in such dividend. The dividend was payable to shareholders of record on November 15, 2007, which was prior to the date the shares were issued to Halter Financial under the Stock Purchase Agreement. The dividend payment date was November 19, 2007. The dividend was payable to our shareholders who held 2,000,000 shares, equivalent to 135,999 post-split shares, of our common stock and resulted in a total dividend distribution of $420,000. The funds for the dividend came from the $425,000 proceeds received from the sale of common stock to Halter Financial. Mr. Richard Crimmins was appointed as an officer and director of First Growth at the request of Halter Financial as a result of the change in control transaction whereby Halter Financial became First Growth’s principal shareholder. Richard Crimmins is neither an officer, director nor shareholder of Halter Financial. Prior to November 2007, neither Halter Financial nor its affiliates had a material relationship with any of First Growth’s shareholders. After Halter Financial became a 87.5% shareholder of First Growth pursuant to a Stock Purchase Agreement, there was a potential conflict of interest associated with an affiliate of Halter Financial, HFG International, Limited, advising Bright Stand about its purchase of a U.S. shell company, First Growth. Despite this potential conflict of interest, HFG International, Limited has informed us that its advice to Bright Stand was based on its research results into the prices paid by other groups to acquire control positions in publicly traded shell companies, which were similarly situated as First Growth at the time Bright Stand acquired First Growth.

Bright Stand International Co., Ltd.

Bright Stand International Co., Ltd., or Bright Stand, was incorporated on August 3, 2007 and it has a registered capital of $100. Bright Stand did not have any operating activities from August 3, 2007 (inception) to March 12, 2008. Kunio Yamamoto, a Japanese citizen, was the sole shareholder of Bright Stand through March 12, 2008.

Weifang Yuhe Poultry Co., Ltd.

PRC Yuhe is the wholly owned subsidiary of Bright Stand. PRC Yuhe was founded in March 1996 by Gao Zhentao and Sun Haoguo, with each of them owning, respectively, 60% and 40% of its equity interests. From its formation through its acquisition by Bright Stand, PRC Yuhe was effectively controlled by Gao Zhentao, our chief executive officer. The principal business of PRC Yuhe is breeding poultry, hatchlings and selling chicks.

Weifang Taihong Feed Co., Ltd.

Taihong was founded in May 2003 by Shandong Yuhe Food Group Co., Ltd., “Yuhe Group”, a PRC company based in Shandong Province, and Gao Zhenbo, the brother of our chief executive officer, Gao Zhentao, with Yuhe Group and Mr. Gao owning, respectively, 56.25% and 43.75% of its equity interests. Yuhe Group is an entity controlled by our chief executive officer, Gao Zhentao, and his brother, Gao Zhenbo. The principal business of Taihong is the production and sale of feed and feed additives, primarily to PRC Yuhe. On September 14, 2007 Yuhe Group transferred all of its interests in Taihong to PRC Yuhe in a reorganization of equity interest under common control. The 43.75% equity stake in Taihong owned by Gao Zhenbo was subsequently transferred to Bright Stand in the course of the corporate reorganization transactions described more fully below.

Corporate Reorganization Transactions

HFG International, Limited, an affiliate of Halter Financial, was engaged by Bright Stand to provide consulting services related to Bright Stand’s efforts to complete a combination transaction with a US domiciled publicly-traded “shell corporation” and other post transaction matters. HFG International, Limited introduced Bright Stand to First Growth. There is no correlation between the decision of Bright Stand to engage HFG International, Limited to provide consulting services to Bright Stand and the decision of Halter Financial to acquire a control position in First Growth. After Halter Financial became a 87.5% shareholder of First Growth pursuant to a Stock Purchase Agreement, there was a potential conflict of interest associated with an affiliate of Halter Financial, HFG International, Limited, advising Bright Stand about its purchase of a U.S. shell company, First Growth. Despite this potential conflict of interest, HFG International, Limited has informed us that its advice to Bright Stand was based on its research results into the prices paid by other groups to acquire control positions in publicly traded shell companies, which were similarly situated as First Growth at the time Bright Stand acquired First Growth.After a diligence review by counsel for Bright Stand, the principal shareholder of Bright Stand elected to enter into the exchange transaction contemplated by the equity transfer agreement filed as Exhibit 10.2 to the Registration Statement of which this prospectus is a part.

Bright Stand entered into a share transfer agreement with all the existing shareholders of PRC Yuhe on October 18, 2007 to acquire all the equity of PRC Yuhe with cash consideration equal to the appraised fair market value of PRC Yuhe in the amount of RMB 81,450,000, or $11,306,522. The sellers of PRC Yuhe included Yuhe Group, Mr. Gao Zhentao and Mr. Gao Zhenbo. Bright Stand obtained the approval from the Shandong Province counterpart of the Ministry of Commerce for this transaction on November 9, 2007, and the acquisition closed on January 31, 2008. There is no longer any connection between the Company and Yuhe Group, except that Gao Zhentao, our chief executive officer and, his brother Gao Zhenbo, are shareholders and directors of Yuhe Group. Sun Haoguo does not have any relationship with Yuhe Group and two of three members of the Supervisory Board of PRC Yuhe, Zheng Chaoyang is an Administrative Department Officer of Yuhe Group and Zhang Lishun is an Administrative Department Officer of Yuhe Group.

Bright Stand entered into a share transfer agreement with Gao Zhenbo, a former shareholder of Taihong on October 18, 2007 to acquire 43.75% of the outstanding equity of Taihong for cash consideration equal to 43.75% of the net asset value of Taihong in the amount of RMB 2,244,000 or $312,530. The remaining 56.25% of Taihong is owned by PRC Yuhe. Bright Stand obtained the approval from the Shandong provincial counterpart of the Ministry of Commerce for this transaction on November 9, 2007, and the acquisition closed on January 31, 2008.

Effective March 12, 2008, we closed an Equity Transfer Agreement with Bright Stand and Kunio Yamamoto, a Japanese person, the sole former shareholder of Bright Stand. Pursuant to the terms of the Equity Transfer Agreement we acquired all of the outstanding capital stock of Bright Stand from Mr. Yamamoto in exchange for 126,857,134 shares, equivalent to 8,626,318 post-split shares, of our common stock. At the closing, Bright Stand became our wholly-owned subsidiary. Immediately following the date of the Equity Transfer Agreement, Mr. Yamamoto held 126,857,134 shares, equivalent to 8,626,318 post-split shares, of our common stock. Neither Halter Financial nor Mr. Yamamoto had any role in identifying the accredited investors who purchased our unregistered securities on March 12, 2008.

There is no direct or indirect connection between Mr. Yamamoto and the former shareholders of PRC Yuhe and Taihong, including Mr. Gao Zhentao, Gao Zhenbo, and Mr. Sun Haoguo. The acquisitions of PRC Yuhe and Taihong by Bright Stand closed on January 31, 2008 after obtaining the relevant approval from the Shandong Province counterpart of the Ministry of Commerce. There is no direct or indirect connection between Mr. Yamamoto and the former shareholders of First Growth. Mr. Yamamoto does not currently have any roles with us, except as our shareholder. Mr. Gao Zhenbo and Mr. Sun Haoguo do not currently have any roles with us.

Equity Investment by Private Placement Investors

On March 12, 2008, we consummated with 25 accredited investors, the “Investors”, a private placement of 85,714,282 shares, equivalent to 5,829,018 post-split shares of our common stock for an aggregate purchase price of approximately $18,000,000. The Investors were (i) Pinnacle Fund, L.P, (ii) Pinnacle China Fund L.P, (iii) Black River Commodity Select Fund Ltd., (iv) Black River Small Capitalization Fund Ltd., (v) Marion Lynton, (vi) Ardsley Partners Fund II, LP, (vii) Ardsley Offshore Fund, Ltd, (viii) Ardsley Partners Institutional Fund, LP; (ix) Investment Hunter, LLC, (x) Guerrilla Partners LP, (xi) Hua-Mei 21st Century Partners, LP, (xii) Ruoling Wang, (xiii) Guli Ping, (xiv) Wu Mijia, (xv) Dehua Qian, (xvi) Southwell Partners, L.P, (xvii) Westpark Capital, L.P, (xviii) Straus Partners, LP, (xix) Straus-GEPT Partners, LP, (xx) Atlas Allocation Fund, LP, (xxi) Chestnut Ridge Partners, LP, (xxii) Ancora Greater China Fund, LP, (xxiii) Kevin B. Halter Jr, (xxiv) Octagon Capital Partners, and (xxv) Howard H. Lu.

The agreements we entered into with the Investors includes a Securities Purchase Agreement, a Registration Rights Agreement, Make Good Escrow Agreements and various ancillary agreements and certificates, disclosure schedules and exhibits in connection therewith. The following is a summary of their material terms.

Securities Purchase Agreement

Among other things, under the Securities Purchase Agreement, Mr. Yamamoto will deliver a certain number of shares of our common stock owned by him to the investors pro-rata in accordance with their respective investment amount for no additional consideration if: (i) our after tax net income for our fiscal year ending on December 31, 2008 is less than $9,000,000 and fiscal year ending on December 31, 2009 is less than 95% of $13,000,000; and (ii) our earnings per share reported in the fiscal year ending on December 31, 2009 is less than $0.74 on a fully diluted basis, the “Low Performance Events”. Mr. Yamamoto has placed an aggregate of 49,411,763 shares, equivalent to 3,359,889 post-split shares, of common stock, “Make Good Shares”, into an escrow account pursuant to the terms of the Make Good Escrow Agreement by and among us, Mr. Yamamoto, the Investors and the escrow agent named therein. In the event we do not achieve the targets in 2008 and 2009, Make Good Shares may be conveyed to all private placement Investors and Halter Financial pro-rata in accordance with their respective investment amount for no additional consideration. If the foregoing Low Performance Events do not occur, the Make Good Shares will be transferred to Mr. Yamamoto.

Covenants: The Securities Purchase Agreement contains certain covenants on our part, including the following:

(a)  Board of Directors. Within 180 days following the closing, we are required to nominate a minimum of five members to our Board of Directors, a majority of which must be “independent,” as defined under the Nasdaq Marketplace Rules, and to take all actions and obtain all authorizations, consents and approvals as are required to be obtained in order to effect the election of those nominees.

(b)  Chief Financial Officer. Within 180 days following the closing, we are required to hire a chief financial officer, “CFO”, who is a certified public accountant, fluent in English and familiar with US GAAP and auditing procedures and compliance for US public companies.

(c)  Investor Relations Firm. Within 60 days following the closing, we are required to hire one of the following investor relations firms: CCG Elite, Hayden Communications or Integrated Corporate Relations.

In connection with the above three post-closing covenants, we have deposited an aggregate of $1,750,000, $750,000 as board holdback escrow amount, $750,000 as CFO holdback escrow amount, and $250,000 as investor relations firm holdback amount, from the gross proceeds of the private placement in the escrow account pursuant to the Holdback Escrow Agreement by and among us, the investors and the escrow agent named therein. In the event we fail to comply with any of the above covenants in a timely fashion, we will incur liquidated damages of 1% on a daily pro-rata basis for any portion of a month of the gross proceeds of the private placement, or 2% if we suffer a holdback event relating to Board of Directors or CFO in a 30-day period, to be subtracted from the holdback escrow fund, until its compliance with such covenants.

We filed a current report on form 8-K on June 13, 2008 with the SEC. Pursuant to the relevant escrow agreement, the above mentioned $1,750,000 was released to us on or about June 14, 2008.

Registration Rights Agreement

With respect to the 85,714,282 shares, equivalent to 5,829,018 post-split shares, issued to the investors at closing on March 12, 2008, we are required to file a resale registration statement on Form S-1 or any other appropriate form (i) within 60 days following the closing for purposes of registering the resale of these shares, (ii) within 15 days with respect to any additional registration statement, (iii) within 15 days with respect to any additional registration statements required to be filed due to SEC Restrictions, (iv) within 30 days following the date on which we become eligible to utilize Form S-3 to register the resale of common stock, or (v) within 45 days following the date the Make Good Shares are delivered by Mr. Yamamoto to the investors. Among other things, we will be required to pay the investors liquidated damages if we fail to file a registration statement by the above filing deadlines or if we do not promptly respond to comments received from the SEC. The liquidated damages accrue at a rate of 0.5% per month of the aggregate investment proceeds received from the investors, capped at 5% of the total investment proceeds. We filed this Registration Statement on May 12, 2008.

Lockup Agreement

We and Mr. Yamamoto entered into a lockup agreement, pursuant to which Mr. Yamamoto irrevocably agrees from and after the date of such agreement and through and including March 12, 2010, that he will not offer, pledge, encumber, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or announce the offering of, any of his shares (including any securities convertible into, or exchangeable for, or representing the rights to receive) or engage in any short sales with respect to any security issued by us. The Lockup Agreement may not be waived or amended without the consent of a majority of the holders of a majority of the shares issued in the private placement.

Name Change to Yuhe International, Inc. and Reverse Stock Split

Effective on April 4, 2008, we amended our articles of incorporation to (i) change our name from “First Growth Investors, Inc.” to “Yuhe International, Inc.”, and (ii) effect a 1-for-14.70596492 reverse stock split of our common stock. Our Board of Directors and shareholders approved the name change and the reverse stock split pursuant to the Nevada Revised Statutes. The number of authorized shares of common stock remains unchanged at 500 million.

The change to our name and the reverse stock split are reflected in the Amended and Restated Articles of Incorporation filed on April 4, 2008 with the Secretary of State of Nevada, a copy of which are attached hereto as Exhibit 3.1. The name change became effective with NASDAQ’s Over-the-Counter Bulletin Board at the opening of trading on April 7, 2008, under the new stock symbol of “YUII.OB”.

Appointment of Investor Relations Firm

On April 20, 2008, we appointed CCG Elite Investor Relations as our investor relations firm, which was effective on May 1, 2008. .

Appointment of Chief Executive Director

On June 13, 2008, we entered into an employment contract with Mr. Gao Zhentao, our Chief Executive Officer (CEO). The employment agreement was effective as of March 12, 2008, the date Mr. Gao was appointed CEO, and has an initial term of three years.

Appointment of Chief Financial Officer

On June 13, 2008, Mr. Hu Gang, aged 33, was appointed the Chief Financial Officer, “CFO”, of the Company. The Company has entered into an employment agreement with Mr. Hu, effective as of June 13, 2008, his appointment date, and has an initial term of three years.

Appointment of Directors

On June 13, 2008, we appointed the following directors:-

(i) Mr. Peter Li, aged 44, was appointed Independent Director, chair of the Audit Committee and member of the Compensation and Nominating Committees;

(ii) Mr. Liu Yaojun, aged 32, was appointed Independent Director , chair of the Compensation Committee and member of the Nominating and Audit Committees;

(iii) Mr. Greg Huett, aged 46, was appointed Independent Director , chair of the Nominating Committee and member of the Audit and Compensation Committees; and

(iv) Mr. Han Chengxiang, aged 44, was appointed Director and member of the Nominating Committee.

We filed a current report on form 8-K on June 13, 2008 with the SEC. Pursuant to the Holdback Escrow Agreement, an aggregate of $1,750,000 ($750,000 as board holdback escrow amount, $750,000 as CFO holdback escrow amount, and $250,000 as investor relations firm holdback amount) was released to us on or about June 14, 2008.

Corporate Structure

Our company has an offshore holding structure commonly used by foreign investors with operations in China. We are a Nevada corporation which owns 100% of the securities of Bright Stand, which in turn owns 100% of the securities of PRC Yuhe and Taihong.

Mr. Kunio Yamamoto, Pinnacle Fund, L.P., Black River Small Capitalization Fund Ltd., Ardsley Partners Fund II, LP and Halter Financial Investments, L.P. are our significant shareholders. As of October 15, 2008, Mr. Yamamoto owned 49.2%, Pinnacle Fund, L.P. owned 15.6%, Black River Small Capitalization Fund Ltd. owned 14.6%, Ardsley Partners Fund II, LP owned 7.3% and Halter Financial Investments, L.P. owned 6.1% of the total outstanding shares of our common stock.

The following chart depicts our organizational structure:

Our Business: Day-Old Broilers

Our business is part of the commercial broiler supply chain, which is illustrated below.

The figure above illustrates the entire supply chain of broiler chickens. Day-old broilers are one-day-old broilers that are sold to broiler raisers. Day-old broilers sold by our wholly owned subsidiary, PRC Yuhe, are our primary source of revenue.

We purchase parent breeding chickens from grandparent breeder farms and raise them to maturity. Once these parent breeding chickens have matured, they produce hatching eggs that we incubate and then sell the resulting day-old broiler chicks to our customers.

Under normal circumstances, female parent breeder chickens become productive from the 26 th week, and are no longer commercially productive after the 66th week. Typically a breeder is capable of producing approximately 167 eggs which will be hatched to 137 broilers over its production lifetime and the breeders are maintained by us for a period of 420 days. We source our parent breeder chickens from licensed suppliers located in Beijing, and Shandong and Jiangsu provinces and these suppliers are required to have a vaccination certificate and a breeder production certificate for the sale of the breeders. Our hatching eggs typically must be incubated for a period of 21 days.

The following figure shows the production timeline in the broiler business. At least 28 weeks usually pass from our receipt of a day-old parent breeder to our sale of the first day-old broiler.

We operate in two elements of the broiler supply chain: day-old broiler production and feed production. These activities are operated under two separate subsidiaries, PRC Yuhe and Taihong, respectively.

In 2007, PRC Yuhe generated 97.7% of our revenues. Taihong’s sale of feed to unaffiliated third parties generated 2.3%. Taihong is also the primary supplier of feed to PRC Yuhe. In addition to selling day-old broilers, we also sell related chicken products, non-productive parent breeders, and a small amount of feed for livestock and poultry. While we produce substantially all of our inventory of hatching eggs through our own parent breeders, we occasionally purchase additional hatching eggs from unaffiliated third parties to meet market requirements.

We provide a 98% guaranteed survival rate by delivering an additional 2% of our day-old broilers. For example, we deliver two additional day-old broilers to our customers for every order of 100 day-old broilers, the cost for these two additional broilers has already been included in our cost of sales and therefore no further liability needs to be accrued.

We will provide additional compensation to our customers if the survival rate falls below 96% after taking into consideration the additional 2% broilers given out.

According to paragraph 8 of SFAS 5 “Accounting for Contingencies”, a loss contingency should be accrued for if it is probable that a liability had been incurred at the date of the financial statements and the amount of loss can be reasonably estimated. We determined that a product liability need not be accrued for the reporting period because there is only a remote chance that the survival rate will fall below 96% based on historical experience. In 2007, only $7,000 was recorded as warranty expense to customers; from January 1, 2008 to the middle of June 2008, we have no guarantee claims from customers and have not paid any additional warranty expense relating to the guarantee.

The Day-Old Broiler Industry in China; Competition

The market for day-old broilers in China is highly fragmented. Shandong Province has the highest number of day-old broilers in China. Our market share was approximately 3% in the Shandong Province in 2007 and we sold 43,000,000 day-old broilers for the year 2007.

Day-old broilers are very weak physically and need to be transported in closely controlled temperature conditions during delivery. Therefore, producers of broiler chicks usually only sell locally or to surrounding areas, which limits our current effective sales market and competition to North China.

Shandong Minhe Animal Husbandry Co., Ltd., also located in Shandong Province, is one of our major competitors for sales of day-old broilers. They are slightly larger than us in terms of their annual day-old broiler production volume. Another regional competitor of ours is Jilin Deda, which is located in Jilin Province in north-eastern China and is smaller than us in terms of annual day-old broiler production volume. However, Jilin Deda is an integrated chicken company, so it does not generally sell day-old broilers to unaffiliated third parties.

We compete against our competitors based on product quality and our after-sales services and extensive marketing network. Our “Yuhe” brand has been named by the Shandong Province Administration of Industry and Commerce as a “Well Known Brand”. PRC Yuhe was awarded “a leading agriculture company”, which term was defined under relevant PRC laws and regulations to mean, a company, among other requirements: 1) having total assets of RMB 100,000,000 or above and fixed assets of RMB 50,000,000; 2) having a loan equity ratio of less than 60% and bank credit standard of grade A; 3) having over 3,000 clients or above; and 4) having complied with the agriculture policies and environmental policies in China. We received  this award from the Ministry of Agriculture in China, which was recognized by eight national authorities in China in 2004, which included the Ministry of Agriculture, the Ministry of Finance, People’s Bank of China, China Securities Regulatory Commission, National Development and Reform Commission, the Ministry of Commerce, State Administration of Taxation, and All China Federation of Supply and Marketing Cooperatives. PRC Yuhe was certified as ISO9001:2000 compliant for quality management systems.   We provide our customers with a guaranteed 98% survival rate of our day-old broilers within one week of their delivery, and 24 hour service hotline. Any loss of broiler chicken solely caused by customers is excluded from the guarantee. In 2007, the total compensation expense we had to pay our customers under this guarantee was less than $7,000.

We have sales representatives in every district of Shandong Province. Although our prices are relatively higher than prices of many of our competitors, we typically lower our price by RMB 0.1 to 0.2 per day-old broiler in order to attract new customers. We are able to produce the broilers at a relatively lower cost because we enjoy economies of scale of production as one of the larger producers focused on the production of day-old broilers in China. We are able to sell our products at a relatively higher price because our products have a good survival rate and require a shorter period to raise to market size. Our experience and advance breeding technique contribute to the health and quality of parent breeders. We have a high gross margin because we focus on the production of day-old broilers through maintaining the health and quality of our parent breeders, which involves only a small maintenance cost, to produce healthy day-old broilers that have a high survival rate and require a shorter period to raise to market size. The higher the number of day-old broilers being produced, the lower the unit cost. As such, we are able to maintain ourselves as a relative low cost producer while charging relatively higher prices for our products.

Breeder Supply

PRC Yuhe’s suppliers in 2007 and 2006 were as follows:

		2007
Suppliers	Suppliers of	Amount	% of
		($ ,000)	Total
Dong Jiangbo	Soybean	775.02	5.54%
Shandong Yisheng Poultry Co., Ltd.	Chicken breeders	668.16	4.84%
Wen Lihua	Corn	554.75	4.02%
Xin Yubin	Eggs	491.15	3.56%
Mao Shenlin	Eggs	463.42	3.36%
Jiangsu Aibayijia Co., Ltd.	Chicken breeders	385.35	2.79%
Tang Xinmin	Corn	382.91	2.77%
Yu Huazhi	Corn	328.91	2.38%
Xu Zhentang	Soybean	269.17	1.95%
Ma Suping	Soybean	267.50	1.94%
Total			33.15%

	2006
Suppliers	Amount	% of
	($ ,000)	Total
Wang Xingyou	725.33	6.02%
Beijing AA Company	394.81	3.28%
Lu Xuesi	346.07	2.87%
Beijing Kangmu	266.72	2.21%
Shandong Koufu Grain and Oils Co., Ltd.	263.21	2.19%
Mao Shenling	255.32	2.12%
Jia Yuling	246.43	2.05%
Weifang City Economic Development Company	196.39	1.63%
Shouguang City Xingchang Coal Company	158.47	1.32%
Zhang Chunmao	149.28	1.24%
Total		24.93%

Operations

The main raw materials needed for the production of our day-old broilers are parent breeders, feed, and medicines and vaccines. PRC Yuhe purchases parent breeders from multiple suppliers. As a result of the massive slaughter of poultry in 2006 due to an outbreak of avian influenza, parent breeders are currently in short supply in China. However we have historically been able to procure adequate stocks of parent breeders with a 5-8% discount from our principal suppliers as a result of our eight- to ten-year relationship with them and our large, stable orders. We purchase our parent breeders from our long-term suppliers in Shandong Province, Jingsu Province and Beijing.

Taihong sells breeder feed to PRC Yuhe at cost, and these supplies have historically accounted for all of PRC Yuhe’s feed requirements. The main raw materials for Taihong’s feed are corn, soybean meal and nutritional elements for feed production. Taihong purchases feed ingredients from numerous sources, but primarily from wholesalers who collect the feed ingredients directly from farmers. Taihong’s feed is produced in three separate phases. First, pre-mix feed is produced from micro-nutritional elements, such as vitamins and minerals. Second, concentrate feed is mixed by blending pre-mix feed and protein such as soybean meals. Finally, whole feed is produced by mixing concentrate feed, corn and soybean meal. Every raw material Taihong uses has more than three suppliers. Taihong is not a large purchaser in the market for these materials, so to strengthen its bargaining power, Taihong will sometimes cooperate with other purchasers to place joint orders. We believe that our sources of supply for these materials are adequate for our present needs and do not anticipate any difficulty in acquiring these materials in the immediate future.

We obtain our medicines from suppliers in Beijing and Shandong, and our vaccines locally in Harbin, Heilongjiang Province and from foreign companies in the United States and Israel. Every such material we use has more than three suppliers.

We consider the health of our flocks to be our primary concern, and as such, we undertake vaccination programs for our birds. Every breeder is vaccinated with at least ten types of vaccine, including those against avian flu. Our birds are raised in enclosed buildings, not in the open where they would be more prone to exposure to potential disease carriers. Our breeder farms are also distributed among various locations at least five kilometers from each other so as to minimize the risks of co-infection. None of our birds has been infected with the H5N1 virus, and no cases of H5N1 have been found in Shandong Province, where our farms are located. We are also one of the few companies in China to immunize our embryos using the Inovoject® system provided by Embrex, Inc. The Inovoject® system would enhance the quality of the day-old broilers and increase their viability. The system can also improve disease resistance and bird health at the time when they are placed on the breeder farm. We conducted a test internally and estimated that the survival rate would be 1-2 % lower without using the Inovoject system. PRC Yuhe was certified as ISO9001:2000 compliant for quality management systems on May 8, 2003.

Customers and Distribution

Through PRC Yuhe, our customers are principally comprised of distributors and end users such as integrated chicken companies, broiler raising companies and individual broiler raisers. Approximately eighty-five percent of our total sales are made through third party distributors and fifty percent of our sales are to five largest distributors. Forty-five percent of our sales volume is to distributors with five to ten years of relationship with us.

Our reference to “customers” includes both distributors and end users. However, under the section “Customers and Distribution” in this prospectus, our reference to “customers” includes our end users only as we are constantly considering increasing and funding our sales network into new geographic areas in an effort to expand our sales to end users.

If any distributor resells our product, such distributor will make profits from the resale as well as be entitled to a year end bonus paid by us at the rate of RMB 0.05-0.1 per day-old broiler. We set the price to third party distributors and end users according to the market price based on supply and demand and the competitiveness of the market. We set the price according to our own policies and are not subject to any distributors’ control.

We are constantly considering increasing and funding our sales network into new geographic areas. We expect to purchase new facilities to generate sufficient production capacity and expand roughly at the same rate as we expect to increase our sales network.  We shall fund the cost of increasing our sales network internally as we recruit more sales representatives.  We consider that costs of acquiring new production facilities and our ability to raise capital for expansion at a particular time can affect our geographical expansion and sales. We also consider that shortage of labor would also affect our geographical expansion and sales. The impact of labor shortage can be immediate and longer-term. We are monitoring the availability of professionals and experienced workers to meet our production demand. We do not have any definite plans yet to purchase new production facilities or expand our sales network.

  We anticipate that we will use a penetration pricing strategy when first entering a new geographic area. Historically our penetration price has been RMB 0.1 to RMB 0.2 per chick lower than our list price, which was still higher than the prevailing market price in the market we were seeking to enter.

For the remaining feed produced by Taihong that is not sold to PRC Yuhe, Taihong retains sales agents in various key locations to sell the feed. Because Taihong’s excess feed production is not large, its feed is sold primarily in Shandong Province.

As a part of our after-sales service and customer relations initiative, we regularly visit our customers to educate them on broiler-raising techniques, conduct regular training courses and provide them with a 24-hour help line. We also provide guarantees to our customers that the survival rate of our day-old broilers will be not less than 98% within one week of their delivery. Partly as a result of these initiatives, to date we have been able to sell our day-old broilers at prices higher than the prevailing market price.

The table below sets out our top ten major non-distributor customers. Sales to PRC Yuhe’s major end users in 2007 and 2006 were as follows:

	2007
Customers	Amount	% of
	($ ,000)	Total
Wang Jianbo	3,217.25	15.07%
Li Chuanwang	2,593.89	12.15%
Wei Yunchao	2,470.88	11.57%
Tian Liqiu	1,806.22	8.46%
Yang Lunhao	1,324.87	6.21%
Zhang Songtang	958.70	4.49%
Wang Jiazhong	936.77	4.38%
Jia Deliang	825.03	3.86%
Geng Naiwei	754.30	3.53%
Xing Changhan	707.95	3.32%
Total		73.04%

The lists above do not represent any of our third party distributors. They represent our major end users only.

	2006
Customers	Amount	% of
	($ ,000)	Total
Wang Jianbo	1,478.15	10.63%
Li Chuanwang	1,393.92	10.03%
Wei Yunchao	1,207.57	8.69%
Tian Liqiu	789.73	5.68%
Mi Ruixiang	626.06	4.50%
Wang Jiazhong	609.54	4.38%
Yang Lunhao	486.11	3.50%
Zhang Songtang	409.40	2.95%
Yataizhonghui Co. Ltd.	384.79	2.77%
Hao Shenglin	380.89	2.74%
Total		55.87%

Employees

As of March 31, 2008, PRC Yuhe and Taihong had 1,100 full-time employees. Among these full-time employees, 80 employees, who are key technical and operational personnel, have directly signed employment contracts with us. The remaining employees who are unskilled workers have signed their employment contracts with Weifang Chuangfu Labor Co., Ltd., an outside labor contracting company that provides employees to meet our staffing needs. We compensate the employees of Weifang Chuangfu Labor Co., Ltd. directly for the services that these employees render to us and we pay Weifang Chuangfu Labor Co., Ltd. a yearly service fee. Bright Stand has no employees.

R&D and Intellectual Property

PRC Yuhe and Taihong have not made any R&D expenditure in the last two fiscal years.

PRC Yuhe is the registered owner of two PRC trademarks consisting of the stylized Chinese characters “Yu He” and accompanying logo in live agricultural products. The registration period is ten years and the expiry dates for the two trademarks are October 27, 2015 and April 6, 2010, respectively. In the PRC, trademark registrations can be indefinitely renewed for ten-year periods. As the registrant of these two trademarks, PRC Yuhe has the exclusive legal right to use each trademark within the PRC on the goods for which it is registered. PRC Yuhe has the right to prevent others from using a confusingly similar mark on any good which is similar to any of those for which these two trademarks are registered. Through a license agreement with PRC Yuhe, Taihong has the license to use the same trademarks. PRC Yuhe and Taihong have no other patents, trademarks, other licenses, franchises, concessions or royalty agreements. We do not consider “Yu He” to be a consumer brand because it is not well recognized by customers who purchase chickens in retail food markets, although this brand is recognized by end users who raise broilers to market size for sale to customers, retail food markets and restaurants.

Environmental Laws

Our breeders farms are located in rural areas where there are no specific requirements imposed on us by relevant environmental protection agencies. Fecal wastes are treated and converted by us to fertilizers and sold to farmers. PRC Yuhe and Taihong have never been penalized by any environmental protection agencies. We therefore do not incur any significant environmental law compliance costs.

Governmental Approvals

The production activities of PRC Yuhe and Taihong are primarily regulated by the Farming Bureau of Shandong Province. Under relevant laws and regulations, both PRC Yuhe and Taihong must obtain relevant production permits from the Farming Bureau of Shandong Province to carry out their respective businesses. In addition, PRC Yuhe, as a company engaging in the breeder business, must obtain an immunization certificate from the local Farming Bureau in Weifang City. PRC Yuhe’s breeder production permit from the Farming Bureau of Shandong Province was valid from June 2, 2005 to June 2, 2008 and it is currently being renewed by PRC Yuhe. The immunization certificate from the local farming bureau in Weifang City was issued on November 10, 2005 and does not have an expiry date. Taihong’s feed production permit was issued on December 12, 2007 and is valid for a period of three years.

Generally, the primary breeder stock is imported and the import volume is closely controlled by the PRC government. We have not seen an increasing trend of the import volume.

PRC Yuhe is currently entitled to an exemption from Chinese enterprises income tax, or EIT, due to the fact that PRC Yuhe has been recognized as “a national leading agricultural enterprise”. In accordance with the relevant regulations regarding the tax exemption, PRC Yuhe is tax-exempt as long as it continues to be recognized as “the national leading agricultural enterprise”. On January 31, 2008, the Chinese operating subsidiaries PRC Yuhe and Taihong were acquired by Bright Stand. As a foreign-invested enterprise, PRC Yuhe cannot enjoy the tax exemption policy mentioned above, and PRC Yuhe will be subject to Chinese EIT of 33% commencing from January 31, 2008.

On March 16, 2007, the National People’s Congress of China enacted a new tax law, or the New Tax Law, whereby both FIEs and domestic companies will be subject to a uniform income tax rate of 25%. On November 28 2007 , the State Council of China promulgated the Implementation Rules. Both the New Tax Law and the Implementation Rules have become effective on January 1, 2008. Both the New Tax Law and the Implementation Rules provide tax exemption treatment for enterprises engaged in agricultural industries, such as farming, foresting, fishing and animal husbandry. As an enterprise engaged in the farming industry, we are eligible for relevant exemption treatment and do not need to pay company income tax. Recently, the local tax authorities have informed us that we are eligible for relevant preferential tax treatment. However, any decision by relevant tax authorities in the future that we are not eligible for tax exemption treatment may materially and adversely affect our profits, business and financial performance.

Seasonality

Our operating results and operating cash flows historically have been subject to seasonal variations. Demand for our day-old broilers generally decreases in May and June. Since our ultimate clients are mostly farmers and the second quarter is their busy season for reaping, farmers have little idle time to raise broilers during these months.

The other low season for our products is from the second half of December to the first half of January, which we believe is caused by a Chinese cultural taboo on animal slaughter during the Chinese New Year holiday, which occurs between late January and early February. Because it usually takes approximately 45 days for a day-old broiler to reach market weight, we experience reduced demand for our day-old broilers during the period from 30 to 60 days prior to the Chinese New Year holiday period. In addition, since most farmers are likely to rest during the Chinese New Year holiday, rather than work, February would be another low season for our products.

Facilities

Except its breeder farms, PRC Yuhe owns buildings/fixtures and land use rights of all the lands used for its operations. Taihong leases all the land and buildings used for its operations from PRC Yuhe.

PRC Yuhe owns the land use rights to three parcels of land in Weifang, Shandong Province, totaling approximately 77,970 square meters. PRC Yuhe has obtained from relevant governmental authorities the Land Use Right Certificates of these three parcels of land. PRC Yuhe has also obtained Building Ownership Certificates for all the buildings and fixtures erected on those aforementioned three parcels of land. The first parcel comprises 25,040 square meters and is the location of two hatcheries operated PRC Yuhe. The second parcel of property comprises 31,450 square meters and is the location of our corporate headquarters and living quarters for our staff. The third parcel comprises 21,470 square meters which, together with all the buildings erected on it, has been leased to Taihong for its operation of the feed mill. The exclusive rights to use each of the three parcels of land are valid for a period of 50 years and will expire in 2052 and 2053.

PRC Yuhe does not directly own land or land use rights for its ten breeder farms, but leases approximately 590,000 square meters of land to house these farms. PRC Yuhe has built on the leased land various buildings to house its breeder. These buildings are considered to be temporary structures.

Because PRC Yuhe does not own these lands, it did not apply for and was not granted with the Land Use Right Certificate and Building Ownership Certificate for the breeder farm lands it leased and the buildings it has erected on the leased land. However, PRC Yuhe has the right to use the breeder farm lands for terms as specified in the Lease Agreement, which typically last about twenty to forty years. We believe these long-term lease agreements in respect of the breeder farms provide us with a stable and predictable use rights to the breeder farm lands. During the term of relevant Lease Agreement, all the buildings and fixtures erected by PRC Yuhe on the leased breeder farm lands are protected by PRC law and PRC Yuhe can freely dispose of them.

As of October 15, 2008, both PRC Yuhe and Taihong are not covered by any insurance. It is our understanding that other large agricultural factory entities in China in the same industry are not covered by insurance as well. We would like to insure both day-old broilers and parent breeders, which are our main assets, however, such insurance polices are not available in China.

Legal Proceedings

In May 2008, Li Yu filed a claim against PRC Yuhe, Taihong and Yuhe Group claiming RMB 2,400,000 arising from an alleged loan agreement dated October 31, 2007 entered into among Li Yu, as the lender, PRC Yuhe, Taihong and Yuhe Group, the “Borrowers”, and Gao Zhentao. Pursuant to the loan agreement, the Borrowers borrowed RMB 10,000,000 from Li Yu. However, due to Li Yu’s failure to transfer the loan amount to the Borrowers timely, PRC Yuhe and Taihong could not utilize the loan amount. As a result of the late remittance of funds, Yuhe Group has agreed to borrow and take over the RMB10,000,000 loan from PRC Yuhe and Taihong pursuant to a Capital Transfer Agreement dated November 28, 2007 by and among PRC Yuhe, Taihong and Yuhe Group. Yuhe Group has already repaid RMB9,200,000 to Li Yu.

With respect to the claim filed by Li Yu, while it appears that RMB 800,000 remains unpaid under the loan agreement, Li Yu has claimed RMB 2,400,000 without explaining his basis. In addition to litigating over venue, the Borrowers claimed that the loan agreement was forged and counterclaimed losses due to Li Yu's failure to transfer the loan amount to the Borrowers timely. The Court has not handed down any judgment yet. Management of the Company believes Li Yu's claim is not valid and if there is an adverse judgment, Yuhe Group has to pay such judgment pursuant to the Capital Transfer Agreement.

MANAGEMENT

Executive Officers, Director and Key Employees

The following table sets forth information about our executive officers, directors and key employees as of October 15, 2008. Unless expressly disclosed, all officers above are employed full time by us:-

Name	Age	Position
Executive Officers
Gao Zhentao**	47	Chief Executive Officer and Chairman of the Board of Directors
Han Chengxiang	44	Chief Production Officer
Hu Gang	33	Chief Financial Officer
Directors
Peter Li	44	Director *
Liu Yaojun	32	Director *
Greg Huett	46	Director *
Han Chengxiang	44	Director
Key Employees
Tan Yi	52	Marketing Director of PRC Yuhe
Ding Wengui	45	Chief Technology Officer of PRC Yuhe

* Not full time
**Other than spending approximately 4 hours per week, or approximately 10% of his professional time, as executive director of Yuhe Group, Mr. Gao Zhentao is employed full time by the Company as the Chief Executive Officer and Chairman.

Executive Officers

Gao Zhentao. Mr. Gao has been our Chief Executive Officer and Chairman of our Board of Directors since March 12, 2008. Prior to joining us, Mr. Gao served as the Chief Executive Officer and Chairman of the Board of Directors of PRC Yuhe from 1996 to 2008. He was one of the co-founders of PRC Yuhe and Taihong. Mr. Gao is a member of the Agricultural Work Committee of the Weifang City People’s Congress and a member of the Standing Committee of the Hanting District People’s Congress. Mr. Gao has also served as the vice-chairman of the Shandong Province Farming Association since 2006, and as vice-chairman of the Poultry Subcommittee of the National Farming Association of China since 2007. Mr. Gao is the controlling shareholder, legal representative and executive director of Shandong Yuhe Food Group Co., Ltd., “Yuhe Group,” and holds 80% of Yuhe Group’s shares.

Yuhe Group is a large-scale private enterprise, which engages in the business of raising commercial chickens and slaughtering broilers. All of Yuhe Group’s production facilities are introduced from countries such as Germany, South Korea, USA, Japan, and Holland. Yuhe Group implements standards for production of foods exported to Japan and the European Union. In addition, Yuhe Group adopts the Hazard Analysis and Critical Control Point, “HACCP”, system in its design and production. Yuhe Group’s raw materials are provided by rural broiler raisers. We believe these chickens are to be safe and carry no drug residues. In the same industry, Yuhe Group was the first enterprise that passed ISO9001, ISO14001 and HACCP. Yuhe Group is not a customer of PRC Yuhe.

Mr. Gao’s employment agreement was effective as of March 12, 2008, the date Mr. Gao was appointed CEO, and has an initial term of three years, “Mr. Gao’s Initial Term”. Following Mr. Gao’s Initial Term, the agreement may be extended on an annual basis by agreement of the parties. As the principal executive officer, Mr. Gao is responsible for our overall management. Mr. Gao will receive an annual base salary of RMB1,200,000, approximately equivalent to US$175,387, which will be reviewed on an annual basis by the compensation committee of our board of directors, plus an annual discretionary bonus, as determined by the compensation committee of our board of directors, and separation benefits . During Mr. Gao’s employment, he will be entitled to insurance and other benefits including, among others, medical and disability coverage and life insurance as are afforded to other of our senior executives. By entering into the employment agreement, Mr. Gao agreed to a 12-month non-competition clause post termination.

Han Chengxiang has been our Chief Production Officer since March 12, 2008. Prior to joining us, Mr. Han served as the Chief Production Officer of PRC Yuhe from 1998 to 2008. Prior to joining PRC Yuhe in 1998, Mr. Han served as the vice factory manager and then the factory manager of Weifang Zhonglianghuawei Food Co., Ltd. from 1996 to 1998. Prior to that, Mr. Han served as the chief production officer and then the vice factory manager of Weifang Broiler Group Co., Ltd. from 1990 to 1996. Mr. Han Chengxiang, was appointed Director of the Company and member of the Nominating Committee of the Company on June 13, 2008. Pursuant to an employment agreement entered into by us with Mr. Han, dated June 13, 2008. Mr. Han is receiving an annual salary of US$17,142 and is entitled to PRC statutory holidays, and leave for maternity, marriage and mourning with pay in accordance with relevant government laws and regulations.

Hu Gang has been our Chief Financial Officer since June 13, 2008. Prior to joining us, Mr. Hu was the Chief Financial Officer of Sino-Gas International Holding Inc from October 2007 to March 2008. Prior to that, between August 2004 and October 2007, Mr. Hu served as the Finance Director of FedExKinkos’ Greater China operations. Between August 2002 and July 2004, Mr. Hu served as the accounting supervisor and group leader of DuPont China Holding Ltd. Mr. Hu graduated from Shanghai Finance and Economics University, PRC, with a B.A in International Accounting.

We entered into an employment agreement with Mr. Hu, effective as of June 13, 2008, his appointment date, which has an initial term of three years, “Mr. Hu’s Initial Term”. Following Mr. Hu’s Initial Term, the agreement may be extended on an annual basis by agreement of the parties. As the principal financial officer, Mr. Hu is responsible for our financial management. Mr. Hu will receive an annual base salary of RMB1,000,000, approximately equivalent to US$146,156, during the first year, RMB 1,500,000, approximately equivalent to US$219,234, during the second year, and RMB 1,800,000, approximately equivalent to US$263,081, during the third year, of Mr. Hu’s Initial Term. In addition, the agreement provides for an annual discretionary bonus, as determined by the compensation committee of our board of directors, stock options and separation benefits. By entering into the employment agreement, Mr. Hu agreed to a 12-month non-competition clause post termination.

Directors

On June 13, 2008, Mr. Peter Li, aged 44, was appointed Independent Director of the Company, chair of the Audit Committee and member of the Compensation and Nominating Committees of the Company. Mr. Li is currently a Senior Advisor with Yucheng Technologies Limited, a   NASDAQ-listed leading IT services provider to the Chinese banking industry based in   Beijing, the PRC. Prior to that, between 2004 and 2008, he served as the Chief Financial Officer of Yucheng Technologies Limited.

On June 13, 2008, Mr. Liu Yaojun, aged 32, was appointed Independent Director of the Company, chair of the Compensation Committee and member of the Nominating and Audit Committees of the Company. Mr. Liu is currently a partner at Global Law Office, a law firm based in Beijing, the PRC. Prior to that, between 2003 and 2006, Mr. Liu served as an attorney at Jingtian Gongcheng Law Firm, a law firm based in Beijing, the PRC.

On June 13, 2008, Mr. Greg Huett, aged 46, was appointed Independent Director of the Company, chair of the Nominating Committee and member of the Audit and Compensation Committees of the Company. Mr. Huett is currently the Chief Executive Officer of Great Creations LLC, a consumer packaged goods company. Prior to that, from 1981 to 2007 Mr. Huett worked at Tyson Foods, where he last served as the Group Vice President of Tyson’s International division.

On June 13, 2008, Mr. Han Chengxiang, aged 44, was appointed Director of the Company and member of the Nominating Committee of the Company. Mr. Han is currently the Chief Production Officer of the Company. Prior to joining the Company, Mr. Han served as the Chief Production Officer of PRC Yuhe from 1998 to 2008.

Key Employees

Tan Yi has served as Marketing Director of PRC Yuhe since 1995. Prior to joining PRC Yuhe in 1995, Mr. Tan served in various marketing roles with a gas company located in Harbin Province from 1990 to 1994.

Ding Wengui has been the chief technology officer of our subsidiary PRC Yuhe since 2006. Prior to this he served as the general manager of PRC Yuhe’s production division. Prior to joining PRC Yuhe in 2005, Mr. Ding worked at Qingdao Zhengda Co., Ltd., a broiler chicken company located in Shandong Province from 1993 to 2005, where he ultimately served as the vice general manager of its production division. Prior to joining Qingdao Zhengda Co., Ltd. in 1993, Mr. Ding worked at Heilongjiang Tieli Agricultural Co., Ltd., a company located in Heilongjiang Province from 1983 to 1993. Mr. Ding holds a degree in agriculture from the Heilongjiang Bayi Agricultural University.

Involvement in Certain Legal Proceedings

To our knowledge, during the past five years, none of our directors or executive officers was involved in any of the following: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding, excluding traffic violations and other minor offenses; (3) being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his/her involvement in any type of business, securities or banking activities; and (4) being found by a court of competent jurisdiction in a civil action, the Securities and Exchange Commission, or SEC, or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed,  suspended or vacated.

Board Composition and Committees

Our board of directors currently consists of five members: Gao Zhentao, Han Chengxiang, Peter Li, Liu Yaojun and Greg Huett.

Our board of directors has appointed a compensation committee on June 13, 2008. Our compensation committee comprises three members and is responsible for the administration of all salary, bonus and incentive compensation plans for our officers and key employees. The compensation committee will also determine the discretionary annual bonus to be paid to Mr. Gao if we exceed the after tax net income target of $9 million, by providing Mr. Gao with a cash bonus amount equivalent to 0.5 to 1.5% of the amount by which our after tax net income exceeds $9 million. The factors that the compensation committee will consider in determining Mr. Gao’s bonus will be revenue increase as well as the survival rate, productivity and hatching rate of the broilers. The members of our compensation committee are Liu Yaojun, Peter Li and Greg Huett.

Our board of directors appointed an audit committee on June 13, 2008. Our audit committee members are Peter Li, Liu Yaojun, and Greg Huett. Mr. Li qualifies as an “audit committee financial expert” as defined in Item 401(e) of Regulation S-B, and is “independent” as the term is used in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act.

Our board of directors appointed a nominating committee on June 13, 2008. Our nominating committee members are Greg Huett, Liu Yaojun, and Peter Li.

Supervisory Board and Shareholder’s Congress

As required by PRC Company Law (2005), each of PRC Yuhe and Taihong, as PRC companies, must establish a "Supervisory Board" and a "Shareholder Congress" as its internal corporate organs.

(i) Shareholder Congress.

Shareholder Congress comprises all the shareholder(s) of a PRC company and is the organ with the highest authority. Its authority is higher than that of both the Board of Directors and the Supervisory Board.

As stipulated by PRC Company Law (2005), the Shareholder Congress has, among others, the following powers or functions:

1.   to elect and replace directors and supervisors of the company,
2.   to pass resolutions on matters such as the merger, division, dissolution, liquidation or change of the corporate form of the company; and
3.   to amend the articles of association of the company.

The Shareholder Congress of PRC Yuhe consists of Bright Stand, and the Shareholder Congress of Taihong consists of Bright Stand and PRC Yuhe.

(ii) Supervisory Board.

All the members of the Supervisory Board serve for a term of three years. At the Shareholder Congress, the shareholders of PRC Yuhe were obligated to approve the appointment of one Supervisory Board member who was elected by the workers of PRC Yuhe as required by current Chinese laws and regulations and also appointed two other members. There are no other nominations or arrangements for nomination of Supervisory Board member. The current members of the Supervisory Board of PRC Yuhe are Zhang Jinhua, Zheng Chaoyang and Zhang Lishun, and their business background and relationships with Yuhe are as follows :-

(a)   Zhang Jinhua

Mr. Zhang graduated from Shandong Light Industrial University with a professional degree in economics and business administration in July 1999. Mr. Zhang has been the Chairman of the Supervisory Board of PRC Yuhe since November 2007 and secretary to our board of directors since March 2008. Mr. Zhang is receiving a monthly salary of RMB 8,000, equivalent to approximately US$1,169, for his services as secretary to the Company's board of directors. Mr. Zhang does not receive any salary for being a member of the Supervisory Board.

Prior to joining the Company, Mr. Zhang was a factory supervisor and branch factory general manager of Shandong Lorain Foodstuff (Group) Co., Ltd. from March 2003 to June 2007 and was a Development Planning Department manager of Yuhe Group from July 2007 to March 2008. Mr. Zhang was receiving a monthly salary of RMB 1,800, approximately equivalent to US$263, for his services as a Development Planning Department manager.

(b)   Zheng Chaoyang

Mr. Zheng is currently an Administrative Department officer of Yuhe Group and has held those positions since July 1997. Prior to joining Yuhe Group in July 1997, Mr. Zheng was a sole proprietor engaging in the retail business from 1985 to 1997. Mr. Zheng is receiving a monthly salary of RMB 1,700, approximately equivalent to US$248, for his services as an Administrative Department Officer. Mr. Zheng does not receive any salary for being a member of the Supervisory Board.

(c)   Zhang Lishun

Mr. Zhang is a university graduate and a senior political worker. Mr. Zhang is currently an Administrative Department officer of Yuhe Group and has held these positions since February 2004. Prior to joining Yuhe Group in February 2004, Mr. Zhang was the chief officer at the security section of Shandong Hailong Holdings Limited from July 1985 to February 2004. Mr. Zhang is receiving a monthly salary of RMB 1,500, approximately equivalent to US$219, for his services as an Administrative Department Officer. Mr. Zhang does not receive any salary for being a member of the Supervisory Board.

The Supervisory Board has, among others, the following powers:

1.   to examine the company's financial affairs;
2.   to propose the convening of extraordinary shareholders’ meetings; and
3.   to institute proceedings against the directors and senior management personnel on behalf of the company.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table presents compensation information for our fiscal years ended December 31, 2006 and 2007 paid to or accrued for our chief executive officer, our two former presidents, our chief financial officer and our three other most highly compensated officers or former officers. We refer to these executive officers as our “named executive officers.”

Annual Compensation
Name and Principal Position	Year	Base Salary	Bonus	All Other Compensation	Total
Gao Zhentao (1) Chief Executive Officer	2008 2007 2006	171,428 0 0	0 0 0	0 0 0	171,428 0 0

Han Chengxiang Chief Production Officer	2008 2007 2006	17,142 4,616 2,308	0 0 0	0 0 0	17,142 4,616 2,308

Hu Gang Chief Financial Officer	2008	142,857	0	0	142,857

Jiang Yingjun Former Chief Financial Officer and current Chief Accounting Officer (2)	2008 2007 2006	12,000 2,311 2,400	0 0 0	0 0 0	12,000 2,311 2,400

Richard Crimmins (3) Former President, Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and Secretary-Treasurer	2007 2006	0 0	0 0	0 0	0 0

Pam Jowett (4) Former President	2007 2006	0 0	0 0	0 0	0 0

(1)	Gao Zhentao receives an annual salary in the sum of $8,000 from the Yuhe Group.
(2)	Mr. Jiang served as the Chief Financial Officer of First Growth (later Yuhe International, Inc.) from March 12, 2008 to June 13, 2008. He is now our Chief Accounting Officer.
(3)	Mr. Crimmins served as the President of First Growth from November 16, 2007 through March 12, 2008.
(4)	Ms. Jowett served as the President of First Growth from September 1997 through November 16, 2007.

(i) Mr. Gao Zhentao

We entered into an employment contract with Gao Zhentao, our Chief Executive Officer (CEO) on June 13, 2008. The employment agreement was effective as of March 12, 2008, the date Mr. Gao was appointed CEO, and has an initial term of three years, “Mr. Gao’s Initial Term”. Following Mr. Gao’s Initial Term, the agreement may be extended on an annual basis by agreement of the parties. As the principal executive officer, Mr. Gao is responsible for our overall management. Mr. Gao will receive an annual base salary of RMB1,200,000, approximately equivalent to US$175,387, which will be reviewed on an annual basis by the compensation committee of our board of directors, plus an annual discretionary bonus, as determined by our compensation committee of our board of directors, and separation benefits . During Mr. Gao’s employment, he will be entitled to insurance and other benefits including, among others, medical and disability coverage and life insurance as are afforded to other of our senior executives. By entering into the employment agreement, Mr. Gao agreed to a 12-month non-competition clause post termination.

(ii)Mr. Han Chengxiang

Mr. Han Chengxiang, was appointed Director and member of the Nominating Committee on June 13, 2008. Mr. Han is currently our Chief Production Officer. Prior to joining us, Mr. Han served as the chief production officer of PRC Yuhe from 1998 to 2008. Pursuant to an employment agreement entered into by the Company with Mr. Han, dated June 13, 2008, Mr. Han is receiving an annual salary of US$17,142 and is entitled to PRC statutory holidays, and leave for maternity, marriage and mourning with pay in accordance with relevant government laws and regulations.

(iii) Mr. Hu Gang

On June 13, 2008, Mr. Hu Gang, aged 33, was appointed our Chief Financial Officer (CFO). We entered into an employment agreement with Mr. Hu, effective as of June 13, 2008, his appointment date, which has an initial term of three years, “Mr. Hu’s Initial Term”. Following Mr. Hu’s Initial Term, the agreement may be extended on an annual basis by agreement of the parties. As the principal financial officer, Mr. Hu is responsible for our financial management. Mr. Hu will receive an annual base salary of RMB1,000,000, approximately equivalent to US$146,156, during the first year, RMB 1,500,000, approximately equivalent to US$219,234, during the second year, and RMB 1,800,000, approximately equivalent to US$263,081, during the third year, of Mr. Hu’s Initial Term. In addition, the agreement provides for an annual discretionary bonus, as determined by the compensation committee of our board of directors, stock options and separation benefits. By entering into the employment agreement, Mr. Hu agreed to a 12-month non-competition clause post termination.

(iv) Mr. Jiang Yingjun

Mr. Jiang was appointed our Chief Accounting Officer and he is receiving an annual salary of US$12,000 pursuant to an employment agreement entered into by us with Mr. Jiang, dated June 13, 2008. In addition, Mr. Jiang is eligible for an annual discretionary bonus, as determined by the compensation committee of our board of directors. Mr. Jiang is entitled to PRC statutory holidays, and leave for maternity, marriage and mourning with pay in accordance with relevant government laws and regulations.

(v)   Mr. Tan Yi

Mr. Tan was appointed as a Marketing Director in the Sales Department of PRC Yuhe. Pursuant to an employment agreement entered into by PRC Yuhe with Mr. Tan, dated March 10, 2006, Mr. Tan is receiving a monthly salary of RMB 10,000, approximately equivalent to US$1,462. Mr. Tan is entitled to PRC statutory holidays and leave for maternity, marriage and mourning with pay in accordance with relevant government laws and regulations.

(vi) Ding Wengui

Mr. Ding was appointed as a Chief Technology Officer of PRC Yuhe. Pursuant to an employment agreement entered into by PRC Yuhe with Mr. Ding, dated July 11, 2005, Mr. Ding is receiving a monthly salary of RMB 8,000, approximately equivalent to US$1,169. Mr. Ding is entitled to PRC statutory holidays and leave for maternity, marriage and mourning with pay in accordance with relevant government laws and regulations.

(vii) Zhao Beijing

Mr. Zhao was employed as a Production Manager of PRC Yuhe. Pursuant to an employment agreement entered into by PRC Yuhe with Mr. Zhao, dated July 10, 2001, Mr. Zhao is receiving a monthly salary of RMB 8,000, approximately equivalent to US$1,169. Mr. Zhao is entitled to PRC statutory holidays and leave for maternity, marriage and mourning with pay in accordance with relevant government laws and regulations.

(viii) Wang Jianbo

Mr. Wang was employed as a Sales Manager of Taihong. Pursuant to an employment agreement entered into by Taihong with Mr. Wang, dated December 25, 2000, Mr. Wang is receiving a monthly salary of RMB 6,000, approximately equivalent to US$877. Mr. Wang is entitled to PRC statutory holidays and leave for maternity, marriage and mourning with pay in accordance with relevant government laws and regulations.

(ix) Gao Aiping

Ms. Gao was employed as a Technician of Taihong. Pursuant to an employment agreement entered into by Taihong with Ms. Gao, dated July 15, 2000, Ms. Gao is receiving a monthly salary of RMB 3,500, approximately equivalent to US$512. Ms. Gao is entitled to PRC statutory holidays and leave for maternity, marriage and mourning with pay in accordance with relevant government laws and regulations.

In respect of Mr. Richard Crimmins and Ms. Pam Jowett, neither Richard Crimmins nor Pam Jowett entered into any employment agreement with First Growth.

Compensation Discussion and Analysis

The following discussion and analysis of compensation arrangements of our named executive officers for 2006 and 2007 should be read together with the compensation tables set forth above and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. The actual amount and form of compensation and the compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

Evolution of Our Compensation Approach; Compensation Philosophy

Our historical executive compensation programs were developed and implemented while we were a private company. To date, our compensation programs and the process by which they were developed, were less formal than that typically employed by public companies. Our board of directors currently consists of five members: Gao Zhentao, Han Chengxiang, Peter Li, Liu Yaojun and Greg Huett.. Our board of directors appointed a compensation committee on June 13, 2008. Our Compensation Committee comprises three members and is responsible for the administration of all salary, bonus and incentive compensation plans for our officers and key employees. The members of our Compensation Committee are Liu Yaojun, Peter Li and Greg Huett.

We have traditionally placed significant emphasis on the business judgment of our board of directors and the recommendations of our chief executive officer with respect to the determination of executive compensation. We have not used a compensation consultant in any capacity but believe that our executive officer compensation package is comparable and competitive to similar businesses in northern China. As we gain experience as a public company, we expect the specific direction, emphasis and components of our compensation program will evolve and become more formalized.

Components of Our Executive Compensation Program

Our executive compensation consists of the following elements:

Our compensation objective is to ensure that executives are provided incentives and compensated in a way that advances both our short and long-term interests while also ensuring our ability to attract and retain executive management talent.

We approach this objective through three key components, base salary, discretionary bonus and grant of options.

Base Salary. Base salaries for our executives are used to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our executives. The 2007 base salary for each of our executive officers was based on the recommendation of the chief executive officer, which was based on his review of his business judgment and the assessment of the executive’s performance and are intended to be similar to salaries paid to executives at other companies in similar positions in Weifang, Shandong Province, China. We used Shandong Minhe Animal Husbandry Co., Ltd. as a benchmark for base salary. Shandong Minhe Animal Husbandry Co., Ltd. is located in Shandong Province and is one of our major competitors for sales of day-old broilers.

Base salaries are reviewed annually to confirm that they remain aligned with market levels after taking into account individual responsibilities, performance and experience.

Discretionary Annual Bonus. Our board of directors has the authority to award discretionary annual bonuses to our executive officers, including our chief executive officer. Bonuses awarded were intended to compensate officers for achieving financial and operational goals, such as the business targets noted above, and for achieving individual annual performance objectives. These objectives vary depending on the individual, but relate generally to strategic factors such as the financial performance, results of operations, per share performance of our common stock and the level of responsibility of each individual’s position.

Our specific after tax net income target is $9 million for the year 2008. Discretionary annual bonuses will be provided to our Chief Executive Officer and other executives if we exceed the after tax net income target of $9 million, with an aggregate amount equivalent to 0.5%-1.5% of any excess. When deciding the amount of bonus to be awarded to other employees, we will consider the survival rate, productivity and hatching rate of the broilers. Such factors will be determined from time to time by our Compensation Committee.

In 2007 and 2008 these objectives specifically include the individual’s contribution to the process of going public and revenue growth. The actual amount of discretionary bonus granted is determined following a review of each executive’s individual performance and contribution to our strategic goals conducted within three months following the end of the applicable fiscal year.

Our Compensation Committee as established pursuant to our charter is responsible for the administration of all salary, bonus and incentive compensation plans for our officers and key employees.

Long-Term Incentive Plan Awards. We currently do not have a stock option plan, stock appreciation rights plan or other long-term incentive plans. We only grant options to our Chief Financial Officer thus far. However, we are reviewing the arrangement to grant options to other senior executives. We may implement a long-term incentive plan in the future; however because of Chinese tax laws, we currently do not consider these types of awards desirable.

Defined Benefit or Actuarial Plan. We contribute 20% from an individual employee’s total amount of monthly salary to pension insurance as required under Shandong Province local labor regulations, which has been reflected in the summary compensation table above. Each employee contributes 8% from his total amount of monthly salary to the same government-sponsored program, although we withhold and pay such percentage on behalf of the employee. However, no benefits are determined by final compensation and years of service.

Employment contracts and change of control arrangements

All executive officers and key employees of PRC Yuhe and Taihong are under employment contracts. None of the executive officers or key employees has a change-of-control related arrangement with us. These contracts typically have period of validity of between three to ten years and one-month notice period for early termination. The executive officers and key employees as of October 15, 2008 have the following initial term of employment in their respective employment contracts:-

Executive Officers	Initial term
Gao Zhentao	3 years
Han Chengxiang	10 years
Hu Gang	3 years

Key Employees	Initial term

Tan Yi	5 years
Ding Wengui	5 years
Jiang Yingjun	8 years
Zhao Beijing	8 years
Wang Jianbo	10 years
Gao Aiping	10 years

Copies of these employment contracts have also been filed with the Registration Statement of which this prospectus is a part.

Security ownership guidelines

We do not have a stock grant policy or any stock ownership guidelines.

Accounting and tax treatment

Given our current levels of compensation, the accounting and tax considerations have not significantly impacted our forms of compensation. The board considers as one factor the impact of accounting and tax treatment on compensation in our compensation programs.

Director Compensation

None of the directors who served during the past two fiscal years received any form of compensation from us. Our former sole director, Gao Zhentao, is also an officer of Yuhe and received no additional compensation for being a director.

TRANSACTIONS WITH RELATED PERSONS

Security Interest in Personal Real Estate. On November 9, 2006, PRC Yuhe borrowed $266,667 from Wei Fang Han Ting Rural Credit Cooperatives Union, which was secured by a mortgage on the personal residence of Gao Zhentao, our chief executive officer. There is currently a principal balance of or $266,667 outstanding on the loan, which accrues interest at the rate of 0.6825% per month. Accrued interest on the loan is payable on a monthly basis, and all outstanding principal and interest will become due and payable on November 8, 2009.

Salary paid by the Group. Since PRC Yuhe’s inception, the salary of our chief executive officer, Gao Zhentao, was paid by Shandong Yuhe Food Group Co., Ltd., or Yuhe Group, a PRC company based in Weifang, Shandong Province that is controlled by our chief executive officer and his brother, Gao Zhenbo. In 2007 this salary totaled $8,000.

Share Exchange Agreement Transaction Between Mr. Kunio Yamamoto and First Growth. We entered into an Equity Transfer Agreement, the “Equity Transfer Agreement”, dated as of March 12, 2008, with Mr. Kunio Yamamoto, the sole shareholder of Bright Stand, to exchange all of the issued and outstanding shares of Bright Stand owned by him in exchange for our issuing to Mr. Yamamoto 126,857,134 unregistered shares, equivalent to 8,626,318 post-split shares, of our common stock. As a result of the transaction, Mr. Yamamoto holds 126,857,134 shares, equivalent to 8,626,318 post-split shares, or 88.8 % of our 142,857,134 shares, equivalent to 9,714,312 post-split shares, of common stock then outstanding following the completion of all matters referred to above.

Mr. Gao is the controlling shareholder, legal representative and executive director of Shandong Yuhe Food Group Co., Ltd., "Yuhe Group", holding 80% of its shares. Mr. Gao does not have any affiliation or relationship with any of our competitors, suppliers, customers, distributors and similar companies, including without limitation, Hefeng Green Agriculture Co., Ltd., Shandong Yuhe New Agriculture Academy of Sciences, and Weifang Hexing Breeding Co., Ltd.

In previous years when we needed working capital, we received advances from time to time from related companies and related companies also paid some expenses on our behalf. At December 31, 2006, the accumulated amount due to related companies was $2,567,739. We provided advances to and paid some expenses for other related parties when they needed working capital. The related parties serve as a source of temporary financing for each other in order to save on significant interest expenses.

The amounts due from related parties are an accumulation of some trade transactions and advances to related companies for working capital purposes. There are no agreements signed between the related companies and no fixed repayment dates, although the lenders have the right to demand repayment in full at anytime.

Related Party	Terms	Yuhe International, Inc. Balance as at June 30, 2008	PRC Yuhe Balance as at December 31, 2007	PRC Yuhe Balance as at December 31, 2006

Loans to Former Owners of PRC Yuhe

Mr. Gao Zhentao, Director and former owner of PRC Yuhe
The first oral loan agreement between PRC Yuhe as lender and Mr. Gao Zhentao as borrower was made in or about December 2006. Since then, there have been a number of borrowings and repayments under identical terms between these parties.

Unsecured, interest free loans, have no fixed repayment date. For allowing Mr. Gao to make payments for his business trips and other expenses purpose. Balance in the sum of $74,125 was repaid on February 19, 2008.

No material covenants, conditions or restrictions attached to these cash advances to and repayments by Mr. Gao Zhentao.

Remedies available to the creditor are prescribed pursuant to the laws of the PRC.
		$-	$74,125	$-

Mr. Gao Zhenbo, Director of PRC Yuhe and former owner of Taihong
The first oral loan agreement between PRC Yuhe as lender and Mr. Gao Zhenbo as borrower was made before January 1, 2005. Since then, there have been a number of borrowings and repayments under identical terms between these parties.

Unsecured, interest free loans, have no fixed repayment date. For allowing Mr. Gao to make payments for his business trips and other expenses purpose. Balance in the sum of $76,716 was repaid on February 19, 2008.

No material covenants, conditions or restrictions attached to these cash advances to and repayments by Mr. Gao Zhenbo.

Remedies available to the creditor are prescribed pursuant to the laws of the PRC.
		$-	$76,716	$-

Mr. Tan Yi, Director of PRC Yuhe
The first oral loan agreement between PRC Yuhe as lender and Mr. Tan Yi as borrower was made on or about January 31, 2005. Since then, there have been a number of borrowings and repayments under identical terms between these parties.

Unsecured, interest free loans, have no fixed repayment date. For allowing Mr. Tan to make payments for his business trips and other expenses purpose. Balance in the sum of $78,092 was repaid on February 19, 2008.

No material covenants, conditions or restrictions attached to these cash advances to and repayments by Mr. Tan Yi.

Remedies available to the creditor are prescribed pursuant to the laws of the PRC.
		$-	$78,092	$-

Due from directors shown under non-current assets in balance sheet	$-	$228,933	$-

Loans to Companies in which Former Owner of PRC Yuhe Served as a Director

Hefeng Green Agriculture Co., Ltd, a company in which Mr. Gao Zhentao served as a director
The first oral loan agreement between PRC Yuhe as lender and Hefeng Green Agriculture Co., Ltd. as borrower was made on or about September 30, 2005. Since then, there have been a number of borrowings and repayments under identical terms between these parties.

Unsecured, interest free loans, have no fixed repayment date. For working capital purposes. The management expects to receive the loan balance on demand in December 2009.

No material covenants, conditions or restrictions attached to these cash advances to and repayments by Hefeng Green Agriculture Co., Ltd.

Remedies available to the creditor are prescribed pursuant to the laws of the PRC.
	$75,560	$70,990	$66,419

Shandong Yuhe Food Group Co., Ltd., a company in which Mr. Gao Zhentao served as a director
The first oral loan agreement between PRC Yuhe and Taihong as lenders and Shandong Yuhe Food Group Co., Ltd. as borrower was made before January 1, 2005. Since then, there have been a number of borrowings and repayments under identical terms among these parties.

Unsecured, interest free loans, have no fixed repayment date. For working capital purposes. The management expects to receive the loan balance on demand in December 2009.

No material covenants, conditions or restrictions attached to these cash advances to and repayments by Shandong Yuhe Food Group Co., Ltd.

Remedies available to the creditor are prescribed pursuant to the laws of the PRC.
	$3,818,695	$5,617,363	$4,015,833

Shandong Yuhe New Agriculture Academy of Sciences, a company in which Mr. Gao Zhentao served as a director
The first oral loan agreement between PRC Yuhe as lender and Shandong Yuhe New Agriculture Academy of Sciences as borrower was made before January 1, 2005. Since then, there have been a number of borrowings and repayments under identical terms between these parties.

Unsecured, interest free loans, have no fixed repayment date. For working capital purposes. The management expects to receive the loan balance on demand in December 2009.

No material covenants, conditions or restrictions attached to these cash advances to and repayments by Shandong Yuhe New Agriculture Academy of Sciences.

Remedies available to the creditor are prescribed pursuant to the laws of the PRC.
	$51,498	$48,384	$45,268

Weifang Hexing Breeding Co., Ltd., a company in which Mr. Gao Zhentao served as a director
The first oral loan agreement between Taihong as lender and Weifang Hexing Breeding Co., Ltd. as borrower was made before January 1, 2005. Since then, there have been a number of borrowings and repayments under identical terms between these parties.

Unsecured, interest free loans, have no fixed repayment date. For working capital purposes. The balance in the sum of $214,954 was repaid on March 31, 2008.

No material covenants, conditions or restrictions attached to these cash advances to and repayments by Weifang Hexing Breeding Co., Ltd.

Remedies available to the creditor are prescribed pursuant to the laws of the PRC.
	$-	$53,723	$-

Weifang Jiaweike Food Co., Ltd., a company in which Mr. Gao Zhentao served as a director
The first oral loan agreement between Taihong as lender and Weifang Jiaweike Food Co., Ltd. as borrower was made on or about September 3, 2005. Since then, there have been a number of borrowings and repayments under identical terms between these parties.

Unsecured, interest free loans, have no fixed repayment date. For working capital purposes. The management expects to receive the loan balance on demand in December 2009.

No material covenants, conditions or restrictions attached to these cash advances to and repayments by Weifang Jiaweike Food Co., Ltd.

Remedies available to the creditor are prescribed pursuant to the laws of the PRC.
	$26	$26	$-

Due from related companies shown under non-current assets on balance sheet		$3,945,779	$5,790,486	$4,127,520

Loan to Shareholder of Yuhe International

Mr. Yamamoto, a shareholder of Yuhe International	Unsecured, interest free loan, has no fixed repayment date. Advance to shareholder for payments of listing expenses and was repaid in 2008.	$15,000	$-	$-

Due from shareholder recorded under current assets on balance sheet		$15,000	$-	$-

Loans from Companies in which Former Owner of PRC Yuhe Served as a Director

Weifang Hexing Breeding Co., Ltd, a company in which Mr. Gao Zhentao served as a director	The first oral loan agreement between Weifang Hexing Breeding Co., Ltd. as lender and PRC Yuhe as borrower was made before January 1, 2005. Since then, there have been a number of borrowings and repayments under identical terms between these parties. Unsecured, interest free loans, have no fixed repayment date. For working capital purposes. Balance in the sum of $2,169,237 was repaid on June 30, 2007. No material covenants, conditions or restrictions attached to these cash advances to and repayments by PRC Yuhe. Remedies available to the creditor are prescribed pursuant to the laws of the PRC.	$-	$-	$1,879,785

Weifang Jiaweike Food Co., Ltd, a company in which Mr. Gao Zhentao served as a director	The first oral loan agreement between Weifang Jiaweike Food Co., Ltd. as lender and PRC Yuhe as borrower was made before January 1, 2005. Since then, there have been a number of borrowings and repayments under identical terms between these parties. Unsecured, interest free loans, have no fixed repayment date. For working capital purposes. Balance in the sum of $473,220 was repaid on June 30, 2007. No material covenants, conditions or restrictions attached to these cash advances to and repayments by PRC Yuhe. Remedies available to the creditor are prescribed pursuant to the laws of the PRC.	$-	$-	$687,954

Weifang Hexing Breeding Co., Ltd, a company in which Mr. Gao Zhentao served as a director
The first oral loan agreement between Weifang Hexing Breeding Co., Ltd. as lender and PRC Yuhe as borrower was made on or about March 12, 2008. Since then, there have been a number of borrowings and repayments under identical terms between these parties.

Unsecured, interest free loans, have no fixed repayment date. For working capital purposes. The loan in the sum of $212,134 was repaid on August 30, 2008.

No material covenants, conditions or restrictions attached to these cash advances to and repayments by PRC Yuhe.

Remedies available to the creditor are prescribed pursuant to the laws of the PRC.
		$492,956	$-	$-

Others	Unsecured, interest free loan, has no fixed repayment date. For working capital purposes.	$24,444	$-	$-

Due to related companies in which Former Owner of PRC Yuhe Served as a Director		$517,400		$-	$2,567,739

Loan from Bright Stand International Limited

Bright Stand International Limited, a company in which Mr. Gao Zhentao served as a director	Unsecured, interest free loan, has no fixed repayment date. The Balance was eliminated upon consolidation between Yuhe International and Bright Stand as a result of the reverse merger. No material covenants, conditions or restrictions attached to this cash advance. Remedies available to the creditor are prescribed pursuant to the laws of the PRC.	$-	$	*1,000,000	$-

Loan from Bright Stand International Limited		$-		$1,000,000	$-

Due to related companies shown under current liabilities on balance sheet		$517,400		$1,000,000	$2,567,739

* This is the cash deposits to PRC Yuhe by Bright Stand as capital injection, since the registration was not completed at December 31, 2007, and was classified as Loan accounts instead of Common Stock.

Providing Guarantees on Behalf of A Former Owner of PRC Yuhe. PRC   Yuhe provided a guarantee in favor of Shandong Yuhe Food Group Co., Ltd., a former owner of PRC Yuhe, in the amount of $2,128,399. The guarantee expired in January 2008.

Acquisition by Halter Financial . We entered into a Stock Purchase Agreement, the “Stock Purchase Agreement”, with Halter Financial Investments, L.P., a Texas limited partnership, “Halter Financial”, dated as of November 6, 2007, pursuant to which we agreed to sell to Halter Financial 14,000,000 unregistered shares, equivalent to 951,996 post-split shares, of our common stock for $425,000. The transaction closed on November 16, 2007. As a result of the transaction, Halter Financial held 14,000,000 shares, equivalent to 951,996 post-split shares, or 87.5% of our 16,000,000 shares, equivalent to 1,087,994 post-split shares, of common stock then outstanding following the completion. The Stock Purchase Agreement also required our Board of Directors to declare and pay a special cash dividend of $0.21, $3.088 post-split, per share to our shareholders on November 19, 2007. Halter Financial did not participate in such dividend. The dividend was payable to shareholders of record on November 15, 2007, which was prior to the date the shares were issued to Halter Financial under the Stock Purchase Agreement. The dividend payment date was November 19, 2007. The dividend was payable to our shareholders who held 2,000,000 shares of its common stock and resulted in a total dividend distribution of $420,000. The funds for the dividend came from the $425,000 proceeds received from the sale of common stock to Halter Financial. Halter Financial is a Texas limited partnership of which Halter Financial Investments GP, LLC, a Texas limited liability company is the sole general partner. The limited partners of HFI are: (i) TPH Capital, L.P., a Texas limited partnership of which TPH Capital GP, LLC is the general partner and Timothy P. Halter is the sole member of TPH Capital GP, LLC; (ii) Bellfield Capital, L.P., a Texas limited partnership of which Bellfield Capital Management, LLC is the sole general partner and David Brigante is the sole member of Bellfield Capital Management, LLC; (iii) Colhurst Capital LP, a Texas limited partnership of which Colhurst Capital GP, LLC is the general partner and George L. Diamond is the sole member of Colhurst Capital GP, LLC; and (iv) Rivergreen Capital, LLC of which Marat Rosenberg is the sole member. As a result, each of the foregoing persons may be deemed to be a beneficial owner of the shares held of record by Halter Financial.  Halter Financial has advised us that there is no correlation between the decision of Bright Stand to engage HFG International, Limited to provide consulting services to Bright Stand and the decision of Halter Financial to acquire a control position in First Growth. After Halter Financial became a 87.5% shareholder of First Growth pursuant to a Stock Purchase Agreement, there was a potential conflict of interest associated with an affiliate of Halter Financial, HFG International, Limited, advising Bright Stand about its purchase of a U.S. shell company, First Growth. Despite this potential conflict of interest, HFG International, Limited has informed us that its advice to Bright Stand was based on its research results into the prices paid by other groups to acquire control positions in publicly traded shell companies, which were similarly situated as First Growth at the time Bright Stand acquired First Growth.

The Halter Financial transaction was described under related party transactions due to the special dividend payment to former officers and other former major shareholders

Equity Investment by Certain Investors .   Effective March 12, 2008 we closed a Securities Purchase Agreement, the “Securities Purchase Agreement”, with certain investors. Pursuant to the terms of such Securities Purchase Agreement, such investors collectively invested approximately $18,000,000 into us at the price of $0.21, $3.088 post-split, per share in exchange for our issuance of 85,714,282 shares, equivalent to 5,829,018 post-split shares, to such investors. Mr. Yamamoto also sold 14,285,710 shares, equivalent to 971,500 post-split shares, of common stock to such investors for $3,000,000. Immediately following the closing of the Securities Purchase Agreement, Mr. Yamamoto owned 112,571,424 shares, equivalent to 7,654,818 post-split shares, of our common stock, and the investors owned 99,999,992 shares, equivalent to 6,800,518 post-split shares, of our common stock.

Agreements with Placement Agents. On March 12, 2008, as part of the compensation to our placement agent, Roth Capital Partners, LLC, in connection with their services under the Securities Purchase Agreement, we issued to Roth Capital Partners, LLC and WLT Brothers Capital, Inc. warrants to acquire an aggregate of 6,999,999 shares, equivalent to 476,014 post-split shares, of common stock, exercisable at any time after the date falling 6 months after their issuance. The warrants have a strike price equal to $0.252, $3.705 post-split, have a term of three years starting from March 12, 2008 and permit cashless or cash exercise at all times after they are exercisable until they expire on March 12, 2011. The shares of common stock issuable upon the exercise of the warrants have registration rights. In addition, Roth Capital Partners, LLC and WLT Brothers Capital, Inc. received cash compensation in the amount of $1.47 million. The above may have been disclosed as a promoter under S-K 404(c).

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On March 12, 2008, concurrent with the reverse acquisition of First Growth, our board of directors approved the dismissal of Pritchett, Siler & Hardy, P.C. as our independent auditor, effective upon the completion of the audit of financial statements of First Growth as of and for the fiscal year ended December 31, 2007 and the issuance of its report thereon. Concurrent with the decision to dismiss Pritchett, Siler & Hardy, P.C. as our independent auditor, our board of directors elected to continue the existing relationship of our new subsidiary Weifang Yuhe Poultry Co., Ltd. with Child, Van Wagoner & Bradshaw, PLLC and appointed Child, Van Wagoner & Bradshaw, PLLC as our independent auditor.

The dismissal of Pritchett, Siler & Hardy, P.C. became effective when Pritchett, Siler & Hardy, P.C. completed its audit of such financial statements and released its report with respect thereto on March 31, 2008.

The reports of Pritchett, Siler & Hardy, P.C. on our financial statements for the fiscal year ended December 31, 2006 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to any uncertainty, audit scope or accounting principles. During our fiscal years ended December 31, 2006 and 2007 and the subsequent interim periods preceding the termination, there were no disagreements with Pritchett, Siler & Hardy, P.C. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Pritchett, Siler & Hardy, P.C. would have caused Pritchett, Siler & Hardy, P.C. to make reference to the subject matter of the disagreements in connection with its report on the financial statements for such years or subsequent interim periods.

During our two most recent fiscal years ended December 31, 2007 and 2006, we did not consult Child, Van Wagoner & Bradshaw, PLLC with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on our consolidated financial statements, and neither a written report was provided to us nor oral advice was provided that Child, Van Wagoner & Bradshaw, PLLC concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to that Item, or a reportable event, as described in Item 304(a)(1)(v) of Regulation S-K.

We provided Pritchett, Siler & Hardy, P.C. with a copy of this disclosure on April 2, 2008, providing Pritchett, Siler & Hardy, P.C. with the opportunity to furnish us with a letter addressed to the SEC stating whether it agrees with the statement made by us herein in response to Item 304(a) of Regulation S-K and, if not, stating the respect in which it does not agree. A letter from Pritchett, Siler & Hardy, P.C. dated April 3, 2008 was filed by us as Exhibit 16.1 to our current report on Form 8-K on April 4, 2008.

SELLING SECURITY HOLDERS

On behalf of the Selling Security Holders named in the table below, including their donees, pledgees, transferees or other successors-in-interest who receive any of the shares covered by this prospectus, we are registering, pursuant to the registration statement of which this prospectus is a part, 7,871,515 shares of our common stock.

We are registering the shares being offered under this prospectus pursuant to a Registration Rights Agreement, the “Registration Rights Agreement”, dated March 12, 2008, between our company and the Selling Security Holders. The Registration Rights Agreement was entered into in connection with our 2008 private placement financing transaction, which is described in more detail below in the section entitled “Description of Capital Stock.”

The number of shares of common stock that will be outstanding immediately after this offering is based on the number of shares outstanding as of October 15, 2008, which includes the 7,871,515 shares being offered under this prospectus. We are registering the shares to permit the Selling Security Holders to offer these shares for resale from time to time. The Selling Security Holders may sell all, some or none of the shares covered by this prospectus. For more information, see the section of this prospectus entitled “Plan of Distribution.”

The table below lists the Selling Security Holders and other information regarding the beneficial ownership of the shares of common stock by each of the Selling Security Holders as of May 8, 2008. The following table and the footnotes thereto were prepared based on the records of our transfer agent as of May 8, 2008, except that all information with respect to beneficial ownership has been furnished to us by the Selling Security Holders. The inclusion of any securities in the following table does not constitute an admission of beneficial ownership by the persons named below. Except as indicated in the footnotes to the table, no Selling Security Holder has had any material relationship with us or our predecessors or affiliates during the last three years.

Halter Financial Investments, L.P. and Halter Financial Group, L.P. represented to the Company that they purchased their securities in the ordinary course of business and that at the time of purchase of the securities to be resold, they had no agreements or understandings, directly or indirectly, with any person to distribute the securities. We have been informed that Timothy P. Halter, David Brigante, Marat Rosenberg and George Diamond, who own the outstanding limited partnership interests of Halter Financial Investments, L.P., collectively own all outstanding shares of WLT Brothers Holdings, Inc., the parent company of WLT Brothers Capital, Inc., a registered broker dealer. We have further been informed that each shareholder of WLT Brothers Holdings, Inc. has signed an affidavit of non-involvement and is otherwise not involved in the management or operations of WLT Brothers Capital, Inc.

	Number of Shares Beneficially Owned Prior to	Number of Shares Registered	Shares Owned After Sale of All Registered Shares (1)
Name of Selling Security Holder	This Offering	for Sale (1)	No. Shares	Percentage (2)
Halter Financial Investment, L.P [3]	429,046	429,046	0	*
Halter Financial Group, L.P. [4]	522,950	522,950	0	*
Pam Jowett [5]	2,380	2,380	0	*
Lynn Dixon [6]	38,647	38,647	0	*
Van L. Butler [7]	680	680	0	*
Devonshire Partners, LLC [8]	38,647	38,647	0	*
Real Path, Inc. [9]	27,200	27,200	0	*
Lazlo Schwartz [10]	11,447	11,447	0	*
Dehua Qian [11]	9,715	9,715	0	*
Westpark Capital, L. P. [12]	37,848	37,848	0	*
Liping Gu [13]	32,383	32,383	0	*
Ruoling Wang [14]	32,383	32,383	0	*
Wu Mijia [15]	16,192	16,192	0	*
Ancora Greater China Fund, LP [16]	32,383	32,383	0	*
Atlas Allocation Fund, L.P. [17]	36,027	36,027	0	*
Howard H. Lu [18]	6,477	6,477	0	*
Investment Hunter, LLC [19]	485,751	485,751	0	*
Black River Commodity Select Fund Ltd. [20]	971,503	971,503	0	*
Black River Small Capitalization Fund Ltd. [21]	1,295,337	1,295,337	0	*
Chestnut Ridge Partners, LP [22]	36,027	36,027	0	*
Hua-Mei 21 st Century Partners, LP [23]	64,767	64,767	0	*
Southwell Partners, L.P. [24]	37,848	37,848	0	*
Kevin B Halter Jr. [25]	32,383	32,383	0	*
Octagon Capital Partners [26]	10,120	10,120	0	*
Guerrilla Partners LP [27]	64,767	64,767	0	*
Pinnacle China Fund L.P. [28]	1,214,378	1,214,378	0	*
Pinnacle Fund L.P. [29]	1,214,378	1,214,378	0	*
Straus Partners, LP [30]	21,859	21,859	0	*
Straus-GEPT Partners, LP [31]	14,573	14,573	0	*
Ardsley Partners Fund II, LP [32]	478,667	478,667	0	*
Marion Lynton [33]	12,144	12,144	0	*
Ardsley Offshore Fund, LP [34]	333,954	333,954	0	*
Ardsley Partners Institutional Fund, LP [35]	308,654	308,654	0	*
Total	7,871,515	7,871,515

* Less than 1%

(1)
Assumes that the Selling Security Holders dispose of all the shares of common stock covered by this prospectus and do not acquire or dispose of any additional shares. The Selling Security Holders are not representing, however, that any of the shares covered by this prospectus will be offered for sale, and the Selling Security Holders reserve the right to accept or reject, in whole or in part, any proposed sale of shares.

(2)	The percentage of common stock beneficially owned is based on 15,543,330 shares of common stock outstanding on October 15, 2008.
(3)
Address is 12890 Hilltop Road, Argyle, TX 76226. Halter Financial Investments, L.P. (“HFI”) is a Texas limited partnership of which Halter Financial Investments GP, LLC, a Texas limited liability company, is the sole general partner. The natural persons who are the beneficial owners of a majority of the voting stock of Halter Financial Investments GP, LLC include: (i) TPH Capital, L.P., a Texas limited partnership of which TPH Capital GP, LLC is the general partner and Timothy P. Halter is the sole member of TPH Capital GP, LLC; (ii) Bellfield Capital, L.P., a Texas limited partnership of which Bellfield Capital Management, LLC is the sole general partner and Dave Brigante is the sole member of Bellfield Capital Management, LLC; (iii) Colhurst Capital LP, a Texas limited partnership of which Colhurst Capital GP, LLC is the general partner and George L. Diamond is the sole member of Colhurst Capital GP, LLC; and (iv) Rivergreen Capital LLC of which Marat Rosenberg is the sole member. The other limited partners of HFI are: (i) TPH Capital, L.P., a Texas limited partnership of which TPH Capital GP, LLC is the general partner and Timothy P. Halter is the sole member of TPH Capital GP, LLC; (ii) Bellfield Capital, L.P., a Texas limited partnership of which Bellfield Capital Management, LLC is the sole general partner and Dave Brigante is the sole member of Bellfield Capital Management, LLC; (iii) Colhurst Capital LP, a Texas limited partnership of which Colhurst Capital GP, LLC is the general partner and George L. Diamond is the sole member of Colhurst Capital GP, LLC; and (iv) Rivergreen Capital LLC of which Marat Rosenberg is the sole member. As a result, each of the foregoing persons may be deemed to be a beneficial owner of the shares held of record by HFI.

(4)
Address is 12890 Hilltop Road, Argyle, TX 76226. Halter Financial Group, L.P. (“HFG”) is a Texas limited partnership of which Halter Financial Group GP, LLC, a Texas limited liability company, is the sole general partner. The members of Halter Financial Group GP, LLC include: (i) TPH Capital, L.P., a Texas limited partnership of which TPH Capital GP, LLC is the general partner and Timothy P. Halter is the sole member of TPH Capital GP, LLC; (ii) Bellfield Capital, L.P., a Texas limited partnership of which Bellfield Capital Management, LLC is the sole general partner and Dave Brigante is the sole member of Bellfield Capital Management, LLC; (iii) Colhurst Capital LP, a Texas limited partnership of which Colhurst Capital GP, LLC is the general partner and George L. Diamond is the sole member of Colhurst Capital GP, LLC; and (iv) Rivergreen Capital LLC of which Marat Rosenberg is the sole member. As a result, each of the foregoing individuals may be deemed to be a beneficial owner of the shares held of record by Halter Financial Group GP, LLC. Similarly, the limited partners of HFG are: (i) TPH Capital, L.P., a Texas limited partnership of which TPH Capital GP, LLC is the general partner and Timothy P. Halter is the sole member of TPH Capital GP, LLC; (ii) Bellfield Capital, L.P., a Texas limited partnership of which Bellfield Capital Management, LLC is the sole general partner and Dave Brigante is the sole member of Bellfield Capital Management, LLC; (iii) Colhurst Capital LP, a Texas limited partnership of which Colhurst Capital GP, LLC is the general partner and George L. Diamond is the sole member of Colhurst Capital GP, LLC; and (iv) Rivergreen Capital LLC of which Marat Rosenberg is the sole member. As a result, each of the foregoing persons may be deemed to be a beneficial owner of the shares held of record by HFG.

(5)	Address is 2508 South 1300 East, Salt Lake City, UT 84106. Ms. Pam Jowett was the sole officer and director of the Company from its inception in 1997 until November 16, 2007.
(6)
Address is 311 S State Street Suite No 460, Salt Lake City, UT 84111. Mr. Thomas G. Kimble and Mr. Dixon were principal shareholders of the Company for the three years prior to November 16, 2007, when they ceased to be 10% shareholders.

(7)	Address is 311 S State Street Suite No 440, Salt Lake City, UT 84111.
(8)
Address is 311 S State Street Suite No 440, Salt Lake City, UT 84111. These shares hled of record in the name of Devonshire Partners, LLC., a Colorado limited liability company, are owned and controlled solely by Tomas G. Kimble. Mr. Kimble and Mr. Dixon were the principle shareholders of the company for the three years prior to November 16, 2007, when they ceased to be 10% shareholders.

(9)	Address is 2232 South Nellis Blvd No 211, Las Vegas, NV 89104. These shares held of record in the name of Real Path, Inc., a Nevada corporation, are owned and controlled solely by Suzanne Rupert.
(10)	Address is 14 Dover Terrace, Monsey, NY 10952.
(11)	Address is Rm.301 No.121 Block, Jiaxin Garden, Huanghua Rd., Shanghai 201103 PRC.
(12)
Address is 4965 Preston Park Blvd, Suite 220, Plano, TX 75093. Patrick J. Brosnahan, the General Partner of Wespark Capital, L. P. has dispositive and voting power over the shares and may be deemed to be the beneficial owner of the shares of common stock beneficially owned by Westpark Capital, L. P. Mr. Brosnahan disclaims beneficial ownership of the shares to the extent of his direct or indirect pecuniary interest.

(13)	Address is 16F, East Tower of Julong Plaza No. 9, Hangda, Hang Zhou, 310007 PRC.
(14)	Address is Rm 1701, 21 Building, 669 Baiyu Rd., Shanghai, 200063 PRC.
(15)	Address is 3-52-402 Jinhui Garden, Hongsong Road, Shanghai, 201103 PRC.
(16)
Address is One Chagrin Highlands, 2000 Auburn Dr #300, Cleveland, OH 44122. John P. Micklitsch has dispositive and voting power over the shares and may be deemed to be the beneficial owner of the shares of common stock beneficially owned by Ancora Greater China Fund, LP.

(17)
Address is 100 Crescent Court, Suite 880, Dallas, TX 75201. Robert H. Alpert has dispositive and voting power over the shares and may be deemed to be the beneficial owner of the shares of common stock beneficially owned by Atlas Allocation Fund, L.P.

(18)	Address is 1224 East Green Street, Suite 200, Pasadena, CA 91106.
(19)
Address is P.O. Box 540308, Dallas, TX 75354-0308. Gary C. Evans has dispositive and voting power over the shares and may be deemed to be the beneficial owner of the shares of common stock beneficially owned by Investment Hunter, LLC.

(20)
Address is 12700 Whitewater Drive, Minnetonka, MN 55343-9438. Pursuant to an investment advisory agreement, Black River Asset Management LLC has investment and voting power with respect to the securities held by the Black River Commodity Select Fund Ltd. Rosamond Borer has dispositive and voting power over the shares and may be deemed to be the beneficial owner of the shares of common stock beneficially owned by Black River Commodity Select Fund Ltd. Ms. Borer disclaims beneficial ownership of the shares to the extent of her direct or indirect pecuniary interest.

(21)
Address is 12700 Whitewater Drive, Minnetonka, MN 55343-9438. Pursuant to an investment advisory agreement, Black River Asset Management LLC has investment and voting power with respect to the securities held by the Black River Small Capitalization Fund Ltd. Richard Gammill has dispositive and voting power over the shares and may be deemed to be the beneficial owner of the shares of common stock beneficially owned by Black River Small Capitalization Fund Ltd. Mr. Gammill disclaims beneficial ownership of the shares to the extent of his direct or indirect pecuniary interest.

(22)
Address is 50 Tice Boulevard, Woodcliff Lake, NJ 07677. Kenneth Pasternak has dispositive and voting power over the shares and may be deemed to be the beneficial owner of the shares of common stock beneficially owned by Chestnut Ridge Partners, LP.

(23)
Address is 237 Park Ave 9th Fl, New York, NY 10017. Peter Siris and Leigh S. Curry has dispositive and voting power over the shares and may be deemed to be the beneficial owner of the shares of common stock beneficially owned by Hua-Mei 21 st Century Partners, LP.

(24)
Address is 1901 North Akard St., Dallas, TX 75201. Wilson S. Jaeggli has dispositive and voting power over the shares and may be deemed to be the beneficial owner of the shares of common stock beneficially owned by Southwell Partners, L.P.

(25)	Address is 2591 Dallas Parkway #102, Frisco, TX 75034.
(26)
Address is 155 West 68th Street, #27E, New York, NY 10023. Steven Hart has dispositive and voting power over the shares and may be deemed to be the beneficial owner of the shares of common stock beneficially owned by Octagon Capital Partners.

(27)
Address is 237 Park Ave 9th Fl, New York, NY 10017. Peter Siris and Leigh S. Curry has dispositive and voting power over the shares and may be deemed to be the beneficial owner of the shares of common stock beneficially owned by Guerrilla Partners LP.

(28)
Address is 4965 Preston Park Blvd., Suite 240, Plano, TX 75093. Barry Kitt has dispositive and voting power over the shares and may be deemed to be the beneficial owner of the shares of common stock beneficially owned by each of Pinnacle China Fund, L.P. and The Pinnacle Fund, L.P.  Mr. Kitt disclaims beneficial ownership of the shares to the extent of his direct or indirect pecuniary interest.

(29)
Address is 4965 Preston Park Blvd., Suite 240, Plano, TX 75093. Barry Kitt has dispositive and voting power over the shares and may be deemed to be the beneficial owner of the shares of common stock beneficially owned by each of Pinnacle China Fund, L.P. and The Pinnacle Fund, L.P.  Mr. Kitt disclaims beneficial ownership of the shares to the extent of his direct or indirect pecuniary interest.

(30)
Address is 320 Park Avenue, 10th Floor, New York, NY 10022. Melville Straus has dispositive and voting power over the shares and may be deemed to be the beneficial owner of the shares of common stock beneficially owned by Straus Partners, LP.

(31)
Address is 320 Park Avenue, 10th Floor, New York, NY 10022. Melville Straus has dispositive and voting power over the shares and may be deemed to be the beneficial owner of the shares of common stock beneficially owned by Straus-GEPT Partners, LP.

(32)
Address is 262 Harbor Drive, 4 th Floor, Stamford CT 06902. Ardsley Advisory Partners has investment and voting power with respect to the shares held by Ardsley Partners Fund II, L.P. Phil Hempleman has dispositive and voting power over the shares and may be deemed to be the beneficial owner of the shares of common stock beneficially owned by Ardsley Partners Fund II, LP. Mr. Hempleman disclaims beneficial ownership of the shares to the extent of his direct or indirect pecuniary interest.

(33)
Address is 262 Harbor Drive, 4 th Floor, Stamford CT 06902. Ardsley Advisory Partners has investment and voting power with respect to the shares held by Marion Lynton. Phil Hempleman has dispositive and voting power over the shares and may be deemed to be the beneficial owner of the shares of common stock beneficially owned by Marion Lynton. Mr. Hempleman disclaims beneficial ownership of the shares to the extent of his direct or indirect pecuniary interest.

(34)
Address is 262 Harbor Drive, 4 th Floor, Stamford CT 06902. Ardsley Advisory Partners has investment and voting power with respect to the shares held by Ardsley Offshore Fund, Ltd. Phil Hempleman has dispositive and voting power over the shares and may be deemed to be the beneficial owner of the shares of common stock beneficially owned by Ardsley Offshore Fund, LP. Mr. Hempleman disclaims beneficial ownership of the shares to the extent of his direct or indirect pecuniary interest.

(35)
Address is 262 Harbor Drive, 4 th Floor, Stamford CT 06902. Ardsley Advisory Partners has investment and voting power with respect to the shares held by Ardsley Partners Institutional Fund, L.P. Phil Hempleman has dispositive and voting power over the shares and may be deemed to be the beneficial owner of the shares of common stock beneficially owned by Ardsley Partners Institutional Fund LP. Mr. Hempleman disclaims beneficial ownership of the shares to the extent of his direct or indirect pecuniary interest.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding our common stock beneficially owned on October 15, 2008, and as adjusted after giving effect to the sale of the shares being sold in this offering for (i) each shareholder we know to be the beneficial owner of 5% or more of our common stock, (ii) each of our “named executive officers” and directors, and (iii) all executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. In general, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of such security, or the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which the person has the right to acquire beneficial ownership within 60 days. Unless otherwise indicated by the footnotes below, we believe, based on the information furnished to us and subject to community and marital property laws, all persons named have sole voting and investment power with respect to such shares, except as otherwise noted. Percentage of ownership is based on 15,543,330 shares of our common stock outstanding as of October 15, 2008.

The following table excludes any shares of our common stock which may be issued for the round up of fractional shares and the special treatment to preserve round lot shareholders.

Name of Beneficial Owner	Number of Shares Beneficially Owned Before Offering	Percent of Shares Beneficially Owned Before Offering		Number of Shares Beneficially Owned After Offering	Percent of Shares Beneficially Owned After Offering
Greater than 5% Shareholders
Kunio Yamamoto [1]	7,654,818	49.2%		7,654,818	49.2%

Halter Financial Investments, L. P. [2]	522,950	3.4%		0	*	%

Halter Financial Group, L.P. [3]	429,046	2.8%		0	*	%

Pinnacle China Fund L.P. [4]	1,214,378	7.8%		0	*	%

Pinnacle Fund L.P. [4]	1,214,378	7.8%		0	*	%

Black River Small Capitalization Fund Ltd. [5]	1,295,337	8.3%		0	*	%

Black River Commodity Select Fund Ltd. [6]	971,503	6.3%		0	*	%

Ardsley Partners Fund II, LP [7]	1,133,419	7.3%		0	*	%
Directors and Executive Officers
Gao Zhentao [1]	0	*	%	0	*	%

Han Chengxiang [1]	0	*	%	0	*	%

Hu Gang [1]	0	*	%	0	*	%

Peter Li [1]	0	*	%	0	*	%

Liu Yaojun [1]	0	*	%	0	*	%

Greg Huett [1]	0	*	%	0	*	%

Jiang Yingjun [1]	0	*	%	0	*	%

Richard Crimmins [8]	0	*	%	0	*	%

Pam Jowett [9]	2,380	*	%	0	*	%

All Executive Officers and Directors as a group	0	*	%	0	*	%

*	Less than 1%

(1)	Address is c/o Weifang Yuhe Poultry Co. Ltd., 301 Hailong Street, Hanting District, Weifang, Shandong Province, The People’s Republic of China.
(2)
Address is 12890 Hilltop Road, Argyle, TX 76226. Halter Financial Investments, L.P. (“HFI”) is a Texas limited partnership of which Halter Financial Investments GP, LLC, a Texas limited liability company, is the sole general partner. The natural persons who are the beneficial owners of a majority of the voting stock of Halter Financial Investments GP, LLC include: (i) TPH Capital, L.P., a Texas limited partnership of which TPH Capital GP, LLC is the general partner and Timothy P. Halter is the sole member of TPH Capital GP, LLC; (ii) Bellfield Capital, L.P., a Texas limited partnership of which Bellfield Capital Management, LLC is the sole general partner and Dave Brigante is the sole member of Bellfield Capital Management, LLC; (iii) Colhurst Capital LP, a Texas limited partnership of which Colhurst Capital GP, LLC is the general partner and George L. Diamond is the sole member of Colhurst Capital GP, LLC; and (iv) Rivergreen Capital LLC of which Marat Rosenberg is the sole member. The other limited partners of HFI are: (i) TPH Capital, L.P., a Texas limited partnership of which TPH Capital GP, LLC is the general partner and Timothy P. Halter is the sole member of TPH Capital GP, LLC; (ii) Bellfield Capital, L.P., a Texas limited partnership of which Bellfield Capital Management, LLC is the sole general partner and Dave Brigante is the sole member of Bellfield Capital Management, LLC; (iii) Colhurst Capital LP, a Texas limited partnership of which Colhurst Capital GP, LLC is the general partner and George L. Diamond is the sole member of Colhurst Capital GP, LLC; and (iv) Rivergreen Capital LLC of which Marat Rosenberg is the sole member. As a result, each of the foregoing persons may be deemed to be a beneficial owner of the shares held of record by HFI.

(3)
Address is 12890 Hilltop Road, Argyle, TX 76226. Halter Financial Group, L.P. (“HFG”) is a Texas limited partnership of which Halter Financial Group GP, LLC, a Texas limited liability company, is the sole general partner. The members of Halter Financial Group GP, LLC include: (i) TPH Capital, L.P., a Texas limited partnership of which TPH Capital GP, LLC is the general partner and Timothy P. Halter is the sole member of TPH Capital GP, LLC; (ii) Bellfield Capital, L.P., a Texas limited partnership of which Bellfield Capital Management, LLC is the sole general partner and Dave Brigante is the sole member of Bellfield Capital Management, LLC; (iii) Colhurst Capital LP, a Texas limited partnership of which Colhurst Capital GP, LLC is the general partner and George L. Diamond is the sole member of Colhurst Capital GP, LLC; and (iv) Rivergreen Capital LLC of which Marat Rosenberg is the sole member. As a result, each of the foregoing individuals may be deemed to be a beneficial owner of the shares held of record by Halter Financial Group GP, LLC. Similarly, the limited partners of HFG are: (i) TPH Capital, L.P., a Texas limited partnership of which TPH Capital GP, LLC is the general partner and Timothy P. Halter is the sole member of TPH Capital GP, LLC; (ii) Bellfield Capital, L.P., a Texas limited partnership of which Bellfield Capital Management, LLC is the sole general partner and Dave Brigante is the sole member of Bellfield Capital Management, LLC; (iii) Colhurst Capital LP, a Texas limited partnership of which Colhurst Capital GP, LLC is the general partner and George L. Diamond is the sole member of Colhurst Capital GP, LLC; and (iv) Rivergreen Capital LLC of which Marat Rosenberg is the sole member. As a result, each of the foregoing persons may be deemed to be a beneficial owner of the shares held of record by HFG.

(4)
Address is 4965 Preston Park Blvd., Suite 240, Plano, TX 75093. Barry Kitt has dispositive and voting power over the shares and may be deemed to be the beneficial owner of the shares of common stock beneficially owned by each of Pinnacle China Fund, L.P. and The Pinnacle Fund, L.P.  Mr. Kitt disclaims beneficial ownership of the shares to the extent of his direct or indirect pecuniary interest.

(5)
Address is 12700 Whitewater Drive, Minnetonka, MN 55343-9438. Pursuant to an investment advisory agreement, Black River Asset Management LLC has investment and voting power with respect to the securities held by the Black River Small Capitalization Fund Ltd.

(6)
Address is 12700 Whitewater Drive, Minnetonka, MN 55343-9438. Pursuant to an investment advisory agreement, Black River Asset Management LLC has investment and voting power with respect to the securities held by the Black River Commodity Select Fund Ltd.

(7)
Address is 262 Harbor Drive, 4 th Floor, Stamford CT 06902. Ardsley Advisory Partners has investment and voting power with respect to the 178,571 shares held by Marion Lynton, 7,038,690 shares held by Ardsley Partners Fund II, L.P., 4,910,714 shares held by Ardsley Offshore Fund, Ltd. and 4,538,690 shares held by Ardsley Partners Institutional Fund, L.P.

(8)	Address is c/o Halter Financial Group, 12890 Hilltop Road, Argyle, TX 76226.
(9)	Address is 311 State Street, Suite 460, Salt Lake City, UT 84111.

DESCRIPTION OF CAPITAL STOCK

As of October 15, 2008, our authorized capital stock consisted of 500 million shares of common stock, par value $0.001 per share. As of October 15, 2008, an aggregate of 15,543,330 shares of common stock were outstanding. There are outstanding warrants to acquire 476,014 shares of common stock, exercisable at any time after 6 months from March 12, 2008. There are no shares of preferred stock outstanding. A description of the material terms and provisions of our articles of incorporation and bylaws affecting the rights of holders of our capital stock is set forth below. The description is intended as a summary, and is qualified in its entirety by reference to the form of articles of incorporation and the form of our bylaws that are filed with this prospectus.

While the registration statement covers the sale of shares purchased by the 25 investors, it does not cover transfers of the escrow shares. The total number of shares covered by the registration statement represents the sum of (i) 6,800,518 post-split shares purchased by the 25 private placement investors from us in the amount of US$18 million and from Mr. Yamamoto in the amount of US$3 million on March 12, 2008 for US$21 million, (ii) 951,996 post-split shares held by Halter Financial, and (iii) 119,001 post-split shares held by the existing shareholders of the Company holding restricted securities before the reverse merger, which gives a total of 7,871,515 shares.

Common Stock

Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefore at times and in amounts as our board of directors may determine. Each shareholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of the shareholders. Cumulative voting is not provided for in our amended articles of incorporation, which means that the majority of the shares voted can elect all of the directors then standing for election. The common stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon the occurrence of a liquidation, dissolution or winding-up, the holders of shares of common stock are entitled to share ratably in all assets remaining after payment of liabilities and satisfaction of preferential rights of any outstanding preferred stock. There are no sinking fund provisions applicable to the common stock. The outstanding shares of common stock are fully paid and non-assessable.

Registration Rights of Private Placement Investors

Concurrently with the execution of the Securities Purchase Agreement, we and the investors entered into a Registration Rights Agreement, a copy of which is attached hereto as Exhibit 4.1. The following summary description relating to the registration rights does not purport to be complete and is qualified in its entirety to the related agreements referenced below.

With respect to the 99,999,992 shares, equivalent to 6,800,518 post-split shares, purchased by the investors at closing on March 12, 2008, we are required to file a resale registration statement on Form S-1 or any other appropriate form (i) within 60 days following the closing for purposes of registering the resale of these shares, (ii) within 15 days with respect to any additional registration statement, covering the 2008 make good shares or 2009 make good shaers, as applicable (iii) within 15 days with respect to any additional registration statements required to be filed due to SEC Restrictions, (iv) within 30 days following the date on which we become eligible to utilize Form S-3 to register the resale of common stock, or (v) within 45 days following the date the 2008 make good shares or 2009 make good shares (the “Make Good Shares”) as defined in “Description of Business-Securities Purchase Agreement”, are delivered by Mr. Yamamoto to the investors.

Among other things, we will be required to pay the investors liquidated damages if we fail to file a registration statement by the above filing deadlines or if we do not promptly respond to comments received from the SEC. The liquidated damages accrue at a rate of 0.5% per month of the aggregate investment proceeds received from the investors, capped at 5% of the total investment proceeds.

The Make Good Shares, when and if released from the escrow account to the investors, will also have registration rights. With respect to the Make Good Shares, we agreed to file a registration statement within 45 days following the respective delivery date of the Make Good Shares and make the registration statement effective no later than the 120th day, or the 150th day in the case that the SEC reviews and has written comments to such filed registration statement that would require the filing of a pre-effective amendment thereto with the SEC, following the delivery date or the fifth trading day following the date on which we are notified by the SEC that the registration statement will not be reviewed or is no longer subject to further review and comments, whichever date is earlier.

We are required to keep the registration statement(s) effective during the entire effectiveness period of the registration rights, which commences on the effective date of the registration statement and ends on the earliest to occur of (a) the second anniversary of the date the registration statement becomes effective, (b) such time as all the shares covered by such registration statement have been publicly sold by the holders of such shares, or (c) such time as all of the shares covered by the registration statement may be sold by holders without volume restrictions pursuant to Rule 144.

In addition, the investors have piggy-back registration rights, pursuant to which, if at any time during the effectiveness period of the registration rights there is not an effective registration statement covering all the securities with registration rights and we determine to prepare and file with the SEC a registration statement relating to an offering for its own account or the account of others of any of its equity securities, other than on Form S-4 or S-8 or their equivalents relating to equity securities to be issued solely in connection with any acquisition of any equity issuable in connection with stock options or other employee benefit plans, then we should include the shares of the investors into the registration statement if the investors so request. See “Description of Business - History and Background - Equity Investment by Certain Investors.”

Registration Rights of Roth Capital/ WLT Brothers

On March 12, 2008, as part of the compensation to our placement agents, Roth Capital Partners, LLC, and WLT Brothers Capital, Inc. in connection with their services under the Securities Purchase Agreement, we issued to Roth Capital Partners, LLC and WLT Brothers Capital, Inc. warrants to acquire an aggregate of 476,014 shares of common stock, exercisable at any time after date 6 months after March 12, 2008. The shares of common stock issuable upon the exercise of the warrants have registration rights.

Registration Rights of Halter Financial

Pursuant to the Common Stock Purchase Agreement dated November 6, 2007 by and between us and Halter Financial Investments, L. P., upon the demand of Halter Financial Investments, L.P. and/or Halter Financial Group, L.P., we are required to file a registration statement on Form S-3, or such other form if Form S-3 is unavailable, within 10 days covering the resale of the aggregate of 14,000,000 shares (equivalent to 951,996 post-split shares) of our common stock. In addition, Halter Financial has a piggy-back registration right pursuant to which, if we decide to register any of its common stock or securities convertible into or exchangeable for our common stock under the Securities Act on a form which is suitable for an offering for cash or shares of us held by third parties and which is not a registration solely to implement an employee benefit plan, a registration statement on Form S-4 or a transaction to which Rule 145 or any other similar rule of the SEC is applicable, we will include the shares of Halter Financial into the registration statement if Halter Financial so requests.

Registration Rights of Other Shareholders

Pursuant to the Common Stock Purchase Agreement, dated November 6, 2007 as referenced above, certain other former officers, directors and holders of our shares of common stock have the rights to register up to 1,750,000 shares, equivalent to 119,001 post-split shares, of our common stock. Also, all other shareholders of the shell have registration rights except for 250,000 shares, equivalent to 16,997 post-split shares, which are publicly traded.

Registration Expenses

All fees and expenses incident to the registrations will be borne by us whether or not any securities are sold pursuant to a registration statement.

Anti-Takeover Provisions

Our Articles of Incorporation and Bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board and in the policies formulated by our board and to discourage certain types of transactions which may involve an actual or threatened change of our control. Our board is authorized to adopt, alter, amend and repeal our Bylaws or to adopt new Bylaws. In addition, our board has the authority, without further action by our stockholders, to issue up to 10 million shares of our preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. The issuance of our preferred stock or additional shares of common stock could adversely affect the voting power of the holders of common stock and could have the effect of delaying, deferring or preventing a change in our control.

NASDAQ Over-the-Counter Bulletin Board

Our common stock is traded in the over-the-counter market and prices are quoted on The NASDAQ Stock Market’s Over-The-Counter Bulletin Board under the symbol “YUII.OB.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Interwest Transfer Company, Inc. Their phone number is 801.272.9294.

SHARES ELIGIBLE FOR FUTURE SALE

As of October 15, 2008, we had outstanding 15,543,330 shares of common stock.

Shares Covered by this Prospectus

All of the 7,871,515 shares of Common Stock being registered in this offering may be sold without restriction under the Securities Act.

Rule 144

In general, under Rule 144 promulgated under the Securities Act as currently in effect, a person, or group of persons whose shares are required to be aggregated, who has beneficially owned shares that are restricted securities as defined in Rule 144 for at least six months is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding, which as of October 15, 2008, would equal 15,433 shares; or

•	the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

However, since our shares are quoted on the NASD’s Electronic Bulletin Board, which is not an “automated quotation system,” our stockholders cannot rely on the market-based volume limitation described in the second bullet above. If in the future our securities are listed on an exchange or quoted on NASDAQ, then our stockholders would be able to rely on the market-based volume limitation. Unless and until our stock is so listed or quoted, our stockholders can only rely on the percentage based volume limitation described in the first bullet above.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us. In addition, a person who is not deemed to have been an affiliate at any time during the three months preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell these shares under Rule 144(k) without regard to the requirements described above. To the extent that shares were acquired from one of our affiliates, a person’s holding period for the purpose of effecting a sale under Rule 144 would commence on the date of transfer from the affiliate. We believe that 13,342 of our outstanding shares may currently be sold in reliance on Rule 144(k).

PLAN OF DISTRIBUTION

The Selling Security Holders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or quoted or in private transactions. These sales may be at fixed or negotiated prices. The Selling Security Holders may use any one or more of the following methods when selling shares:

☐	ordinary brokerage transactions and transactions in which the broker-dealer solicits Investors;

☐	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

☐	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

☐	an exchange distribution in accordance with the rules of the applicable exchange;

☐	privately negotiated transactions;

☐	to cover short sales made after the date that this prospectus is declared effective by the Commission;

☐	broker-dealers may agree with the Selling Security Holders to sell a specified number of such shares at a stipulated price per share;

☐	a combination of any such methods of sale; and

☐	any other method permitted pursuant to applicable law.

The Selling Security Holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Security Holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Security Holders, or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser, in amounts to be negotiated. The Selling Security Holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The Selling Security Holders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of our common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus.

Upon our being notified in writing by a Selling Security Holder that any material arrangement has been entered into with a broker-dealer for the sale of our common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Security Holder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of our common stock were sold, (iv)the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon our being notified in writing by a Selling Security Holder that a donee or pledgee intends to sell more than 500 shares of our common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The Selling Security Holders also may transfer the shares of our common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Security Holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of Securities will be paid by the Selling Security Holder and/or the purchasers. Each Selling Security Holder has represented and warranted to us that it acquired the securities subject to this prospectus in the ordinary course of such Selling Security Holder’s business and, at the time of its purchase of such securities such Selling Security Holder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

We have advised each Selling Security Holder that it may not use shares registered on this prospectus to cover short sales of our common stock made prior to the date on which this prospectus shall have been declared effective by the Commission. If a Selling Security Holder uses this prospectus for any sale of our common stock, it will be subject to the prospectus delivery requirements of the Securities Act. The Selling Security Holders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such Selling Security Holders in connection with resales of their respective shares under this prospectus.

We are required to pay all fees and expenses incident to the registration of the shares, but we will not receive any proceeds from the sale of our common stock. We have agreed to indemnify the Selling Security Holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the common stock being offered by this prospectus will be passed upon for us by Thomas G. Kimble & Associates, P.C., of Salt Lake City, Utah, which has acted as our counsel in connection with this offering.

EXPERTS

The consolidated financial statements of Weifang Yuhe Poultry Co., Ltd. as of December 31, 2006 and December 31, 2007, and for each of the two years in the period ended December 31, 2007 and the balance sheet of Bright Stand International Limited as of December 31, 2007 and the related statements of operations, changes in stockholders’ equity and cash flows for the period from August 3, 2007 to December 31, 2007 have been included in this prospectus in reliance upon the reports of Child, Van Wagoner & Bradshaw, PLLC, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file reports, proxy statements and other information with the Securities and Exchange Commission. We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered in this prospectus. This prospectus, which forms a part of the registration statement, does not contain all of the information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits for that information. With respect to references made in this prospectus to any contract or other document of Yuhe, such references are not necessarily complete and, if such contract or document is filed as an exhibit to the registration statement, you should refer to the applicable exhibit attached to the registration statement for a copy of the actual contract or document.

You may review a copy of the registration statement, including exhibits and any schedule filed therewith, and obtain copies of such materials at prescribed rates, at the Securities and Exchange Commission’s Public Reference Room in Room 1580, 100 F Street, NE, Washington, D.C. 20549-0102. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as Yuhe, that file electronically with the Securities and Exchange Commission.

Our Internet address is http://www.yuhepoultry.com. The information contained on our website is not incorporated by reference in this prospectus and should not be considered a part of the prospectus.

WEIFANG YUHE POULTRY CO., LTD
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD FROM JANUARY 1, 2008 TO JANUARY 31, 2008
(Stated in US dollars)

WEIFANG YUHE POULTRY CO., LTD

Page

Condensed Consolidated Balance Sheet – unaudited	F-3 to F-4

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) – unaudited	F-5

Condensed Consolidated Statements of Changes in Stockholders’ Equity – unaudited	F-6

Condensed Consolidated Statements of Cash Flows – unaudited	F-7 to F-8

Notes to Condensed Consolidated Financial Statements – unaudited	F-9 to F-23

WEIFANG YUHE POULTRY CO., LTD

CONDENSED CONSOLIDATED BALANCE SHEET – unaudited
AS AT JANUARY 31, 2008
(Stated in US Dollars)

ASSETS
Current assets
Cash and cash equivalents	$1,051,106
Accounts receivable	1,475
Inventories	4,624,425
Advances to suppliers	305,013

Total current assets	$5,982,019
Deposits paid	1,084,265
Other receivables, net	3,001,699
Unlisted investments	279,738
Plant and equipment, net	15,323,245
Intangible assets, net	2,832,869
Due from related companies	3,775,469
Due from directors	233,037
Deferred expenses	602,918
Total assets	$33,115,259

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable	$4,800,664
Current portion of long-term loans	4,383,951
Loans payable	1,770,862
Payroll and payroll related liabilities	545,565
Accrued expenses	473,020
Advances from customers	209,694
Tax payables	125,645
Due to related companies	320,913
Total current liabilities	$12,630,315

See accompanying notes to condensed consolidated financial statements

WEIFANG YUHE POULTRY CO., LTD

CONDENSED CONSOLIDATED BALANCE SHEET – unaudited (Continued)
AS AT JANUARY 31, 2008
(Stated in US Dollars)

Long-term liabilities
Long-term loans	$6,165,365
Total liabilities	$18,795,680

Commitments and contingencies	$-

Minority interests	$278,766

STOCKHOLDERS’ EQUITY
Registered capital	$3,019,003
Additional paid-in capital	7,009,523
Retained earnings	3,058,878
Accumulated other comprehensive income	953,409

$14,040,813

Total liabilities and stockholders’ equity	$33,115,259

See accompanying notes to condensed consolidated financial statements

WEIFANG YUHE POULTRY CO., LTD

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE INCOME (LOSS) – unaudited
FOR THE PERIOD FROM JANUARY 1, 2008 TO JANUARY 31, 2008
(Stated in US Dollars)

Net revenues	$1,491,329
Cost of revenues	(1,337,438)

Gross profit	$153,891
Operating expenses:
Selling expenses	(28,997)
General and administrative expenses	(122,695)
Bad debts recovery	219,893
Total operating income	68,201
Income from operations	$222,092
Other income	5,604
Interest income	5
Interest expenses	(86,167)

Income before income taxes	$(80,558)

Income taxes	-

Net income before minority interests	$141,534

Minority interests (earnings)	(73,398)

Net income	$68,136

Other comprehensive income	-
Foreign currency translation adjustment	201,390

Comprehensive income	$269,526

See accompanying notes to condensed consolidated financial statements

WEIFANG YUHE POULTRY CO., LTD

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY – unaudited
FOR THE PERIOD FROM JANUARY 1, 2008 TO JANUARY 31, 2008
(Stated in US Dollars)

				Accumulated
		Additional		Other
	Registered	paid-in	Retained	Comprehensive
	capital	capital	earnings	Income	Total

Balance, January 1, 2008	$482,713	$7,009,523	$2,990,742	$752,019	$11,243,997
Net income	-	-	68,136	-	68,136
Injection of additional capital from Bright Stand (Note 12)	2,536,290	-	-	-	2,536,290
Foreign currency translation adjustment	-	-	-	201,390	201,390

Balance, January 31, 2008	$3,019,003	$7,009,523	$3,058,878	$953,409	$14,040,813

See accompanying notes to condensed consolidated financial statements

WEIFANG YUHE POULTRY CO., LTD

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE PERIOD FROM JANUARY 1, 2008 TO JANUARY 31, 2008 – unaudited
(Stated in US Dollars)

Cash flows from operating activities
Net income	$68,136
Adjustments to reconcile net income to net cash used in operating activities
Depreciation	121,213
Amortization	5,200
Minority interests	73,398
Change in assets and liabilities
Advances to suppliers	212,910
Prepaid expenses	64,556
Deposits paid	111,147
Inventories	(607,144)
Deferred expenses	(41,232)
Accounts payable	(768,683)
Payroll and payroll related liabilities	(304,784)
Accrued expenses	104,606
Advances from customers	15,465
Other tax payables	(9,266)

Net cash used in operating activities	$(954,478)

Cash flows from investing activities
Deposits paid and acquisition of property, plant & equipment	$(206,700)
Decrease in other receivables	(238,310)
Advances from related parties receivables	2,321,943
Net cash provided by investing activities	$1,876,933

WEIFANG YUHE POULTRY CO., LTD

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS – unaudited (Continued)
FOR THE PERIOD FROM JANUARY 1, 2008 TO JANUARY 31, 2008
(Stated in US Dollars)

Cash flows from financing activities
Repayments of loan payables	$(1,555,807)
Proceeds from capital contributions	2,536,290
Repayment to related parties	(900,140)

Net cash provided by financing activities	$80,343

Effect of foreign currency translation on cash and cash equivalents	853

Increase in cash and cash equivalents	1,003,651

Cash and cash equivalents-beginning of period	47,455

Cash and cash equivalents-end of period	$1,051,106
Supplementary cash flow information:
Interest paid in cash	$180

See accompanying notes to condensed consolidated financial statements

WEIFANG YUHE POULTRY CO., LTD
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

1.	Organization and principal activities

Weifang Yuhe Poultry Co., Ltd (“the Company”) was established in Weifang, Shandong of the People’s Republic of China (the PRC) as a limited company on March 8, 1996. The Company currently operates through itself and one subsidiary located in Mainland China: Weifang Taihong Feed Co., Ltd. (Taihong).

Taihong was established in Weifang, Shandong of the People’s Republic of China (the PRC) as a limited company on May 26, 2003. Pursuant to a group reorganization on September 14, 2007, the Company became the holding company of Taihong.

The Company and its subsidiary (hereinafter, collectively referred to as “the Group”) are engaged in the business of chick and feed production.

2.	Summary of significant accounting policies

(a)	Method of Accounting

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. The Company's functional currency is the Chinese Renminbi; however the accompanying consolidated financial statements have been translated and presented in United States Dollars ($).

(b)	Principles of consolidation

The consolidated financial statements are presented in US Dollars and include the accounts of the Company, Taihong, a subsidiary which the company has a 56.25% ownership. All significant inter-company balances and transactions are eliminated in consolidation.

The Company acquired its subsidiary on September 14, 2007 through a reorganization between entities under common control. Accordingly, the transaction was accounted for similar to a pooling of interests in accordance with SFAS 141 “Business Combination” Appendix D and is presented as if it had occurred at the beginning of the first period presented. The following table depicts the identity of the subsidiary:

Name of Company	Place & date of Incorporation	Attributable Equity Interest %	Registered Capital
Weifang Taihong Feed Co., Ltd.	PRC/ May 26 2003	56.25	$965,379	(RMB8,000,000)

(c)	Use of estimates

The preparation of the financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made; however actual results could differ materially from those estimates.

WEIFANG YUHE POULTRY CO., LTD
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

2.	Summary of significant accounting policies (Continued)

(d)	Economic and political risks

The Company’s operations are conducted in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC economy.

The Company’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Company’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things.

(e)	Plant and equipment

Plant and equipment are carried at cost less accumulated depreciation. Depreciation is provided over their estimated useful lives, using the straight-line method. Estimated useful lives of the plant and equipment are as follows:

Buildings	20 years
Machinery	10 years
Vehicle	5 years
Furniture and equipment	3 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of income. The cost of maintenance and repairs is charged to income as incurred, whereas significant renewals and betterments are capitalized.

(f)	Intangible assets

Intangible assets represent land use rights in the PRC. Land use rights are carried at cost and amortized on a straight-line basis over the period of rights of 50 years commencing from the date of acquisition of equitable interest. According to the laws of the PRC, the government owns all of the land in the PRC. Companies or individual are authorized to possess and use the land only through land usage rights approved by the PRC government.

WEIFANG YUHE POULTRY CO., LTD
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

2.	Summary of significant accounting policies (Continued)

(g)	Guarantee Expense

The Company accounts for its liability for product guaranteed in accordance with FASB Interpretation No. 45 (FIN 45), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” Under FIN 45, the aggregate changes in the liability for accruals related to product warranties issued during the reporting period must be charged to expense as incurred.

The Company guarantees a 98% survival rate of its product by delivering additional 2% of the product. The guarantee expires seven days after delivery. If the survival rate falls below 96%, the Company provides additional guarantee compensation to customers. Based on historical experience, the likelihood that survival rate falls below 96% is remote and therefore no accrued guarantee liability was recorded at period end. The Company records guarantee expense as incurred. There was no guarantee expense for the period from January 1, 2008 to January 31, 2008.

(h)	Accounting for the impairment of long-lived assets

The long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technology or other industry changes. Determination of recoverability of assets to be held and used is done by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the assets.

If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. During the reporting periods, there was no impairment loss.

(i)	Inventories

Inventories consisting of raw materials, work in progress and finished goods are stated at lower of cost or net realizable value. The cost of inventories is determined using weighted average cost method, and includes expenditure incurred in acquiring the inventories and bringing them to their existing location and condition. Net realizable value is the estimated selling price in the ordinary course of business less any applicable selling expenses. Finished goods are comprised of direct materials, direct labor and an appropriate proportion of overhead. At each balance sheet date, inventories that are worth less than cost are written down to their net realizable value, and the difference is charged to the cost of revenues of that period.

(j)	Trade receivables

Trade receivables are recognized and carried at the original invoice amount less allowance for any uncollectible amounts. An estimate for doubtful accounts is made when collection of the full amount is no longer probable. Management adopted an allowance policy which provides an allowance equivalent to 30% gross amount of accounts receivables due over 6 months and 60% of gross amount of accounts receivables due over 1 year. Full provision will be made for accounts receivables due over 2 years. Bad debts are written off as incurred. It is a common industry practice in the PRC that customers pay in advance before delivery of the products. As a result, the Company maintains a low level of trade receivables.

WEIFANG YUHE POULTRY CO., LTD
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

2.	Summary of significant accounting policies (Continued)

(k)	Cash and cash equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. The Company maintains bank accounts only in the PRC. The Company does not maintain any bank accounts in the United States of America. Cash deposits in PRC banks are not insured by any government agency or entity.

(l)	Revenue recognition

Revenue from sales of the Company's products is recognized when the significant risks and rewards of ownership have been transferred to the third-party distributor and larger producers at the time when the products are delivered to and accepted by them, the sales price is fixed or determinable as stated in the sales contract, and collection is reasonably assured.

(m)	Cost of revenues

Cost of revenues consists primarily of material costs, employee compensation, depreciation and related expenses, which are directly attributable to the production of products. Write-down of inventory to lower of cost or market is also recorded in cost of revenues.

(n)	Advertising

The Group expensed all advertising costs as incurred. There was no advertising expenses for the period from January 1, 2008 to January 31, 2008.

(o)	Retirement benefit plans

The employees of the Group are members of a state-managed retirement benefit plan operated by the government of the PRC. The Group is required to contribute a specified percentage of payroll costs to the retirement benefit scheme to fund the benefits. The only obligation of the Group with respect to the retirement benefit plan is to make the specified contributions.

Retirement benefits in the form of contributions under defined contribution retirement plans to the relevant authorities are charged to the statements of income as incurred. The retirement benefit expenses for the period from January 1, 2008 to January 31, 2008 were $5,843.

WEIFANG YUHE POULTRY CO., LTD
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

2.	Summary of significant accounting policies (Continued)

(p)	Income tax

The Company accounts for income taxes using an asset and liability approach and allows for recognition of deferred tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future realization is uncertain.

The Company is operating in the PRC, and in accordance with the relevant tax laws and regulations of PRC, the corporation income tax rate is 25%. However, the Company is a poultry company, and in accordance with the relevant regulations regarding the favorable tax treatment for an outstanding poultry company, the Company is entitled to a tax free treatment until January 31, 2008.

The corporate income tax for the subsidiary, Weifang Taihong Feed Co., Ltd is 25%.

(q)	Shipping and handling fees

Shipping and handling fees are expensed when incurred. Shipping and handling charges included in the selling expenses for the period from January 1, 2008 to January 31, 2008 was $5,330.

(r)	Minority interests

Minority interests refer to the 43.75% investment by third parties in the equity of Taihong and are not held by the Company.

(s)	Foreign currency translation

The accompanying financial statements are presented in United States dollars. The functional currency of the Company is the Renminbi (RMB). The financial statements are translated into United States dollars from RMB at year-end exchange rates as to assets and liabilities and average exchange rates as to revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred.

January 31, 2008
Balance sheet	RMB 7.20180 to US$1.00
Statement of income and comprehensive income	RMB 7.25883 to US$1.00

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into US$ at the rates used in translation.

WEIFANG YUHE POULTRY CO., LTD
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

2.	Summary of significant accounting policies (Continued)

(t)	Comprehensive income

Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, all items that are required to be recognized under current accounting standards as components of comprehensive income are required to be reported in a financial statement that is presented with the same prominence as other financial statements. The Company’s current component of comprehensive income is the foreign currency translation adjustment.

(u)	Fair value of financial instruments

SFAS No. 107, “Disclosures about Fair Value of Financial Instruments” (“SFAS 107”) requires entities to disclose the fair values of financial instruments except when it is not practicable to do so. Under SFAS No. 107, it is not practicable to make this disclosure when the costs of formulating the estimated values exceed the benefit when considering how meaningful the information would be to financial statement users.

The fair values of all assets and liabilities do not differ materially from their carrying amounts. None of the financial instruments held are derivative financial instruments and none were acquired or held for trading purposes during the period for January 1, 2008 to January 31, 2008.

(v)	Recent accounting pronouncements

In December 2007, the FASB issued SFAS No. 141R, “Business Combinations” (“SFAS No. 141R”). SFAS No. 141R amends SFAS 141 and provides revised guidance for recognizing and measuring identifiable assets and goodwill acquired, liabilities assumed, and any noncontrolling interest in the acquiree. It also provides disclosure requirements to enable users of the financial statements to evaluate the nature and financial effects of the business combination. It is effective for fiscal years beginning on or after December 15, 2008 and will be applied prospectively. We are currently evaluating the impact of adopting SFAS No. 141R on our consolidated financial statements.

In December 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51” (“SFAS No. 160”). SFAS No. 160 requires that ownership interests in subsidiaries held by parties other than the parent, and the amount of consolidated net income, be clearly identified, labeled, and presented in the consolidated financial statements. It also requires once a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary be initially measured at fair value. Sufficient disclosures are required to clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. It is effective for fiscal years beginning on or after December 15, 2008 and requires retroactive adoption of the presentation and disclosure requirements for existing minority interests. All other requirements shall be applied prospectively. We are currently evaluating the impact of adopting SFAS No. 160 on our consolidated financial statements.

WEIFANG YUHE POULTRY CO., LTD
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

3.	Inventories

Inventories consist of the following:

Raw materials	$706,405
Work in progress	3,870,136
Finished goods	47,884
$4,624,425

4.	Other receivables, net

Other receivables, net consist of the following:

Loan receivables	$3,234,413
Other receivables	230,459
Less: Allowances	(436,173)

$3,001,699

Other receivables are unsecured, interest free and have no fixed repayment date.

Recovery of bad debts of other receivable for the period ended January 31 2008 included in other income $61,368.

Allowance is made when collection of the full amount is no longer probable. Management reviews and adjusts this allowance periodically based on historical experience, current economic climate as well as its evaluation of the collectibility of outstanding accounts. The Group evaluates the credit risks of its customers utilizing historical data and estimates of future performance.

WEIFANG YUHE POULTRY CO., LTD
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

5.	Unlisted investments

Unlisted investments at January 31, 2008 are the 3% investments in Hanting Rural Credit Cooperative (“Hanting”). It is stated at cost because the Group does not have significant influence or control over this investment. The management of the Company has reviewed the investment in Hanting for any impairment and determined there is no indication that the carrying amount of Hanting may not be recoverable.

6.	Plant and equipments, net

Plant and equipment consists of the following:

At cost
Buildings	$9,849,070
Machinery	5,408,153
Motor vehicles	432,291
Furniture and equipment	276,570
$15,966,084
Less: accumulated depreciation	(5,063,219)
Construction in progress	4,420,380
$15,323,245

Depreciation expenses included in the cost of sales during the period from January 1, 2008 to January 31, 2008 was $83,448, and included in the general and administrative expenses for the period ended January 31, 2008 was $37,765.

As of January 31, 2008, buildings and machinery of the Group were pledged as collateral under certain loan arrangements.

There was no interest capitalized for the construction in progress during the period from January 1, 2008 to January 31, 2008.

WEIFANG YUHE POULTRY CO., LTD
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

7.	Intangible assets, net

Intangible assets consist of the following:

Land use rights, at cost	$3,117,798
Less: accumulated amortization	284,929
$2,832,869

As of January 31, 2008, land use rights of the Group were pledged as collateral under certain loan arrangements.

Amortization expense included in the cost of revenues during the period from January 1, 2008 to January 31, 2008 was $5,200.

8.	Due from related companies

Hefeng Green Agriculture Co., Ltd - Mr. Gao Zhentao, the director of the company is also the director	$72,263
Shandong Yuhe Food Group Co., Ltd - Mr. Gao Zhentao, the director of the company is also the director	3,653,930
Shandong Yuhe New Agriculture Academy of Sciences - Mr. Gao Zhentao, the director of the company is also the director	49,251
Weifang Jiaweike Food Co., Ltd - Mr. Gao Zhentao, the director of the company is also the director	25
$3,775,469

The amounts due from related companies are unsecured, interest free and have no fixed repayment date.

WEIFANG YUHE POULTRY CO., LTD
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

9.	Due from directors

Details of due from directors are as follows:

Mr. Tan Yi	$79,491
Mr. Gao Zhenbo	78,091
Mr. Gao Zhentao	75,455
$233,037

The amounts due from directors are unsecured, interest free and have no fixed repayment date.

10.	Loan payable

Loans payable are loans from unrelated companies for temporary fund for operation purposes. They are unsecured, interest free and have no fixed repayment date.

11.	Due to related companies

Weifang Hexing Breeding Co., Ltd - Mr. Gao Zhentao, the director of the company is also the director	$301,965
Shandong Yuhe Food Group Co., Ltd - Mr. Gao Zhentao, the director of the company is also the director	18,948
$320,913

The amounts due to related companies are unsecured, interest free and have no fixed repayment date. These loans are used for working capital purposes.

Bright Stand is the legal and accounting acquirer of the Group. Bright Stand becomes the sole shareholder of the company after January 31, 2008 business combination.

WEIFANG YUHE POULTRY CO., LTD
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

12.	Registered capital

As of January 31, 2008, capital contributions paid-up amounted to $3,019,003 (RMB 22,224,004).

Prior to the effective closing date of the acquisition transaction as discussed in Note 19, Bright Stand International Limited contributed $2,536,290 additional capital to the Company for working capital purposes.

13.	Long-term liabilities

The long-term liabilities are denominated in Chinese Renminbi and are presented in US dollars as follows:

Loans from Nansun Rural Credit, interest rate at 9.22% to 10.51% per annum, due from Nov 28, 08 to May 17, 10	$8,350,383

Loans from Shuangyang Rural Credit interest rate at 9.33% per annum, due on Oct 12, 08	904,625

Loans from Hanting Kaiyuan Rural Credit Cooperative, interest rate at 9.22% to 13.31% per annum, due from Nov 28, 08 to Jan 10, 09	1,015,963

Loans from Hanting Rural Credit Cooperative, interest rate at 8.19% per annum, due from Nov 8, 09	278,345

10,549,316
Less: current portion of long-term liabilities	(4,383,951)
6,165,365

Future maturities of long-term loans as at January 31, 2008 are as follows:

Remainder of 2008	$4,383,951
2009	2,686,040
2010	3,479,326
$10,549,317

WEIFANG YUHE POULTRY CO., LTD
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

14.	Income tax

The Company is operating in the PRC, and in accordance with the relevant tax laws and regulations of PRC, the corporation income tax rate is 25%. However, the Company is an agricultural company, and in accordance with the relevant regulations regarding the tax exemption, the Company is tax-exempt as long as it is registered as an agricultural entity.

Taihong is operating in the PRC, and in accordance with the relevant tax laws and regulations of PRC, the corporation income tax rate is 25%.

The Group uses the asset and liability method, where deferred tax assets and liabilities are determined based on the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial and income tax reporting purposes. There are no material timing differences and therefore no deferred tax asset or liability at January 31, 2008

The provision for income taxes consists of the following:

Current tax
PRC	$-
Deferral tax provision	-
$-

All of the Group’s income (loss) before income taxes is from PRC sources. Actual income tax expenses reported in the consolidated statements of income and comprehensive income differ from the amounts computed by applying the PRC statutory income tax rate of 25% to income (loss) before income taxes during the period from January 1, 2008 to January 31, 2008 for the following reasons:

Income before income taxes	$141,534

Computed “expected” income tax expense at 25%	$35,384
Tax effect on net taxable temporary differences	(41,942)
Effect of cumulative tax losses and tax holiday	6,558

$-

WEIFANG YUHE POULTRY CO., LTD
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

15.	Related parties transactions

The following material transactions with related parties during the years were in the opinion of the directors, carried out in the ordinary course of business and on normal commercial terms:

Sales of goods to a related company	$695,851

Sales to Weifang Hexing Breeding Co., Ltd, a related company, during the period from January 1, 2008 to January 31, 2008.

During 2008, Jiaweike was disposed of to the Weifang Hexing Breeding Co., Ltd, a related company where Mr. Gao Zhentao, the director of the Company is also the director. (note 5)

16.	Significant concentrations and risk

(a)   Customer Concentrations

The Group has the following concentrations of business with each customer constituting greater than 10% of the Company’s gross sales:

Wang Jianbo	24.89%
Wei Yunchao	22.10%
Li Yubo	18.03%

The Group has not experienced any significant difficulty in collecting its accounts receivable in the past and is not aware of any financial difficulties being experienced by its major customers.

The Group has the following concentrations of business with each supplier constituting greater than 10% of the Company’s gross purchases:

Ma Suping	15.94%
Lu Xingzhong	10.20%

(b)   Credit Risk

Financial instruments that potentially subject the Group to significant concentration of credit risk consist primarily of cash and cash equivalents. As of January 31, 2008, substantially all of the Group’s cash and cash equivalents were held by major financial institutions located in the PRC, which management believes are of high credit quality.

WEIFANG YUHE POULTRY CO., LTD
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

16.	Significant concentrations and risk (Continued)

(c)   Group’s operations are in China

All of the Group’s products are produced in China. The Group’s operations are subject to various political, economic, and other risks and uncertainties inherent in China. Among other risks, the Group’s operations are subject to the risks of transfer of funds; domestic and international customs and tariffs; changing taxation policies; foreign exchange restrictions; and political conditions and governmental regulations.

17.	Business and geographical segments

The Company’s operations are classified into two principal reportable segments that provide different products or services.  Weifang is engaged in the business of chick while Taihong is engaged in the business of feed production, in which most of the product were used internally.  Separate management of each segment is required because each business unit is subject to different production and technology strategies.

Reportable Segments

	Production of chick	Production of feeds	Total

External revenue	1,443,425	47,904	1,491,329
Intersegment revenue		737,602	737,602
Interest income	5	-	5
Interest expense	(34,819)	(51,348)	(86,167)
Depreciation and amortization	116,071	10,342	126,413
Net profit (loss) after tax	(26,232)	167,766	141,534

Assets
Expenditures for long-lived assets	206,176	524	206,700

Note: Intersegment revenue of $737,602 was eliminated in consolidation.

WEIFANG YUHE POULTRY CO., LTD
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

18.	Commitments and contingencies

Operating Leases - In the normal course of business, the Company leases the land for hen house under operating lease agreements. The Company rents land, primarily for the feeding of the chickens. The operating lease agreements generally contain renewal options that may be exercised at the Company's discretion after the completion of the base rental terms. The Company was obligated under operating leases requiring minimum rentals as follows:

Up to January 31,

2008	$134,319
2009	146,530
2010	135,049
2011	77,648
2012	77,648
Thereafter	1,444,031
Total minimum lease payments	$2,015,225

During the period for January 1, 2008 to January 31, 2008, rent expenses amounted to $22,432 was recorded as cost of sales.

19.	Subsequent Events

In January 31, 2008, Bright Stand International Limited, Bright Stand, a company incorporated in the British Virgin Islands, acquired 100% equity ownership of the Company and 43.75% equity ownership of Taihong for cash consideration equal to the appraised fair market value of the Company in the amount of $11,306,522, or RMB 81,450,000, and $312,530, or RMB 2,244,000. As a result, the Company and Taihong became wholly-owned subsidiaries of Bright Stand.

YUHE INTERNATIONAL, INC.
(Formerly known as First Growth Investors Inc.)

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2008 AND 2007

Index to condensed consolidated financial statements

Page
Condensed Consolidated Balance Sheets	F-25
Condensed Consolidated Statements of Operations and Comprehensive Income	F-26
Condensed Consolidated Statements of Changes in Stockholders’ Equity	F-27
Condensed Consolidated Statements of Cash Flows	F-28 - F-29
Notes to Condensed Consolidated Financial Statements	F-30 - F-62

YUHE INTERNATIONAL, INC.
(Formerly known as First Growth Investors Inc.)

CONDENSED CONSOLIDATED BALANCE SHEETS
(Stated in US Dollars)

	June 30, 2008	December 31, 2007
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$845,565	$1,050,168
Accounts receivables	3,936	-
Inventories	9,319,204	-
Note receivables, net	4,278,651	-
Advances to suppliers	1,265,078	-

Total current assets	15,712,434	1,050,168

Plant and equipment, net	16,892,878	-
Deposits paid for acquisition of long term assets	10,573,936	-
Other receivables, net	346,501	-
Unlisted investments	298,660	-
Intangible assets, net	2,934,922	-
Due from related companies	3,945,779	1,000,000
Due from a shareholder	15,000	-
Deferred expenses	639,662	-

Total assets	$51,359,772	$2,050,168

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$4,303,801	$-
Current portion of long term loans	5,748,130	-
Loans payable	1,096,820	-
Other payable	999,195	-
Payroll and payroll related liabilities	779,614	-
Accrued expenses	609,112	70
Advances from customers	187,313	-
Other tax payables	141,178	-
Due to related companies	517,400	2,210

Total current liabilities	14,382,563	2,280

Non-current liabilities
Long-term loans	4,991,414	-
Loan from director	291,045	-
Other long term liabilities	143,224	-

Total liabilities	19,808,246	2,280

Stockholders' Equity
Preferred stock, $.001 par value, 1,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock at $.001 par value; authorized 500,000,000 shares authorized, 15,543,330 and 8,626,318 equivalent shares issued and outstanding	15,543	8,626
Additional paid-in capital	29,576,782	2,041,474
Retained earnings	890,451	(2,212)
Accumulated other comprehensive income	1,068,750	-

Total stockholders’ equity	31,551,526	2,047,888

Total liabilities and stockholders’ equity	$51,359,772	$2,050,168

See accompanying notes to condensed consolidated financial statements

YUHE INTERNATIONAL, INC.
(Formerly known as First Growth Investors Inc.)

CONDENSED CONSOLIDATED  STATEMENTS OF  INCOME AND
COMPREHENSIVE INCOME- (UNAUDITED)
(Stated in US Dollars)

	For The Six Months Ended		For The Three Months Ended
	June 30		June 30
	2008	2007	2008	2007

Net revenues	$6,708,482	$-	$5,604,931	$-

Cost of revenue	(4,643,247)	-	(3,768,540)	-

Gross profit	2,065,235	-	1,836,391	-

Operating Expenses
Selling expenses	(144,831)	-	(96,291)	-
General and administrative expenses	(719,211)	-	(457,961)	-
Bad Debts recovery	86,915	-	73,770	-

Total operating expenses	(777,127)	-	(480,482)	-

Income from operations	1,288,108	-	1,355,909	-

Non-operating income (expenses)
Interest income	4,455	-	4,297	-
Other income	5,900	-	-	-
Gain on disposal of fixed assets	87,588	-	87,588	-
Investment income	6,074	-	6,074	-
Interest expenses	(443,120)	-	(262,646)	-
Other expenses	(56,342)	-	(26,078)	-

Total other expenses	(395,445)	-	(190,765)	-

Net income before income taxes	892,663	-	1,165,144	-
Income taxes	-	-	-	-

Net income	$892,663	$-	$1,165,144	$-

Other comprehensive income
Foreign currency translation	1,068,750	-	650,829	-

Comprehensive income	$1,961,413	$-	$1,815,973	$-

Earnings per share

Basic	$0.07	$-	$0.07	$-
Diluted	$0.07	$-	$0.07	$-

Weighted average shares outstanding

Basic	12,844,935	8,626,318	15,543,330	8,626,318
Diluted	13,039,395	8,626,318	15,868,739	8,626,318

See accompanying notes to condensed consolidated financial statements

YUHE INTERNATIONAL, INC.
(Formerly known as First Growth Investors Inc.)

CONDENSED CONSOLIDATED  STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY - (UNAUDITED)

(Stated in US Dollars)

	Common stock				Accumulated other	Total
	Shares outstanding	Amount	Additional paid-in capital	Retained Earnings	comprehensive income	stockholders’ Equity
Balance at December 31, 2007	8,626,318	$8,626	$2,041,474	$(2,212)	$-	$2,047,888
Additional capital contribution	-	-	12,149,750	-	-	12,149,750
Recapitalization	1,087,994	1,088	(2,082)	-	-	(994)
Share issued in private placement at $3.088 per share	5,829,018	5,829	17,994,171	-	-	18,000,000
Cost of raising capital	-	-	(2,640,477)	-	-	(2,640,477)
Warrants issued in connection with private placement	-	-	2,398,975	-	-	2,398,975
Cost of raising capital - issuance of warrants	-	-	(2,398,975)	-	-	(2,398,975)
Stock based compensation	-	-	33,946		-	33,946
Net income for the period	-	-		892,663	-	892,663
Foreign currency translation adjustment	-	-	-	-	1,068,750	1,068,750

Balance at June 30, 2008	15,543,330	$15,543	$29,576,782	$890,451	$1,068,750	$31,551,526

See accompanying notes to condensed consolidated financial statements

YUHE INTERNATIONAL, INC.
(Formerly known as First Growth Investors Inc.)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS  - (UNAUDITED)
(Stated in US Dollars)

	For The Six Months Ended
	June 30
	2008	2007
Cash flows from operating activities
Net income	$892,663	$-
Adjustments to reconcile net income to net cash used in operating activities:
Stock based compensation	33,946	-
Depreciation	621,912	-
Amortization	26,497	-
Bad debts recovery of other receivables	(86,915)	-
Gain on disposal of fixed assets	(87,588)	-
Income from unlisted investment	(6,074)	-
Changes in operating assets and liabilities:
Accounts receivable	(2,359)	-
Advances to suppliers	(301,750)	-
Inventories	(4,350,914)	-
Deferred expenses	(37,339)	-
Accounts payable	(699,260)	-
Other payable	(370,416)	-
Payroll and payroll related liabilities	10,926	-
Accrued expenses	(574,584)	-
Advances from customers	(29,814)	-
Other tax payables	9,386	-

Net cash used in operating activities	(4,951,683)	-

Cash flows from investing activities
Deposits paid and acquisition of property, plant and equipment	(11,394,809)	-
Proceeds from disposal of fixed assets	118,216	-
Acquisition of subsidiaries	(10,567,946)	-
Advances to notes receivables	(3,432,604)	-
Advances to related parties receivables	(34,185)	-

Net cash used in investing activities	(25,311,328)	-

YUHE INTERNATIONAL, INC.
(Formerly known as First Growth Investors Inc.)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS  - (UNAUDITED)
(Stated in US Dollars)

Cash flows from financing activities
Proceeds from loan payable	1,300,726	-
Proceeds from related party borrowing	1,106,240	-
Capital contribution by shareholder	12,149,750	-
Proceeds from issuance of common stock	15,359,523	-

Net cash flows provided by financing activities:	29,916,239	-

Effect of foreign currency translation on cash and cash equivalents	142,169	-

Net decrease in cash	(204,603)	-

Cash- beginning of period	1,050,168	-

Cash- end of period	$845,565	$-

Cash paid during the period for:
Interest paid	$885,005	$-
Income taxes paid	$-	$-

Supplemental disclosure of non cash activities:
Stock based compensation	$33,946	$-
Income from unlisted investment	$6,074	$-
Accrued on construction in progress	$492,526	$-

See accompanying notes to condensed consolidated financial statements

YUHE INTERNATIONAL INC.
(Formerly known as First Growth Investors Inc.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.	Basis of presentation

The interim condensed consolidated financial statements included herein, presented in accordance with United States generally accepted accounting principles and stated in US dollars, have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. These statements reflect all adjustments, consisting of normal recurring adjustments, which, in the opinion of management, are necessary for fair presentation of the information contained therein. It is suggested that these interim condensed consolidated financial statements be read in conjunction with the financial statements of the Company for the year ended December 31, 2007 and notes thereto included in S-1 of Yuhe International, Inc. (Formerly known as First Growth Investors Inc.) filed on May 12, 2008. The Company follows the same accounting policies in the preparation of interim reports.

Results of operations for the interim periods are not indicative of annual results.

2.	Organization and Basis of Preparation of Financial Statements

Yuhe International, Inc.

Yuhe International, Inc. (formerly known as First Growth Investors Inc.) (“Yuhe” or “the Company”) was originally organized under the laws of the State of Nevada on September 9, 1997. The Company was not presently engaged in any business activities and had no operations, income producing assets or significant operating capital. At December 31, 2007, the Company was at development stage until its business combination with Bright Stand on March 12, 2008.

YUHE INTERNATIONAL INC.
(Formerly known as First Growth Investors Inc.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2.	Organization and Basis of Preparation of Financial Statements - continued

On March 12, 2008, the Company completed a reverse acquisition transaction with Bright Stand International Limited, “Bright Stand”, and Kunio Yamamoto, a Japanese person and the sole former shareholder of Bright Stand. Pursuant to the terms of the Equity Transfer Agreement, the Company acquired all of the outstanding capital stock of Bright Stand from Mr. Yamamoto in exchange for 126,857,134 shares (equivalent to 8,626,318 post -split shares) of its common stock. As a result of the transaction, Mr. Yamamoto held 126,857,134 shares (equivalent to 8,626,318 post -split shares), or 88.8 % of our 142,857,134 shares (equivalent to 9,714,312 post -split shares), of common stock then outstanding following the completion of all matters referred to above. At the closing, Bright Stand became a wholly-owned subsidiary of the Company. Accordingly, all references to common shares of Bright Stand’s common stock have been restated to reflect the equivalent numbers of Yuhe International, Inc. equivalent shares. Bright Stand thereby became the Company’s wholly owned subsidiary and the former shareholders of Bright Stand became the Company’s controlling stockholders.

This share exchange transaction resulted in Bright Stand former shareholders obtaining a majority voting interest in the Company. Generally accepted accounting principles require that the company whose shareholders retain the majority interest in a combined business be treated as the acquirer for accounting purposes, resulting in a reverse acquisition with Bright Stand as the accounting acquiror and Yuhe International, Inc. as the acquired party. Accordingly, the share exchange transaction has been accounted for as a recapitalization of the Company. The equity section of the accompanying financial statements have been restated to reflect the recapitalization of the Company due to the reverse acquisition as of the first day of the first period presented. The assets and liabilities acquired that, for accounting purposes, were deemed to have been acquired by Bright Stand were not significant.

On March 12, 2008, the Company closed a Securities Purchase Agreement with certain investors, the “Financing”. Pursuant to the terms of such Securities Purchase Agreement, such investors collectively invested $18,000,000 into Yuhe at the price of $0.21 ($3.088 post-split) per share in exchange for our issuance of 85,714,282 (equivalent to approximately 5,829,018 post -split shares) shares to such investors. Mr. Yamamoto also sold 14,285,710 (equivalent to 971,500 post -split shares) shares of common stock to such investors for $3,000,000. Immediately following the closing of the Securities Purchase Agreement, Mr. Yamamoto owned 112,571,424 (equivalent to 7,654,818 post -split shares) shares of our common stock, and the investors owned 99,999,992 shares equivalent to 6,800,518 post -split shares) of our common stock.

YUHE INTERNATIONAL INC.
(Formerly known as First Growth Investors Inc.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2.	Organization and Basis of Preparation of Financial Statements - continued

In connection with this private placement on March 12, 2008, as part of the compensation to the placement agent, Roth Capital Partners, LLC, in connection with their services under the Securities Purchase Agreement, the Company issued to Roth Capital Partners, LLC and WLT Brothers Capital, Inc. warrants to acquire an aggregate of 6,999,999 shares (equivalent to 476,014 post-split shares) of common stock, exercisable at any time after the date falling 6 months after their issuance. The warrants have a strike price equal to $0.252 ($3.705 post-split), have a term of three years starting from March 12, 2008 and permit cashless or cash exercise at all times after they are exercisable until they expire on March 12, 2011. The shares of common stock issuable upon the exercise of the warrants have registration rights. In addition, Roth Capital Partners, LLC and WLT Brothers Capital, Inc. received cash compensation in the amount of $1.47 million.

From the private placement arrangement, the Company raised gross proceeds of $18,000,000.

Also, on March 12, 2008, our majority stockholder, Mr. Yamamoto, entered into an escrow agreement with the private placement investors. Mr. Yamamoto will deliver a certain number of shares of our common stock owned by him to the investors pro-rata in accordance with their respective investment amount for no additional consideration if:

(i)	our after tax net income for our fiscal year ending on December 31, 2008 is less than $9,000,000 and fiscal year ending on December 31, 2009 is less than 95% of $13,000,000; and

(ii)	our earnings per share reported in the fiscal year ending on December 31, 2009 is less than $0.74 on a fully diluted basis (the “Low Performance Events”).

Mr. Yamamoto has placed an aggregate of 49,411,763 shares (equivalent to 3,359,889 post-split shares) of common stock (“Make Good Shares”) into an escrow account pursuant to the terms of the Make Good Escrow Agreement by and among us, Mr. Yamamoto, the Investors and the escrow agent named therein. In the event we do not achieve the Targets in 2008 and 2009, Make Good Shares will be conveyed to the Investors pro-rata in accordance with their respective investment amount for no additional consideration. In the event that the foregoing Low Performance Events do not occur, the Make Good Shares will be transferred to Mr. Yamamoto.

After the reverse acquisition, the total common stock issued and outstanding of the Company is 15,543,330 post-split shares.

The Company amended its articles of incorporation on April 4, 2008 and changed its name into Yuhe International, Inc.

YUHE INTERNATIONAL INC.
(Formerly known as First Growth Investors Inc.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2.	Organization and Basis of Preparation of Financial Statements - continued

Bright Stand International Limited (“Bright Stand”)

On August 3, 2007, Bright Stand International Limited (“Bright Stand”) was incorporated with limited liability in the British Virgin Islands. On January 31, 2008, Bright Stand International Limited completed the acquisition (note 4) of 100% common stock of Weifang Yuhe Poultry Co., Limited (“PRC Yuhe”) and 43.75% of Weifang Taihong Feed Co., Ltd. (Taihong). As a result, Bright Stand owned 100% of PRC Yuhe and owned 43.75% direct interest of Taihong and 56.25% indirect interest of Taihong through PRC Yuhe. PRC Yuhe and Taihong became the wholly-owned subsidiaries of Bright Stand.

Weifang Yuhe Poultry Co., Ltd (“PRC Yuhe”)

Weifang Yuhe Poultry Co., Ltd (“PRC Yuhe”) was established in Weifang, Shandong of the People’s Republic of China (the PRC) as a limited company on March 8, 1996. The Company currently operates through itself and owned 56.25% of Weifang Taihong Feed Co., Ltd. PRC Yuhe is a supplier of day-old chickens raised for meat production, or broilers, in the People’s Republic of China.

Weifang Taihong Feed Co., Ltd. (“Taihong”)

Weifang Taihong Feed Co., Ltd. was established in Weifang, Shandong of the People’s Republic of China (the PRC) as a limited company on May 26, 2003. Taihong is a feed stock company whose primary purpose is to supply feed stock for PRC Yuhe’s breeder chickens.

The Company’s operations are conducted through its subsidiaries in the People’s Republic of China, Weifang Yuhe Poultry Co. Ltd. (“PRC Yuhe”), and Weifang Taihong Feed Co. Ltd. (“Taihong”). The Company and its subsidiary (hereinafter, collectively referred to as “the Group”) are engaged in the business of chick and feed production.

YUHE INTERNATIONAL INC.
(Formerly known as First Growth Investors Inc.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

3.	Summary of significant accounting policies

(a)	Principles of consolidation

The condensed consolidated financial statements, prepared in accordance with generally accepted accounting principles in the United States of America, include the assets, liabilities, revenues, expenses and cash flows of the Company and all its subsidiaries. This basis of accounting differs in certain material respects from that used for the preparation of the books and records of the Company’s principal subsidiaries, which are prepared in accordance with the accounting principles and the relevant financial regulations applicable to enterprises with limited liabilities established in the PRC (“PRC GAAP”) the accounting standards used in the place of their domicile.  The accompanying condensed consolidated financial statements reflect necessary adjustments not recorded in the books and records of the Company’s subsidiaries to present them in conformity with US GAAP.

The condensed consolidated financial statements of the Company include the accounts of Yuhe International, Inc, Bright Stand International Limited, Weifang Yuhe Poultry Co., Ltd and Weifang Taihong Feed Co., Ltd. after the date of acquisitions. All significant intercompany accounts, transactions and cash flows are eliminated on consolidation.

The following table depicts the identity of the subsidiary:

Name of Company	Place & date of Incorporation	Attributable Equity Interest %	Registered Capital

Weifang Yuhe Poultry Co., Ltd	PRC/ March 8, 1996	100%	$11,045,467	(equivalent to RMB77,563,481 )

Weifang Taihong Feed Co., Ltd.	PRC/ May 26 2003	100%	$965,379	(equivalent to RMB8,000,000 )

(b)	Use of estimates

The preparation of the financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made; however actual results could differ materially from those estimates.

YUHE INTERNATIONAL INC.
(Formerly known as First Growth Investors Inc.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

3.	Summary of significant accounting policies - continued

(c)	Intangible assets

Intangible assets represent land use rights in the PRC. Land use rights are carried at cost and amortized on a straight-line basis over the period of rights of 50 years commencing from the date of acquisition of equitable interest. According to the laws of PRC, the government owns all of the land in PRC. Companies or individual are authorized to possess and use the land only through land usage rights approved by the PRC government.

(d)	Economic and political risks

The Company’s operations are conducted in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC economy.

The Company’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Company’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things.

(e)	Plant and equipment

Plant and equipment are carried at cost less accumulated depreciation. Depreciation is provided over their estimated useful lives, using the straight-line method. Estimated useful lives of the plant and equipment are as follows:

Buildings	20 years
Machinery	10 years
Vehicle	5 years
Furniture and equipment	3 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of income. The cost of maintenance and repairs is charged to income as incurred, whereas significant renewals and betterments are capitalized.

YUHE INTERNATIONAL INC.
(Formerly known as First Growth Investors Inc.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

3.	Summary of significant accounting policies - continued

(f)	Guarantee Expense

The Company accounts for its liability for product guaranteed in accordance with FASB Interpretation No. 45 (FIN 45), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” Under FIN 45, the aggregate changes in the liability for accruals related to product warranties issued during the reporting period must be charged to expense as incurred.

The Company guarantees a 98% survival rate of its product by delivering additional 2% of the product. The guarantee expires seven days after delivery. If the survival rate falls below 96%, the Company provides additional guarantee compensation to customers. Based on historical experience, the likelihood that survival rate falls below 96% is remote and therefore no accrued guarantee liability was recorded at year-end. Guarantee expense for the six months ended June 30, 2008 and 2007 were $0 and $0, respectively.

(g)	Accounting for the impairment of long-lived assets

The long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technology or other industry changes. Determination of recoverability of assets to be held and used is done by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the assets.

If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. During the reporting periods, there was no impairment loss.

YUHE INTERNATIONAL INC.
(Formerly known as First Growth Investors Inc.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

3.	Summary of significant accounting policies - continued

(h)	Inventories

Inventories consisting of raw materials, work in progress and finished goods are stated at lower of cost or net realizable value. The cost of inventories is determined using weighted average cost method, and includes expenditure incurred in acquiring the inventories and bringing them to their existing location and condition. Net realizable value is the estimated selling price in the ordinary course of business less any applicable selling expenses. Finished goods are comprised of direct materials, direct labor and an appropriate proportion of overhead. At each balance sheet date, inventories that are worth less than cost are written down to their net realizable value, and the difference is charged to the cost of revenues of that period.

(i)	Trade receivables

Trade receivables are recognized and carried at the original invoice amount less allowance for any uncollectible amounts. An estimate for doubtful accounts is made when collection of the full amount is no longer probable. Management adopted an allowance policy which provides an allowance equivalent to 30% of gross amount of accounts receivables due over 6 months and 60% of gross amount of accounts receivables due over 1 year. Full provision will be made for accounts receivables due over 2 years. Bad debts are written off as incurred. It is a common industry practice in the PRC that customers pay in advance prior to delivery of the products. As a result, the Company maintains a low level of trade receivables.

(j)	Note receivables

Note receivables are stated at the original principal amount less allowance for any uncollectible amounts. Management provides for an allowance when collection of the full amount is no longer probable by establishing an allowance equivalent to 30% of gross amount of notes receivables due over 6 months and 60% of gross amount of notes receivables due over 1 year. Full provision will be made for notes receivables due over 2 years.

(k)	Cash and cash equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. The Company maintains bank accounts only in the PRC. The Company does not maintain any bank accounts in the United States of America. Cash deposits in PRC banks are not insured by any government agency or entity.

YUHE INTERNATIONAL INC.
(Formerly known as First Growth Investors Inc.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

3.	Summary of significant accounting policies - continued

(l)	Revenue recognition

Revenue from sales of the Company’s products is recognized when the significant risks and rewards of ownership have been transferred to the third-party distributor and larger producers at the time when the products are delivered to and accepted by them, the sales price is fixed or determinable as stated in the sales contract, and collection is reasonably assured.

Customers do not have a general right of return on products delivered.

(m)	Cost of revenues

Cost of revenues consists primarily of material costs, employee compensation, depreciation and related expenses, which are directly attributable to the production of products. Write-down of inventory to lower of cost or market is also recorded in cost of revenues.

(n)	Advertising

The Group expensed all advertising costs as incurred. Advertising expenses for the six months ended June 30, 2008 and 2007 were $0 and $0 respectively.

(o)	Retirement benefit plans

The employees of the Group are members of a state-managed retirement benefit plan operated by the government of the PRC. The Group is required to contribute a specified percentage of payroll costs to the retirement benefit scheme to fund the benefits. The only obligation of the Group with respect to the retirement benefit plan is to make the specified contributions.

Retirement benefits in the form of contributions under defined contribution retirement plans to the relevant authorities are charged to the statements of income as incurred. The retirement benefit expenses for the six months ended June 30, 2008 and 2007 were $30,019 and $0 respectively.

YUHE INTERNATIONAL INC.
(Formerly known as First Growth Investors Inc.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

3.	Summary of significant accounting policies - continued

(p)	Income tax

The Company accounts for income taxes using an asset and liability approach and allows for recognition of deferred tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future realization is uncertain.

The Group is operating in the PRC, and in accordance with the relevant tax laws and regulations of PRC, the corporation income tax rate is 25%. Weifang Yuhe Poultry Co., Ltd   is a poultry company, and in accordance with the relevant regulations regarding the favorable tax treatment for an outstanding poultry company, the Company is entitled to a tax free treatment.

The corporate income tax for the subsidiary, Weifang Taihong Feed Co., Ltd is 25%.

(q)	Shipping and handling fees

Shipping and handling fees are expensed when incurred. During the six months ended June 30, 2008 and 2007, shipping and handling charges included in the selling expenses were $4,892 and $0 respectively. During the three months ended June 30, 2008 and 2007, shipping and handling charges included in the selling expenses were $3,031 and $0 respectively.

(r)	Foreign currency translation

The accompanying financial statements are presented in United States dollars. The functional currency of the Company is the Renminbi (RMB). The financial statements are translated into United States dollars from RMB at year-end exchange rates as to assets and liabilities and average exchange rates as to revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred.

June 30, 2008
Balance sheet	RMB 6.8718 to US$1.00
Statement of income and comprehensive income	RMB 6.9696 to US$1.00

December 31, 2007
Balance sheet	RMB 7.3141 to US$1.00
Statement of income and comprehensive income	RMB 7.6172 to US$1.00

YUHE INTERNATIONAL INC.
(Formerly known as First Growth Investors Inc.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

3.	Summary of significant accounting policies - continued

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into US$ at the rates used in translation.

(s)	Comprehensive income

Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, all items that are required to be recognized under current accounting standards as components of comprehensive income are required to be reported in a financial statement that is presented with the same prominence as other financial statements. The component of comprehensive income includes foreign currency translation adjustment.

(t)	Fair value of financial instruments

SFAS No. 107, “Disclosures about Fair Value of Financial Instruments” (“SFAS 107”) requires entities to disclose the fair values of financial instruments except when it is not practicable to do so. Under SFAS No. 107, it is not practicable to make this disclosure when the costs of formulating the estimated values exceed the benefit when considering how meaningful the information would be to financial statement users.

The fair values of all assets and liabilities do not differ materially from their carrying amounts. None of the financial instruments held are derivative financial instruments and none were acquired or held for trading purposes during the years ended December 31, 2007 or 2006.

(u)	Basic and diluted earnings per share

The Company reports basic earnings per share in accordance with SFAS No. 128, “ Earnings Per Share ” . Basic earnings per share is computed using the weighted average number of shares outstanding during the periods presented. The weighted average number of shares of the Company represents the common stock outstanding during the reporting periods.

Diluted earning per share is based on the assumption that all dilutive options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options are assumed to be exercised at the time of issuance, and as if funds obtained thereby were used to purchase common stock at the average market price during the year.

YUHE INTERNATIONAL INC.
(Formerly known as First Growth Investors Inc.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

3.	Summary of significant accounting policies - continued

(v)	Recent accounting pronouncements

In December 2007, the FASB issued SFAS No. 141R, “Business Combinations” (“SFAS No. 141R”). SFAS No. 141R amends SFAS 141 and provides revised guidance for recognizing and measuring identifiable assets and goodwill acquired, liabilities assumed, and any noncontrolling interest in the acquiree. It also provides disclosure requirements to enable users of the financial statements to evaluate the nature and financial effects of the business combination. It is effective for fiscal years beginning on or after December 15, 2008 and will be applied prospectively. We are currently evaluating the impact of adopting SFAS No. 141R on our consolidated financial statements.

In December 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51” (“SFAS No. 160”). SFAS No. 160 requires that ownership interests in subsidiaries held by parties other than the parent, and the amount of consolidated net income, be clearly identified, labeled, and presented in the consolidated financial statements. It also requires once a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary be initially measured at fair value. Sufficient disclosures are required to clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. It is effective for fiscal years beginning on or after December 15, 2008 and requires retroactive adoption of the presentation and disclosure requirements for existing minority interests. All other requirements shall be applied prospectively. We are currently evaluating the impact of adopting SFAS No. 160 on our consolidated financial statements.

In March 2008, the FASB issued FAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities,” which requires enhanced disclosures about an entity’s derivative and hedging activities. This Statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. Since FAS 161 only provides for additional disclosure requirements, there will be no impact on our results of operations and financial position.

YUHE INTERNATIONAL INC.
(Formerly known as First Growth Investors Inc.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

4.	Acquisition of subsidiaries

Acquisition of 100% Weifang Yuhe Poultry Co., Limited and 43.75% of Weifang Taihong Feed Co., Ltd.

On January 31, 2008, Bright Stand acquired 100% common stock of Weifang Yuhe Poultry Co., Limited for $11,306,522 (RMB 81,450,000) and 43.75% of Weifang Taihong Feed Co., Ltd for $312,530 (RMB 2,244,000) and total amount is $11,619,052.

The Company adopted SFAS No. 141, Business Combinations, which requires the use of the purchase method of accounting for any business combinations initiated after June 30, 2002. The results of PRC Yuhe and Taihong and the estimated fair market values of the assets and liabilities have been included in our consolidated financial statements from the date of acquisition. The purchase price for PRC Yuhe and Taihong was allocated to the assets acquired and liabilities assumed of PRC Yuhe and Taihong. All assets and liabilities assumed, based on their fair values.

Accounts receivables	$1,475
Other receivables	3,001,699
Deposits paid	1,084,265
Deferred expenses	602,918
Advance to suppliers	305,013
Inventories	4,624,425
Due from related companies	4,008,506
Unlisted investment	279,738
Plant and equipment	15,323,245
Intangible assets	2,832,869
Accounts payable	(4,800,664)
Accrued expenses	(473,020)
Payroll and related liabilities	(545,565)
Other tax payable	(125,645)
Advances from customers	(209,694)
Other payables	(1,770,862)
Due to related co.	(320,913)
Notes payables	(10,549,316)
Other assumed liabilities Other payable	(2,520,531)
Net assets acquired	$10,747,943
Less : Purchase Consideration (net of cash)	(10,567,946)
Negative good being transfer to construction in progress	179,997

YUHE INTERNATIONAL INC.
(Formerly known as First Growth Investors Inc.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

4.	Acquisition of subsidiaries - continued

The following table presents the unaudited results of operations of the Company as if the Yuhe acquisitions had been consummated as of January 1, 2008 and 2007 and the results are shown for the six months ended June 30, 2008 and 2007 includes certain pro forma adjustments, including depreciation and amortization on the assets acquired, and other adjustments.

	For the six months ended		For the three months ended
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007
	(Pro forma)	(Pro forma)	(As reported)	(Pro forma)

Revenues	$8,199,811	$6,037,317	$5,604,931	3,059,436
Net income (loss)	$1,034,197	$(192,107)	$1,165,144	464,095

Earnings (loss) per share
Basic	$0.08	$(0.02)	$0.07	$0.05
Diluted	$0.08	$(0.02)	$0.07	$0.05

Weighted average shares outstanding
Basic	12,844,935	8,626,318	15,543,330	8,626,318
Diluted	13,039,395	8,626,318	15,868,739	8,626,318

5.	Inventories

Inventories consist of the following:

	June 30 2008	December 31 2007

Raw materials	$532,690	$-
Work in progress	8,737,957	-
Finished goods	48,557	-

	$9,319,204	$-

YUHE INTERNATIONAL INC.
(Formerly known as First Growth Investors Inc.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

6.	Other receivables, net

Other receivables, net consist of the following:

	June 30	December 31
	2008	2007

Other receivables	$387,662	$-
Less: Allowances	(41,161)	-

	$346,501	$-

Other receivables are unsecured, interest free and have no fixed repayment date.

During the six months ended June 30, 2008 and 2007, the recovery of bad debts was $26,571 and $0 respectively. During the three months ended June 30, 2008 and 2007, the recovery of bad debts was $ 13,426 and $0 respectively.

Allowance is made when collection of the full amount is no longer probable. Management reviews and adjusts this allowance periodically based on historical experience, current economic climate as well as its evaluation of the collectibility of outstanding accounts. The Group evaluates the credit risks of its customers utilizing historical data and estimates of future performance.

7.	Note receivables, net

Note receivables, net consist of the following:

	June 30	December 31
	2008	2007

Weifang Shanhe Zhuzho Diecasting Material Co. Ltd.	$4,205,594	$-
Others	497,124	-
	4,702,718	-
Less : Allowances	(424,067)	-
	$4,278,651	$-

YUHE INTERNATIONAL INC.
(Formerly known as First Growth Investors Inc.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

7.	Note receivables, net - continued

Note receivables are unsecured, interest free and have no fixed repayment date.

The notes receivable from Weifang Shanhe Zhuzho Diecasting Material Co. Ltd. (“Shanhe”) is only a temporary arrangement to deal with the devaluation of the US dollars received from our March 2008 private placement. Due to strict control over foreign exchange by the Chinese government, the Company had difficulty in exchanging the significant amount of US dollars raised in the private placement into Renminbi. Shanhe has the right to exchange foreign currency with no limit; therefore, the Company transferred the US dollars to Shanhe in order to exchange the funds into Renminbi in a timely manner to minimize the effect of US dollars devaluation. The Company did not provide any repayment terms or allowances for the note receivable from Shanhe because the Company believes that this is only a temporary arrangement and Shanhe will repay the balance to the Company in a short period. The Company does not have any further intention to enter into this kind of arrangement in future.

The note receivables - others mainly represents notes receivable incurred prior to 2006 and allowance of $424,067 was provided as of June 30, 2008.

Management provides for an allowance when collection of the full amount is no longer probable by establishing an allowance equivalent to 30% of gross amount of notes receivables due over 6 months and 60% of gross amount of notes receivables due over 1 year. Full provision will be made for notes receivables due over 2 years.

During the six months ended June 30, 2008 and 2007, the recovery of bad debts was $60,344 and $0 respectively.

8.	Unlisted investments

Unlisted investments at June 30, 2008 represent the 3% investments in Hanting Rural Credit Coorperative (“Hanting”) recorded at cost. It is stated at cost because the Company does not have significant influence or control over Hanting. Under the cost method, the Company records the investment at cost, and recognizes as income dividends received that are distributed from net accumulated earnings of the investee since the date of acquisition by the Company. The net accumulated earnings of the investee subsequent to the date of investment are recognized by the Company only to the extent distributed by the investee as dividends. Dividends received in excess of earnings subsequent to the date of investment are considered a return of investment and are recorded as reductions of cost of the investment. A series of operating losses of an investee or other factors may indicate that a decrease in value of the investment has occurred which is other than temporary and should accordingly be recognized.

YUHE INTERNATIONAL INC.
(Formerly known as First Growth Investors Inc.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

8 .	Unlisted investments - continued

For the three months and six months period ended June 30, 2008, the Company recorded $6,074 as income from unlisted investment for dividends received from Hanting. Management of the Company has reviewed the investment in Hanting for impairment and determined there is no indication that the carrying amount of Hanting may not be recoverable.

9.	Plant and equipment, net

Plant and equipment consists of the following:

	June 30	December 31
	2008	2007
At cost
Buildings	$7,948,875	$-
Machinery	3,690,952	-
Motor vehicles	10,233	-
Furniture and equipment	72,766	-

	11,722,826	-
Less: accumulated depreciation	(498,500)	-
Construction in progress	5,668,552	-

	$16,892,878	$-

During the six months ended June 30, 2008, depreciation expenses amounted to $621,912 among which $488,084 and $133,828 were recorded as cost of sales and administrative expense respectively.

During the six months ended June 30, 2007, depreciation expenses amounted to $0.

During the three months ended June 30, 2008, depreciation expenses amounted to $377,448 among which $318,773 and $58,675 were recorded as cost of sales and administrative expense respectively.

During the three months ended June 30, 2007, depreciation expenses amounted to $0.

As of June 30, 2008, buildings and machinery of the Group with net book value of $14,880,101 were pledged as collateral under certain loan arrangements.

YUHE INTERNATIONAL INC.
(Formerly known as First Growth Investors Inc.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

10.	Deposits paid for acquisition of long term assets

Deposits paid consist of the following:

	June 30	December 31
	2008	2007

Deposits paid for purchase of land	$1,309,700	$-
Deposits paid for construction in progress	6,258,831	-
Deposits paid for acquisition of farm	2,328,357	-

Deposits paid with capital commitment (Note 28)	9,896,888	-

Deposits paid for construction in progress	677,048	-

Total Deposits paid for acquisition of long term assets	$10,573,936	$-

11.	Intangible assets, net

Intangible assets consist of the following:

	June 30	December 31
	2008	2007

Land use rights, at cost	$2,962,108	$-
Less: accumulated amortization	(27,186)	-

	$2,934,922	$-

As of June 30, 2008, land use rights of the Group were pledged as collateral under certain loan arrangements.

During the six months ended June 30, 2008 and 2007, amortization expenses included in the cost of sales were $26,497 and $0 respectively.

During the three months ended June 30, 2008 and 2007, amortization expenses included in the cost of sales were $16,083 and $0 respectively.

YUHE INTERNATIONAL INC.
(Formerly known as First Growth Investors Inc.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

12.	Due from related companies

	June 30	December 31
	2008	2007

Hefeng Green Agriculture Co., Ltd - Mr. Gao Zhentao, the director of the company is also the director	$75,560	$-

Shandong Yuhe Food Group Co., Ltd - Mr. Gao Zhentao, the director of the company is also the director	3,818,695	-

Shandong Yuhe New Agriculture Academy of Sciences - Mr. Gao Zhentao, the director of the company is also the director	51,498	-

Weifang Jiaweike Food Co.,Ltd - Mr. Gao Zhentao, the director of the company is also the director	26	-

Weifang Yuhe Poultry Co., Ltd- Mr. Gao Zhentao, the director of the company is also the director	-	1,000,000

	$3,945,779	$1,000,000

The amounts due from related companies are unsecured, interest free and have no fixed repayment date.

13.	Due from a shareholder

As of June 30, 2008, amount due from a shareholder consists of $15,000 due from Mr. Yamamoto. There was no amount due from shareholder as of December 31, 2007.

The amount due from a shareholder are unsecured, interest free and have no fixed repayment date.

14.	Loans payable

Loans payable are loans from unrelated companies for temporary operation purposes. They are unsecured, interest free and have no fixed repayment date.

YUHE INTERNATIONAL INC.
(Formerly known as First Growth Investors Inc.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

15.	Other payable

	June 30	December 31
	2008	2007

Accrued on Construction in progress	$492,526	$-
Interest payable	68,845	-
Deposits received	39,068	-
Others	398,756	-
	$999,195	$-

16.	Due to related companies

	June 30	December 31
	2008	2007

Weifang Hexing Breeding Co.,Ltd - Mr. Gao Zhentao, the director of the company is also the director	$492,956	$-

Others	24,444	-
	$517,400	$-

The amounts due to related companies are unsecured, interest free and have no fixed repayment date. These loans are used for working capital purposes.

YUHE INTERNATIONAL INC.
(Formerly known as First Growth Investors Inc.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

17.	Long-term loans

The long-term loans are denominated in Chinese renminbi and are presented in US dollars as follows:

	June 30	December 31
	2008	2007

Loans from Nansun Rural Credit, interest rate at 9.22% to 10.51% per annum, due from November 28, 2008 to May 17, 2010	$8,731,337	$-

Loans from Shuangyang Rural Credit interest rate at 9.33% per annum, due on October 12, 2008	945,895	-

Loans from Hanting Kaiyuan Rural Credit Cooperative, interest rate at 9.22% to 13.31% per annum, due from November 28, 08 to January 10, 2009	1,062,312	-
	10,739,544	-
Less: current portion of long-term loans	(5,748,130)	-
	$4,991,414	$-

Future maturities of long-term loans as at June 30, 2008 are as follows:

June 30
2008

2008	$5,748,130
2009	1,353,357
2010	3,638,057

$10,739,544

YUHE INTERNATIONAL INC.
(Formerly known as First Growth Investors Inc.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

18.	Income tax

The Company is operating in the PRC, and in accordance with the relevant tax laws and regulations of PRC, the corporation income tax rate is 25%. However, the Company is an agricultural company, and in accordance with the relevant regulations regarding the tax exemption, the Company is tax-exempt as long as it is registered as an agricultural entity.

Taihong is operating in the PRC, and in accordance with the relevant tax laws and regulations of PRC, the corporation income tax rate is 25%.

The Group uses the asset and liability method, where deferred tax assets and liabilities are determined based on the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial and income tax reporting purposes. There are no material timing differences and therefore no deferred tax asset or liability at June 30, 2008.

The provision for income taxes consists of the following:

For the six months ended
	2008	2007

Current tax
- PRC	$-	$-
- Deferral tax provision	-	-

	$-	$-

YUHE INTERNATIONAL INC.
(Formerly known as First Growth Investors Inc.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

18.	Income tax - continued

All of the Group’s income (loss) before income taxes is from PRC sources. Actual income tax expenses reported in the consolidated statements of income and comprehensive income differ from the amounts computed by applying the PRC statutory income tax rate of 25% and 33% for the fiscal year of 2008 and 2007 respectively to income (loss) before income taxes for the six months ended June 30, 2008 and 2007 for the following reasons:

	For the six months ended
	2008	2007

Income (loss) before income taxes	$892,663	$-

Computed “expected” income tax asset at 25%	223,165	-
Tax effect on net taxable temporary differences	(7,853)	-
Effect of cumulative tax losses	2,329	-
Effect of tax holiday	(217,641)	-

	$-	$-

19.	Fair value of financial instruments

The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties. The carrying amounts of financial assets and liabilities, such as cash and cash equivalents, trade accounts receivable, other receivables, accounts payable, and other payables, approximate their fair values because of the short maturity of these instruments and market rates of interest.

YUHE INTERNATIONAL INC.
(Formerly known as First Growth Investors Inc.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

20.	Common stock and warrants

(a)	Common Stock

On March 12, 2008, the Company issued 126,857,134 shares (equivalent to approximately 8,626,318 post -split shares) of its common stock., par value $0.001 per share, to the sole stockholder of Bright Stand to effect the Reverse Merger Acquisition. At the same time, the Company issued 85,714,282 (equivalent to approximately 5,829,018 post -split shares) shares of common stock to the investors for gross proceeds of $18 million in the private placement.

The Company's issued and outstanding number of common stock immediately prior to the Reverse merger Acquisition is 16,000,000 shares (equivalent to 1,087,994 post -split shares) shares.

Effective on April 4, 2008, the Company effected a 1-for-14.70596492 reverse stock split of our common stock.

After the reverse acquisition, the total common stock issued and outstanding of the Company is 15,543,330 post-split shares.

(b)	Warrants

The Company granted warrants to acquire and aggregate of 6,999,999 shares (equivalent to 476,014 post-split shares) of common stock to Roth Capital Partners, LLC and WLT Brothers Capital, Inc., for the services in connection with the private placement on March 12, 2008. The warrants have a strike price equal to $3.706, have a term of three years starting from March 12, 2008 and permit cashless or cash exercise at all times that they are exercisable. The warrants are exercisable at any time 6 months after their issuance.

The total number of warrants outstanding as at June 30, 2008 was 476,014 shares.

(c)	Additional paid-in capital

Prior to the Reverse Merger, the shareholder of Bright Stand contributed additional capital of $12,149,766 to Bright Stand for the acquisition of PRC Yuhe. Subsequent to the contribution of capital, Bright Stand entered into a reverse acquisition with Yuhe International and raised $18 million gross proceeds in the private placement as described in Note 20 (a).

YUHE INTERNATIONAL INC.
(Formerly known as First Growth Investors Inc.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

21.	Obligations under registration rights agreements

The Company entered into a Registration Rights Agreement with certain investors on March 12, 2008 in the private placement. The Company is required to file a resale registration statement on Form S-1 or any other appropriate form (i) within 60 days following the closing for purposes of registering the resale of these shares, (ii) within 15 days with respect to any additional registration statement, (iii) within 15 days with respect to any additional registration statements required to be filed due to SEC Restrictions, (iv) within 30 days following the date on which it becomes eligible to utilize Form S-3 to register the resale of common stock, or (v) within 45 days following the date the Make Good Shares are delivered by Mr. Yamamoto to the investors.

The Company will be required to pay the investors liquidated damages if it fails to file a registration statement by the above filing deadlines or if it does not promptly respond to comments received from the SEC. The liquidated damages accrue at a rate of 0.5% per month of the aggregate investment proceeds which are $18 million received from the investors, capped at 5% of the total investment proceeds, or $900,000. The Company filed the Registration Statement on May 12, 2008.

Based on the Company’s experience since filing its registration statement on May 12, 2008, the Company is in compliance with the Registration Rights Agreement. The Company believes that it is unlikely that it will be required to pay any liquidated damages under the provisions of the Registration Rights Agreement, and therefore has not recorded a liability for that potential obligation as at June 30, 2008.

YUHE INTERNATIONAL INC.
(Formerly known as First Growth Investors Inc.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

22.	Stock options

On June 13, 2008, the Company granted to the Chief Financial Officer (CFO) of the Company an option to purchase 150,000 shares of the Company’s common stock at an exercise price of $3.708 per share for the 3 year’s employment. The options shall vest with respect to 33.3% of the total number of shares purchasable upon exercise thereof one year after the grant date and 33.3% on the second and third anniversary of the grant date, Mr Hu will be fully vested in the option by that date and shall cease to vest if the executive cease to be Chief Financial Officer of the Company for any reason.

On the same date, the Company granted to three independent directors of the Company an option to purchase 77,717 share of the Company’s common stock at an exercise price of $3.708 per share for the 3 year’s employment. The options shall vest with respect to 33.3% of the total number of shares purchasable upon exercise thereof one year after the grant date and 33.3% on the second and third anniversary of the grant date, the directors will be fully vested in the option by that date and shall cease to vest if the three independent directors cease to be independent directors of the Company for any reason.

The options granted to the CFO and the three independent directors will expire on the fifth anniversary of the grant date and cease to vest if they cease to be the CFO or independent directors of the company for any reason.

YUHE INTERNATIONAL INC.
(Formerly known as First Growth Investors Inc.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

22.	Stock options- continued

During the six month ended June 30, 2008, the Company granted 383,151 stock options. The Company recognizes compensation expense, net of estimated forfeitures, over the requisite service period, which is the period during which the grantee is required to provide services in exchange for the award. The Company has elected to recognize compensation cost for awards with only a service condition that have a graded vesting schedule on a straight-line basis over the requisite service period for the entire award.

The Company uses the Black-Scholes option pricing model to calculate the grant-date fair value of an award, with the following assumptions: no dividend yield, expected volatility of 109.40%, and a risk-free interest rate of 3.00%. In determining volatility of the Company’s options, the Company used the average volatility of the Company’s stock. Based on the Black-Scholes option pricing model, the entire option was valued at $2,186,499. In accordance with SFAS No. 123R, the Company has recorded stock-based compensation expense during the three and six months ended June 30, 2008 of $33,946 in connection with the issuance of this option.

The following table summarizes all Company stock option transactions between January 1, 2008 and June 30, 2008

	Option Shares	Vested Shares	Weighted Average Exercise Price	Remaining Contractual Term

Balance, January 1, 2008	-	-	$-	$-
Granted or vested during the six months ended June 30, 2008	383,151	-	$3.708	$5
Expired during the six months ended June 30, 2008	-	-	-	-
Balance, June 30, 2008	383,151	-	$3.708	$5

The weighted average grant date fair value of options granted was $7.35 per share. The total number of stock options outstanding as at June 30, 2008 was 383,151 shares.

YUHE INTERNATIONAL INC.
(Formerly known as First Growth Investors Inc.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

23.	Stock Subscription Receivable

On March 12, 2008, the Company issued 85,714,282 (equivalent to approximately 5,829,018 post -split shares) shares of common stock to the investors for gross proceeds of $18 million in the private placement. Under the placement, the Company paid $ 2,640,477 in cash as compensation to the party involved in this private placement. As at March 31, 2008, the Company has not received the funds amounting to $1,403,937 and has recorded the amounts due under the caption “Stock Subscription Receivable” in the accompanying balance sheet. During the three months ended June 30, 2008, the Company received the rest of the funds amounting to $1,403,937 and there is no stock subscription receivable as at June 30, 2008. The Company received all the funds totally amounting to $15,359,523 during the six months ended June 30, 2008 and has recorded the proceeds from common stock sale in the accompanying statements of cash flows.

24.	Restricted cash

On March 12, 2008, the Company consummated with certain accredited investors (the “Investors”) a private placement of 85,714,282 shares (equivalent to approximately 5,829,018 post-split shares) of the common stock for an aggregate purchase price of approximately $18,000,000. Under this private placement arrangement, the Company signed three covenants with investors.

Covenants: The Securities Purchase Agreement contains certain covenants on our part, including the following:

(a) Board of Directors. Within 180 days following the closing, the Company is required to nominate a minimum of five members to our Board of Directors, a majority of which must be “independent,” as defined under the Nasdaq Marketplace Rules, and to take all actions and obtain all authorizations, consents and approvals as are required to be obtained in order to effect the election of those nominees.

(b) Chief Financial Officer. Within 180 days following the closing, the Company is required to hire a chief financial officer (“CFO”) who is a certified public accountant, fluent in English and familiar with US GAAP and auditing procedures and compliance for US public companies.

(c) Investor Relations Firm. Within 60 days following the closing, the Company is required to hire one of the following investor relations firms: CCG Elite, Hayden Communications or Integrated Corporate Relations.

YUHE INTERNATIONAL INC.
(Formerly known as First Growth Investors Inc.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

24.	Restricted cash -(continued)

In connection with the above three post-closing covenants, the Company has deposited an aggregate of $1,750,000 ($750,000 as board holdback escrow amount, $750,000 as CFO holdback escrow amount, and $250,000 as investor relations firm holdback amount) from the gross proceeds of the private placement in the escrow account pursuant to the Holdback Escrow Agreement by and among us, the investors and the escrow agent named therein. In the event the Company fail to comply with any of the above covenants in a timely fashion, we will incur liquidated damages of 1% on a daily pro-rata basis for any portion of a month of the gross proceeds of the private placement, or 2% if we suffer a holdback event relating to Board of Directors or CFO in a 30-day period, to be subtracted from the holdback escrow fund, until its compliance with such covenants.

The Company is required to fulfill the above covenants within 60 days to 180 days, therefore, the deposit of $1,750,000 to escrow accounts recorded as restricted cash under current assets as at March 31, 2008. The Company fulfilled all of the above covenants and received $1,750,000 during the three months ended June 30, 3008 and there is no restricted cash recorded under current assets as at June 30, 2008.

25.	Stock-Based Compensation

The Company estimated the fair value of each warrant award on the date of grant using the Black-Scholes option-pricing model and the assumption noted in the following table. Expected volatility is based on the historical and implied volatility of a peer group of publicly traded entities. The expected term of options gave consideration to historical exercises, post-vesting cancellations and the options’ contractual term. The risk-free rate for the expected term of the option is based on the U.S. Treasury Constant Maturity at the time of grant. The assumptions used to value options granted during the six months ended June 30, 2008 were as follows:

Six Months Ended June 30, 2008
Risk free interest rate	3%
Expected volatility	109%
Expected life (years)	3

Stock Compensation-The Company granted warrants to acquire and aggregate of 6,999,999 shares (equivalent to 476,014 post-split shares) of common stock to Roth Capital Partners, LLC and WLT Brothers Capital, Inc., for the services in connection with the private placement on March 12, 2008. The Company valued the options by Black-Scholes option-pricing model with the amount of $2,398,975 which recorded as cost of raising capital against additional paid-in capital.

YUHE INTERNATIONAL INC.
(Formerly known as First Growth Investors Inc.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

25.	Stock-Based Compensation - continued

During the three and six months ended June 30, 2008, the Company has recorded stock-based compensation expense of $33,946 in connection with the issuance of this option.(Note 21)

26.	Significant concentrations and risk

(a)	Customer Concentrations

The Company has the following concentrations of business with each customer constituting greater than 10% of the Company’s gross sales:

	For the six months ended June 30		For the three months ended June 30
	2008	2007	2008	2007
Wang Jianbo	15.62%	-	14.94%	-
Wei Yunchao	10.00%	-	8.5%	-

The Group has not experienced any significant difficulty in collecting its accounts receivable in the past and is not aware of any financial difficulties being experienced by its major customers.

The Group has the following concentrations of business with each supplier constituting greater than 10% of the Company’s purchase:

	For the six months ended June 30		For the three months ended June 30
	2008	2007	2008	2007
Ma Suping	20.52%	-	16.66%	-
Shandong Yisheng Poultry Co., Ltd.	23.02%	-	18.42%	-
Ding Jiansheng	10.27%	-	11.98%	-

YUHE INTERNATIONAL INC.
(Formerly known as First Growth Investors Inc.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

26.	Significant concentrations and risk - continued

(b)	Credit Risk

Financial instruments that potentially subject the Group to significant concentration of credit risk consist primarily of cash and cash equivalents. As of June 30, 2008, substantially all of the Group’s cash and cash equivalents were held by major financial institutions located in the PRC, which management believes are of high credit quality.

(c)	Group’s operations are in China

All of the Group’s products are produced in China. The Group’s operations are subject to various political, economic, and other risks and uncertainties inherent in China. Among other risks, the Group’s operations are subject to the risks of transfer of funds; domestic and international customs and tariffs; changing taxation policies; foreign exchange restrictions; and political conditions and governmental regulations.

27.	Business and geographical segments-

The Company’s operations are classified into two principal reportable segments that provide different products or services.  PRC Yuhe is engaged in the business of breeding chick while Taihong is engaged in the business of feed production, in which most of the products were used internally.  Separate management of each segment is required because each business unit is subject to different production and technology strategies.

Reportable Segments

	Production of chicks	Production of feeds	Corporate	Production of chicks	Production of feeds	Corporate	Total
	For the six months ended June 30, 2008			For the six months ended June 30, 2007			For the six months ended June 30, 2008	For thesix months ended June 30, 2007
External revenue	6,515,370	193,112	-	-	-	-	6,708,482	-
Intersegment revenue	-	4,513,783	-	-	-	-	4,513,783	-
Interest income	323	1	4,131	-	-	-	4,455	-
Interest expense	(186,708)	(256,412)	-	-	-	-	(443,120)	-
Depreciation and amortization	(596,627)	(51,782)	-	-	-	-	(648,409)	-
Net profit/(loss)	904,513	31,411	(43,261)	-	-	-	(892,663)	-

Assets	-	-	-	-	-	-	-	-
Expenditures for long-lived assets	11,885,281	2,054	-	-	-	-	11,887,335	-

YUHE INTERNATIONAL INC.
(Formerly known as First Growth Investors Inc.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

27.	Business and geographical segments - continued

Note:	Intersegment revenue of 4,513,783 was eliminated in consolidation. Expenditure for long-lived assets included accrued construction in progress amounting $492,256.

Reportable Segments

	Production of chicks	Production of feeds	Corporate	Production of chicks	Production of feeds	Corporate	Total
	For the three months ended June 30, 2008			For the three months ended June 30, 2007			For the three months ended June 30, 2008	For the three months ended June 30, 2007
External revenue	5,486,373	118,558	-	-	-	-	5,604,931	-
Intersegment revenue	-	3,217,448	-	-	-	-	3,217,448	-
Interest income	166	-	4,131	-	-	-	4,297	-
Interest expense	(109,068)	(153,578)	-	-	-	-	(262,646)	-
Depreciation and amortization	(362,219)	(31,312)	-	-	-	-	(393,531)	-
Net profit/(loss)	1,146,486	60,212	(41,554)	-	-	-	1,165,144	-

Assets	-	-	-	-	-	-	-	-
Expenditures for long-lived assets	11,637,200	1,519	-	-	-	-	11,638,719	-

Note:	Intersegment revenue of 3,217,448 was eliminated in consolidation. Expenditure for long-lived assets included accrued construction in progress amounting $492,256.

The Group’s operations are located in the PRC. All revenue is from customers in the PRC. All of the company’s assets are located in the PRC. Accordingly, no analysis of the Group's sales and assets by geographical market is presented.

YUHE INTERNATIONAL INC.
(Formerly known as First Growth Investors Inc.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

28.	Commitments and contingencies

Operating Leases - In the normal course of business, the Group leases the land for hen house under operating lease agreements. The Group rents land, primarily for the feeding of the chickens. The operating lease agreements generally contain renewal options that may be exercised at the Groups discretion after the completion of the base rental terms. The Group was obligated under operating leases requiring minimum rentals as follows:

Up to December 31,

2008	$76,305
2009	152,610
2010	140,654
2011	80,870
2012	80,870
Thereafter	1,503,957

Total minimum lease payments	$2,035,266

During the six months ended June 30, 2008 and 2007, rental expenses were $72,982 and $0 respectively.

During the three months ended June 30, 2008 and 2007, rental expenses were $51,277 and $0 respectively.

As of June 30, 2008, the Group had capital commitment amounting to $10,492,701 in relation to the construction cost, land acquisition and farm acquisition for Weifang Yuhe Poultry Co., Ltd. and the Group paid the deposits of $9,896,888 related to these commitments and recorded under Deposits paid for acquisition of long term assets (Note 10).

YUHE INTERNATIONAL, INC.
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

YUHE INTERNATIONAL, INC.
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Basis of Presentation

On March 12, 2008, Yuhe International, Inc. entered into a Share Exchange Agreement with Bright Stand International Limited. and its stockholders, pursuant to which Yuhe International, Inc. acquired all of the issued and outstanding capital stock of Bright Stand International Limited. in exchange for a total of 8,626,318 shares of our common stock, constituting 56% shares of Yuhe International, Inc. issued and outstanding common stock at the time of the merger agreement, $0.001 par value per share.

Yuhe International, Inc. expects to complete the acquisition of Bright Stand International Limited, pursuant to the Merger Agreement, in March 2008. The acquisition will be accounted for as a reverse merger effected by a share exchange, wherein Bright Stand International Limited. is considered the acquirer for accounting and financial reporting purposes.

The unaudited pro forma consolidated statements of operations reflect the results of operations of the Company had the merger occurred on January 1, 2007. The pro forma consolidated statements of operations were prepared as if the transactions were consummated on January 1, 2007. These pro forma consolidated statements of operations have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which actually would have resulted had the transaction occurred on the date indicated and are not necessarily indicative of the results that may be expected in the future.

Due to the fact that there was no trading and shareholding relationship between Yuhe International, Inc. with Bright Stand International Limited. before the share exchange, in the opinion of management, no pro forma adjustment directly attributable to the share exchange contemplated by the Agreement is to be made to the unaudited pro forma consolidated statements of operations of Yuhe International, Inc.

YUHE INTERNATIONAL, INC.
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2008

	Pro forma for the period from January 1, 2008 to March 31, 2008	As reported from April 1 , 2008 to June 30, 2008	Pro forma Adjustment	Pro forma Total

Net revenues	$2,594,880	$5,604,931	$	$$8,199,811
Cost of revenue	(2,212,145)	(3,768,540)		(5,980,685)
Gross profit	382,735	1,836,391		2,219,126

Operating expenses
Selling expenses	(77,537)	(96,291)		(173,828)
General and administrative expenses	(383,664)	(457,961)		(841,625)
Bad debts recovery	233,038	73,770		306,808
Total operating expenses	(228,163)	(480,482)		(708,645)

Income from operations	154,572	1,355,909		1,510,481

Non-operating income (expenses)
Interest income	163	4,297		4,460
Other income	11,504	93,662		105,166
Interest expenses	(266,641)	(262,646)		(529,287)
Other expenses	(30,545)	(26,078)		(56,623)

Total other income (expenses)	(285,519)	(190,765)		(476,284)

Net Income (loss) before income tax	(130,947)	1,165,144		1,034,197
Income Tax	-	-		-

Net income (loss)	$(130,947)	$1,165,144	$	$$1,034,197

Earnings per share
Basic	$(0.01)	$0.07		$0.08
Diluted	$(0.01)	$0.07		$0.08

Weighted average shares outstanding
Basic	10,146,353	15,543,330		12,844,935
Diluted	10,146,353	15,543,330		13,039,395

YUHE INTERNATIONAL, INC.
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2007

	Yuhe PRC Six Months Ended June 30, 2007	Yuhe PRC Three Months Ended June 30, 2007

Net revenues	$6,037,317	$3,059,436
Cost of revenue	(4,996,348)	(1,937,471)
Gross profit	1,040,969	1,121,965

Operating expenses
Selling	(154,560)	(92,557)
General and administrative	(521,399)	(317,135)
Total operating expenses	(675,959)	(409,692)

Income from operations	365,010	712,273

Non-operating income (expense)
Interest income	251	237
Other income	17,987	2,716
Interest expenses	(522,533)	(251,131)
Other expenses	(52,822)	-

Total other expenses	(557,117)	(248,178)

Net income (loss) before income tax	(192,107)	464,095
Income Tax	-

Net income (loss)	$(192,107)	$464,095

Earnings (loss) per share
Basic	$(0.02)	$0.05
Diluted	$(0.02)	$0.05

Weighted average shares outstanding
Basic	8,626,318	8,626,318
Diluted	8,626,318	8,626,318

WEIFANG YUHE POULTRY CO., LTD

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006
(Stated in US dollars)

WEIFANG YUHE POULTRY CO., LTD

CONTENTS	PAGES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-69

CONSOLIDATED BALANCE SHEETS	F-70 to F-71

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)	F-72

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY	F-73

CONSOLIDATED STATEMENTS OF CASH FLOWS	F-74 to F-75

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	F-76 to F-93

WEIFANG YUHE POULTRY CO., LTD

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2007 AND 2006
(Stated in US Dollars)

	Note	2007	2006
ASSETS
Current assets
Cash and cash equivalents		$47,455	$563,062
Accounts receivable, net of allowances of $16,835 and $15,660 respectively		1,586	-
Prepaid expenses		63,419	-
Inventories	3	3,946,538	3,362,941
Advances to suppliers		1,137,767	471,791

Total current assets		$5,196,765	$4,397,794
Prepaid deposits		665,885	143,106
Other receivables, net	4	2,714,589	1,952,118
Unlisted investments	5	274,812	1,207,099
Plant and equipment, net	7	15,135,284	13,035,768
Intangible assets, net	8	2,501,744	2,365,384
Due from related companies	9	5,790,486	4,127,520
Due from directors	10	228,933	-
Deferred expenses		551,795	463,922

TOTAL ASSETS		$33,060,293	$27,692,711

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable		$5,471,271	$7,352,688
Current portion of long-term
liabilities	14	4,306,750	5,219,060
Loans payable	11	3,268,087	4,882,907
Payroll and payroll related liabilities		835,372	424,317
Accrued expenses		361,926	96,938
Advances from customers		190,808	5,544
Tax payables		132,536	115,580
Due to related companies	12	1,000,000	2,567,739

Total current liabilities		$15,566,750	$20,664,773

See accompanying notes to consolidated financial statements

WEIFANG YUHE POULTRY CO., LTD

CONSOLIDATED BALANCE SHEETS (Continued)
DECEMBER 31, 2007 AND 2006
(Stated in US Dollars)

	Note	2007	2006

Long-term liabilities	14	$6,056,794	$4,603,032

TOTAL LIABILITIES		$21,623,544	$25,267,805

Commitments and contingencies		$-	$-

Minority interests		$201,752	$263,144

STOCKHOLDERS’ EQUITY
Registered capital	13	$482,713	$482,713
Additional paid in capital		7,009,523	4,403,806
Retained earnings (deficit)		2,990,742	(2,957,922)
Accumulated other comprehensive income		752,019	233,165

		$11,234,997	$2,161,762

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY		$33,060,293	$27,692,711

See accompanying notes to consolidated financial statements

WEIFANG YUHE POULTRY CO., LTD

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE
INCOME (LOSS)
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006
(Stated in US Dollars)

	Note	2007	2006

Net revenues		$22,075,224	$14,595,716
Cost of revenues		(13,502,545)	(15,483,641)

Gross profit (loss)		$8,572,679	$(887,925)
Operating expenses:
Selling		(312,927)	(430,122)
General and administrative		(1,341,987)	(1,279,238)

Operating income (loss)		$6,917,765	$(2,597,285)
Other income (expenses):
Interest income		796	9,553
Interest expenses		(924,845)	(971,785)
Investment losses		(101,264)	(152,521)
Profit (loss) on disposal of fixed assets		(5,180)	172,314

Income (loss) before income taxes		$5,887,272	$(3,539,724)

Income taxes	15	-	-

Net income (loss) before minority interests		$5,887,272	$(3,539,724)

Minority interests (earnings) loss		61,392	(68,387)

Net income (loss)		$5,948,664	$(3,608,111)

Other comprehensive income:
Foreign currency translation adjustment		518,854	67,066

Comprehensive income (loss)		$6,467,518	$(3,541,045)

See accompanying notes to consolidated financial statements

WEIFANG YUHE POULTRY CO., LTD

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006
(Stated in US Dollars)

	Registered capital	Additional paid-in capital	Retained earnings (deficits)	Accumulated other comprehensive income	Total

Balance, January 1, 2006	$482,713	$-	$650,189	$166,099	$1,299,001
Net loss	-	-	(3,608,111)	-	(3,608,111)
Injection of additional capital from shareholders	-	4,403,806	-	-	4,403,806
Foreign currency translation adjustment	-	-	-	67,066	67,066
Balance, December 31, 2006	$482,713	$4,403,806	$(2,957,922)	$233,165	$2,161,762

Balance, January 1, 2007	$482,713	$4,403,806	$(2,957,922)	$233,165	$2,161,762
Net profit	-	-	5,948,664	-	5,948,664
from shareholders	-	2,605,717	-	-	2,605,717
adjustment	-	-	-	518,854	518,854
Balance, December 31, 2007	$482,713	$7,009,523	$2,990,742	$752,019	$11,234,997

See accompanying notes to consolidated financial statements

WEIFANG YUHE POULTRY CO., LTD

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006
(Stated in US Dollars)

	2007	2006
Cash flows from operating activities
Net income (loss)	$5,948,664	$(3,608,111)
Adjustments to reconcile net income
Depreciation	1,454,616	1,441,868
Amortization	25,388	59,202
Minority interests	(61,392)	68,387
Allowances for bad debt of other receivables	231,569	151,772
Loss (gain) on disposal of fixed assets	5,180	(172,314)
Write off of inventories	-	1,369,460
Loss on investments (loss) to net cash provided by operating activities	101,264	152,521

Change in assets and liabilities
Accounts receivable	(1,504)	1,433
Advances to suppliers	(608,297)	(316,980)
Prepaid expenses	(60,895)	-
Prepaid deposits	-	147,031
Inventories	(338,126)	(10,507)
Deferred expenses	(53,718)	277,187
Accounts payable	(2,292,471)	2,985,356
Payroll and payroll related liabilities	366,659	283,781
Accrued expenses	248,038	(108,509)
Advances from customers	177,526	5,064
Tax payables	8,642	111,154

Net cash provided by operating activities	$5,151,143	$2,837,795
Cash flows from investing activities
Purchase of fixed assets	$(1,881,815)	$(205,335)
Sale of plant and equipment	-	1,493,381
Prepayment in equipment deposits	(492,519)	-
Sale of equity investments	873,700	-
Advances to loans receivables	(2,192,163)	(367,407)
Proceeds for sales of henhouses	1,357,454	-
Advances to directors	(219,824)	-
Advances to related parties receivables	(1,323,918)	(1,496,339)
Net cash (used in) investing activities	$(3,879,085)	$(575,700)

WEIFANG YUHE POULTRY CO., LTD

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006
(Stated in US Dollars)

	2007	2006
Cash flows from financing activities
Repayments to loans payable	$-	$(1,139,553)
Repayments to other long-term loans	(129,208)	-
Proceeds from loans payables	-	5,024,446
Repayment of due to related parties	(1,675,151)	(6,038,217)

Net cash (used in) financing activities	$(1,804,359)	$(2,153,324)

Effect of foreign currency translation on cash and cash equivalents	16,694	16,614

(Decrease) increase in cash and cash equivalents	(515,607)	125,385

Cash and cash equivalents-beginning of year	563,062	437,677
Cash and cash equivalents-end of year	$47,455	$563,062
Supplementary cash flow information:
Interest paid in cash	$710,347	$716,310

Non-cash investing and financing activities:

1. During 2006, the Company sold its henhouse with unpaid receivable of $1,688,519 as of December 31, 2006.

2. During 2007 and 2006, fixed asset additions financed with loans payable of $733,149 and $1,109,104, respectively.

3. During 2007 and 2006, additional paid-in capital of $2,605,717 and $4,403,806 was recorded when shareholder assumed the company’s debt.

See accompanying notes to consolidated financial statements

WEIFANG YUHE POULTRY CO., LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

1.	ORGANIZATION AND PRINCIPAL ACTIVITIES

Weifang Yuhe Poultry Co., Ltd (the Company) was established in Weifang, Shandong of the People’s Republic of China (the PRC) as a limited company on March 8, 1996. The Company currently operates through itself and one subsidiary located in Mainland China: Weifang Taihong Feed Co., Ltd. (Taihong).

Taihong was established in Weifang, Shandong of the People’s Republic of China (the PRC) as a limited company on May 26, 2003. Pursuant to a group reorganization on September 14, 2007, the Company became the holding company of Taihong.

The Company and its subsidiary (hereinafter, collectively referred to as “the Group”) are engaged in the business of chick and feed production.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Method of Accounting

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. The Company's functional currency is the Chinese Renminbi; however the accompanying consolidated financial statements have been translated and presented in United States Dollars ($).

(b)	Principles of consolidation

The consolidated financial statements are presented in US Dollars and include the accounts of the Company and its 56.25% subsidiary, Taihong. All significant inter-company balances and transactions are eliminated in consolidation.

The Company acquired its subsidiary on September 14, 2007 through a reorganization between entities under common control. Accordingly, the transaction was accounted for similar to a pooling of interests in accordance with SFAS 141 Appendix D and is presented as if it had occurred at the beginning of the first period presented. The following table depicts the identity of the subsidiary:

Name of Company	Place & date of Incorporation	Attributable Equity Interest %	Registered Capital
Weifang Taihong Feed Co., Ltd.	PRC/ May 26 2003	56.25	$965,379	RMB	(8,000,000)

(c)	Use of estimates

The preparation of the financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made; however actual results could differ materially from those estimates.

WEIFANG YUHE POULTRY CO., LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(d)	Economic and political risks

The Company’s operations are conducted in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC economy.

The Company’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Company’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things.

(e)	Plant and equipment

Plant and equipment are carried at cost less accumulated depreciation. Depreciation is provided over their estimated useful lives, using the straight-line method. Estimated useful lives of the plant and equipment are as follows:

Buildings	20 years
Machinery	10 years
Vehicle	5 years
Furniture and equipment	3 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of income. The cost of maintenance and repairs is charged to income as incurred, whereas significant renewals and betterments are capitalized.

(f)	Intangible assets

Intangible assets represent land use rights in the PRC. Land use rights are carried at cost and amortized on a straight-line basis over the period of rights of 50 years commencing from the date of acquisition of equitable interest. According to the laws of the PRC, the government owns all of the land in the PRC. Companies or individual are authorized to possess and use the land only through land usage rights approved by the PRC government.

WEIFANG YUHE POULTRY CO., LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(g)	Guarantee Expense

The Company accounts for its liability for product guaranteed in accordance with FASB Interpretation No. 45 (FIN 45), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” Under FIN 45, the aggregate changes in the liability for accruals related to product warranties issued during the reporting period must be charged to expense as incurred.

The Company guarantees a 98% survival rate of its product by delivering additional 2% of the product. The guarantee expires seven days after delivery. If the survival rate falls below 96%, the Company provides additional guarantee compensation to customers. Based on historical experience, the likelihood that survival rate falls below 96% is remote and therefore no accrued guarantee liability was recorded at year-end. The Company records guarantee expense as incurred. Guarantee expense for the years ended December 31, 2007 and 2006 were $7,000 and $0, respectively.

(h)	Accounting for the impairment of long-lived assets

The long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technology or other industry changes. Determination of recoverability of assets to be held and used is done by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the assets.

If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. During the reporting periods, there was no impairment loss.

(i)	Inventories

Inventories consisting of raw materials, work in progress and finished goods are stated at lower of cost or net realizable value. The cost of inventories is determined using weighted average cost method, and includes expenditure incurred in acquiring the inventories and bringing them to their existing location and condition. Net realizable value is the estimated selling price in the ordinary course of business less any applicable selling expenses. Finished goods are comprised of direct materials, direct labor and an appropriate proportion of overhead. At each balance sheet date, inventories that are worth less than cost are written down to their net realizable value, and the difference is charged to the cost of revenues of that period.

(j)	Trade receivables

Trade receivables are recognized and carried at the original invoice amount less allowance for any uncollectible amounts. An estimate for doubtful accounts is made when collection of the full amount is no longer probable. Management adopted an allowance policy which provides an allowance equivalent to 30% of gross amount of accounts receivables due over 6 months and 60% of gross amount of accounts receivables due over 1 year. Full provision will be made for accounts receivables due over 2 years. Bad debts are written off as incurred. It is a common industry practice in the PRC that customers pay in advance prior to delivery of the products. As a result, the Company maintains a low level of trade receivables.

WEIFANG YUHE POULTRY CO., LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(k)	Note receivables

Note receivables are stated at the original principal amount less allowance for any uncollectible amounts. Management provides for an allowance when collection of the full amount is no longer probable by establishing an allowance equivalent to 30% of gross amount of notes receivables due over 6 months and 60% of gross amount of notes receivables due over 1 year. Full provision will be made for notes receivables due over 2 years.

(l)	Cash and cash equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. The Company maintains bank accounts only in the PRC. The Company does not maintain any bank accounts in the United States of America. Cash deposits in PRC banks are not insured by any government agency or entity.

(m)	Revenue recognition

Revenue from sales of the Company’s products is recognized when the significant risks and rewards of ownership have been transferred to the third-party distributor and larger producers at the time when the products are delivered to and accepted by them, the sales price is fixed or determinable as stated in the sales contract, and collection is reasonably assured.

Customers do not have a general right of return on products delivered.

(n)	Cost of revenues

Cost of revenues consists primarily of material costs, employee compensation, depreciation and related expenses, which are directly attributable to the production of products. Write-down of inventory to lower of cost or market is also recorded in cost of revenues.

(o)	Advertising

The Group expensed all advertising costs as incurred. Advertising expenses for the years ended December 31, 2007 and 2006 were $1,776 and $23,266 respectively.

(p)	Retirement benefit plans

The employees of the Group are members of a state-managed retirement benefit plan operated by the government of the PRC. The Group is required to contribute a specified percentage of payroll costs to the retirement benefit scheme to fund the benefits. The only obligation of the Group with respect to the retirement benefit plan is to make the specified contributions.

Retirement benefits in the form of contributions under defined contribution retirement plans to the relevant authorities are charged to the statements of income as incurred. The retirement benefit expenses for the years ended December 31, 2007 and 2006 were $237,128 and $153,580 respectively.

WEIFANG YUHE POULTRY CO., LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(q)	Income tax

The Company accounts for income taxes using an asset and liability approach and allows for recognition of deferred tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future realization is uncertain.

The Company is operating in the PRC, and in accordance with the relevant tax laws and regulations of PRC, the corporation income tax rate is 33%. However, the Company is a poultry company, and in accordance with the relevant regulations regarding the favorable tax treatment for an outstanding poultry company, the Company is entitled to a tax free treatment until December 31, 2007.

The corporate income tax for the subsidiary, Weifang Taihong Feed Co., Ltd is 33%.

(r)	Shipping and handling fees

Shipping and handling fees are expensed when incurred. Shipping and handling charges included in the selling expenses for the years ended December 31, 2007 and 2006 were $12,217 and $25,913 respectively.

(s)	Minority interests

Minority interests refer to the 43.75% investment by third parties in the equity of Taihong and is not held by the Company.

(t)	Foreign currency translation

The accompanying financial statements are presented in United States dollars. The functional currency of the Company is the Renminbi (RMB). The financial statements are translated into United States dollars from RMB at year-end exchange rates as to assets and liabilities and average exchange rates as to revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred.

December 31, 2007
Balance sheet	RMB	7.31410 to US$1.00
Statement of income and comprehensive income	RMB	7.61720 to US$1.00

December 31, 2006
Balance sheet	RMB	7.81750 to US$1.00
Statement of income and comprehensive income	RMB	7.98189 to US$1.00

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into US$ at the rates used in translation.

WEIFANG YUHE POULTRY CO., LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Stated in US Dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(u)	Comprehensive income

Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, all items that are required to be recognized under current accounting standards as components of comprehensive income are required to be reported in a financial statement that is presented with the same prominence as other financial statements. The component of comprehensive income includes foreign currency translation adjustment.

(v)	Fair value of financial instruments

SFAS No. 107, “Disclosures about Fair Value of Financial Instruments” (“SFAS 107”) requires entities to disclose the fair values of financial instruments except when it is not practicable to do so. Under SFAS No. 107, it is not practicable to make this disclosure when the costs of formulating the estimated values exceed the benefit when considering how meaningful the information would be to financial statement users.

The fair values of all assets and liabilities do not differ materially from their carrying amounts. None of the financial instruments held are derivative financial instruments and none were acquired or held for trading purposes during the years ended December 31, 2007 or 2006.

WEIFANG YUHE POULTRY CO., LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Stated in US Dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(w)	Recent accounting pronouncements

In December 2007, the FASB issued SFAS No. 141R, “Business Combinations” (“SFAS No. 141R”). SFAS No. 141R amends SFAS 141 and provides revised guidance for recognizing and measuring identifiable assets and goodwill acquired, liabilities assumed, and any noncontrolling interest in the acquiree. It also provides disclosure requirements to enable users of the financial statements to evaluate the nature and financial effects of the business combination. It is effective for fiscal years beginning on or after December 15, 2008 and will be applied prospectively. We are currently evaluating the impact of adopting SFAS No. 141R on our consolidated financial statements.

In December 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51” (“SFAS No. 160”). SFAS No. 160 requires that ownership interests in subsidiaries held by parties other than the parent, and the amount of consolidated net income, be clearly identified, labeled, and presented in the consolidated financial statements. It also requires once a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary be initially measured at fair value. Sufficient disclosures are required to clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. It is effective for fiscal years beginning on or after December 15, 2008 and requires retroactive adoption of the presentation and disclosure requirements for existing minority interests. All other requirements shall be applied prospectively. We are currently evaluating the impact of adopting SFAS No. 160 on our consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - an amendment of FASB Statement No. 115”. This statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This Statement is expected to expand the use of fair value measurement, which is consistent with the Board’s long-term measurement objectives for accounting for financial instruments. We expect the Statement will have no material impact on our consolidated financial statements.

WEIFANG YUHE POULTRY CO., LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Stated in US Dollars)

3.	INVENTORIES

Inventories consist of the following:

	2007	2006

Raw materials	$235,278	$19,131
Work in progress	1,787,960	3,060,157
Finished goods	1,923,300	283,653
	$3,946,538	$3,362,941

4.	OTHER RECEIVABLES, NET

Other receivables, net consist of the following:

	2007	2006

Loan receivables	$2,816,516	$495,682
Henhouses sales (note 6)	350,009	1,688,519
Others	37,305	-
	$3,203,830	$2,184,201
Less: Allowances	(489,241)	(232,083)
	$2,714,589	$1,952,118

Other receivables are unsecured, interest free and have no fixed repayment date.

Allowances for bad debts of other receivable for the years ended December 31, 2007 and 2006 included in the general and administrative expenses were $231,569 and $151,772 respectively.

The note receivables - others mainly represents notes receivable incurred prior to 2006 and allowance of $489,241 was provided as of December 31, 2007.

Management provides for an allowance when collection of the full amount is no longer probable by establishing an allowance equivalent to 30% of gross amount of notes receivables due over 6 months and 60% of gross amount of notes receivables due over 1 year. Full provision will be made for notes receivables due over 2 years.

WEIFANG YUHE POULTRY CO., LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

5.	UNLISTED INVESTMENTS

Unlisted investments at December 31, 2007 are the 3% investments in Hanting Rural Credit Cooperative (“Hanting”). It is stated at cost because the Group does not have significant influence or control over this investment. The management of the Company has reviewed the investment in Hanting for any impairment and determined there is no indication that the carrying amount of Hanting may not be recoverable.

Unlisted investments at December 31, 2006 are investments in Weifang Jiaweike Food Co., Ltd (“Jiaweike”) and Hanting.

Investment in Jiaweike was recorded using the equity method of accounting. The consolidated statement of income includes the Group's share of the post-acquisition results of Jiaweike for the year. In the consolidated balance sheet, unlisted investments related to Jiaweike are stated at the Group's share of the net assets of Jiaweike plus the premium paid less any discount on acquisition in so far as it has not already been amortized to the statement of income, less any identified impairment loss.

Portion of
nominal
Name of	Place	Form of	value of
associate	of	business	registered	Principal
company	registration	structure	capital	activities

Weifang Jiaweike Food Co., Ltd.	PRC	Limited company	48.54	Processing of foodstuff

The remaining 51.46% of Jiaweike was hold by Shandong Yuhe Food Group Co., Ltd from which Mr. Gao Zhentao, the director of the company is also the director

Reconciliation on the unlisted investments is as follows:

Balance, January 1, 2006	$1,319,631
Equity share of investment losses	(152,521)
Effect of foreign currency translation	39,989
Balance, December 31, 2006	$1,207,099
Equity share of investment losses	(101,264)
Disposal of Jiaweike	(848,719)
Effect of foreign currency translation	17,696
Balance, December 31, 2007	$274,812

During 2007, Jiaweike was disposed of to Weifang Hexing Breeding Co., Ltd, a related company where Mr. Gao Zhentao, the director of the Company is also the director. No gain or loss was recognized on disposal as the consideration was at the carrying value of the equity investment.

WEIFANG YUHE POULTRY CO., LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

6.	DISPOSAL OF HENHOUSES

During the year 2006, the Group disposed of three henhouses for business operational reason with a sales price of the following:

Buildings	$1,976,178
Land use rights	902,042
Others	269,740
	$3,147,960
Amount received	1,459,441
Receivables - sales of fixed assets	$1,688,519	(note 4)

7.	PLANT AND EQUIPMENT, NET

Plant and equipment consists of the following:

	2007	2006
At cost
Buildings	$10,092,337	$9,215,455
Machinery	5,641,344	5,452,976
Motor vehicles	424,679	411,660
Furniture and equipment	374,713	346,625

	$16,533,073	$15,426,716
Less: accumulated depreciation	(5,702,882)	(3,919,713)
Construction in progress	4,305,093	1,528,765
	$15,135,284	$13,035,768

Depreciation expenses included in the cost of sales for the years ended December 31, 2007 and 2006 were, $1,207,093 and $1,158,565 respectively, and included in the general and administrative expenses for the years ended December 31, 2007 and 2006 were, $ 247,523 and $283,303 respectively.

As of December 31, 2007 and December 31, 2006, buildings and machinery of the Group were pledged as collateral under certain loan arrangements.

Interest capitalized for the construction in progress for the years ended December 31, 2007 and 2006 were amounted to $99,900 and $69,960 respectively.

WEIFANG YUHE POULTRY CO., LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

8.	INTANGIBLE ASSETS, NET

Intangible assets consist of the following:

	2007	2006

Land use rights, at cost	$2,748,026	$2,571,070
Less: accumulated amortization	(246,282)	(205,686)
	$2,501,744	$2,365,384

As of December 31, 2007 and December 31, 2006, land use rights of the Group were pledged as collateral under certain loan arrangements.

Amortization expenses included in the cost of revenues for the years ended December 31, 2007 and 2006 were, $25,388 and $59,202 respectively.

9	DUE FROM RELATED COMPANIES

	2007	2006

Hefeng Green Agriculture Co., Ltd - Mr. Gao Zhentao, the director of the company is also the director	$70,990	$66,419
Shandong Yuhe Food Group Co., Ltd - Mr. Gao Zhentao, the director of the company is also the director	5,617,363	4,015,833
Shandong Yuhe New Agriculture Academy of Sciences - Mr. Gao Zhentao, the director of the company is also the director	48,384	45,268
Weifang Hexing Breeding Co., Ltd - Mr. Gao Zhentao, the director of the company is also the director	53,723	-
Weifang Jiaweike Food Co., Ltd - Mr. Gao Zhentao, the director of the company is also the director	26	-
	$5,790,486	$4,127,520

The amounts due from related companies are unsecured, interest free and have no fixed repayment date

WEIFANG YUHE POULTRY CO., LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

10.	DUE FROM DIRECTORS

Details of due from directors are as follows:

	2007	2006

Mr. Tan Yi	$78,092	$-
Mr. Gao Zhenbo	76,716	-
Mr. Gao Zhentao	74,125	-
	$228,933	$-

The amounts due from directors are unsecured, interest free and have no fixed repayment date.

11.	LOANS PAYABLE

Loans payable are loans from unrelated companies for temporary funds for operation purposes. They are unsecured, interest free and have no fixed repayment date.

12.	DUE TO RELATED COMPANIES

	2007	2006

Weifang Hexing Breeding Co., Ltd – Mr. Gao Zhentao, the director of the company is also the director	$-	$1,879,785
Bright Stand International Limited – Mr. Gao Zhentao, the director of the company is also the director	1,000,000	-
Weifang Jiaweike Food Co., Ltd – Mr. Gao Zhentao, the director of the company is also the director	-	687,954
	$1,000,000	$2,567,739

The amounts due to related companies are unsecured, interest free and have no fixed repayment date. These loans are used for working capital purposes.

Bright Stand is the legal and accounting acquirer of the Group. Bright Stand becomes our 100% shareholder after January 31, 2008 business combination.

WEIFANG YUHE POULTRY CO., LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

13.	REGISTERED CAPITAL

As of December 31, 2007 and 2006, capital contributions paid-up amounted to $482,713 (RMB 4,000,000).

14.	LONG-TERM LIABILITIES

The long-term liabilities are denominated in Chinese Renminbi and are presented in US dollars as follows:

	2007	2006
Loans from Nansun Rural Credit, interest rate at 9.22% to 10.51% per annum, due from Nov 28, 08 to May 17, 10	$8,203,333	$8,608,890

Loans from Shuangyang Rural Credit interest rate at 9.33% per annum, due on Oct 12, 08	888,694	831,468

Loans from Hanting Kaiyuan Rural Credit Cooperative, interest rate at 9.22% to 13.31% per annum, due from Nov 28, 08 to Jan 10, 09	874,555	-

Loans from Hanting Rural Credit Cooperative, interest rate at 8.19% per annum, due from Nov 8, 09	396,962	381,734
	$10,363,544	$9,822,092

Less: current portion of long-term liabilities	(4,306,750)	(5,219,060)
	$6,056,794	$4,603,032

Future maturities of long-term loans as at December 31, 2007 are as follows:

2008	$4,306,750
2009	2,638,738
2010	3,418,056
$10,363,544

WEIFANG YUHE POULTRY CO., LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

15.	INCOME TAX

The Company is operating in the PRC, and in accordance with the relevant tax laws and regulations of PRC, the corporation income tax rate is 33%. However, the Company is an agricultural company, and in accordance with the relevant regulations regarding the tax exemption, the Company is tax-exempt as long as it is registered as an agricultural entity.

Taihong is operating in the PRC, and in accordance with the relevant tax laws and regulations of PRC, the corporation income tax rate is 33%. Taihong has net operating losses of $4,115,841 at December 31, 2007, resulting in a deferred tax asset of $1,358,228 which has been fully reserved.

The Group uses the asset and liability method, where deferred tax assets and liabilities are determined based on the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial and income tax reporting purposes. There are no material timing differences and therefore no deferred tax asset or liability at December 31, 2007 and 2006.

The provision for income taxes consists of the following:

	2007	2006
Current tax
- PRC	$-	$-
- Deferral tax provision	-	-
	$-	$-

All of the Group’s income (loss) before income taxes is from PRC sources. Actual income tax expenses reported in the consolidated statements of income and comprehensive income differ from the amounts computed by applying the PRC statutory income tax rate of 33% to income (loss) before income taxes for the two years ended December 31, 2007 and 2006 for the following reasons:

	2007	2006

Income (loss) before income taxes	$5,887,272	$(3,539,724)
Computed “expected” income tax expense (benefit) at 33%	$1,942,800	$(1,168,109)
Valuation allowance for deferred tax assets	(352,732)	-
Effect of cumulative tax losses	-	540,778
Tax holiday	(1,590,068)	627,331
	$-	$-

WEIFANG YUHE POULTRY CO., LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

16.	RELATED PARTIES TRANSACTIONS

The following material transactions with related parties during the years were in the opinion of the directors, carried out in the ordinary course of business and on normal commercial terms:

	2007	2006

Sales of goods to a related company	$-	$266,725

Sales to Weifang Hexing Breeding Co., Ltd, a related company, for the years ended December 31, 2007 and 2006 was nil and $266,725 respectively.

During 2007, Jiaweike was disposed of to the Weifang Hexing Breeding Co., Ltd, a related company where Mr. Gao Zhentao, the director of the Company is also the director. (note 5)

17.	SIGNIFICANT CONCENTRATIONS AND RISK

(a)	Customer Concentrations

The Group has the following concentrations of business with each customer constituting greater than 10% of the Company’s gross sales:

	2007	2006
Wang Jianbo	14.27%	9.54	%-
Li Chuanwang	11.50%	-
Wei Yunchao	10.96%	-

The Group has not experienced any significant difficulty in collecting its accounts receivable in the past and is not aware of any financial difficulties being experienced by its major customers.

The Group did not have any suppliers that individually constituting greater than 10% of the Company’s purchase for the years ended December 31, 2007 and 2006.

(b)	Credit Risk

Financial instruments that potentially subject the Group to significant concentration of credit risk consist primarily of cash and cash equivalents. As of December 31, 2007 and 2006, substantially all of the Group’s cash and cash equivalents were held by major financial institutions located in the PRC, which management believes are of high credit quality.

(c)	Group’s operations are in China

All of the Group’s products are produced in China. The Group’s operations are subject to various political, economic, and other risks and uncertainties inherent in China. Among other risks, the Group’s operations are subject to the risks of transfer of funds; domestic and international customs and tariffs; changing taxation policies; foreign exchange restrictions; and political conditions and governmental regulations.

WEIFANG YUHE POULTRY CO., LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

18.	BUSINESS SEGMENTS

The Company’s operations are classified into two principal reportable segments that provide different products or services.  Weifang is engaged in the business of breeding chicks while Taihong is engaged in the business of feed production, in which most of the product were used internally.  Separate management of each segment is required because each business unit is subject to different production and technology strategies.

Reportable Segments

	Production of chicks Weifang	Production of feeds Taihong	Production of chicks Weifong	Production of feeds Taihong	Total
	2007	2007	2006	2006	2007	2006
External revenue	$21,576,924	$498,300	$6,489,779	$8,105,937	$22,705,224	$14,595,716
Intersegment revenue		6,709,682	-	-	6,709,682	6,034,576
Interest income	733	63	9,426	127	796	9,553
Interest expense	(350,175)	(574,670)	(368,418)	(603,367)	(924,845)	(971,785)
Depreciation and amortization	1,354,865	125,139	1,364,781	136,289	1,480,004	1,501,070
Net profit/(loss) after tax	6,027,597	(140,325)	3,365,580	(174,144)	5,887,272	(3,539,724)

Assets
Expenditures for long-lived assets	1,872,801	9,014	164,224	41,111	1,881,815	205,335

Note: Intersegment revenue of $6,709,682 and $6,709,682 was eliminated in consolidation for years ended 2007 and 2006 respectively.

The Group’s operations are located in the PRC. All revenue is from customers in the PRC. All of the company’s assets are located in the PRC. Accordingly, no analysis of the Group's sales and assets by geographical market is presented.

WEIFANG YUHE POULTRY CO., LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

19.	COMMITMENTS AND CONTINGENCIES

Operating Leases - In the normal course of business, the Group leases the land for breeding and hatching houses under operating lease agreements. The Group rents land, primarily for the feeding of the chickens. The operating lease agreements generally contain renewal options that may be exercised at the Groups discretion after the completion of the base rental terms. The Group was obligated under operating leases requiring minimum rentals as follows:

Up to December 31,

2008	$145,422
2009	145,422
2010	134,029
2011	77,061
2012	77,061
Thereafter	1,433,120
Total minimum lease payments	$2,012,115

During the year ended December 31, 2007 and 2006, rent expenses amounted to $50,284 and $79,750 was recorded as cost of sales.

The Group has given guarantee to the following parties as at December 31, 2006 which are summarized as follows:

Weifang Sansong Food Co., Ltd – a non-related party	$370,962
Shandong Yuhe Food Group Co., Ltd – shareholder of the Company	2,046,690
Shandong Dongxiang Logistic Co., Ltd – a non-related party	255,836
Weifang Yibang Commerce Co., Ltd – a non-related party	319,795
$2,993,283

Management has assessed the fair value of the obligation arising from the above financial guarantees and considered the likelihood of the Company having to assume these liability to be remote based on the financial health of these companies and previous experiences. Therefore, no obligations in respect of the above guarantees were recognized as of December 31, 2006.

The Company did not provide guarantee to the above companies as at December, 31, 2007.

WEIFANG YUHE POULTRY CO., LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

20.	ADDITIONAL PAID IN CAPITAL

During the years ended December 31, 2007 and 2006, additional paid in capital of the Group of $2,605,717 and $4,403,806 were recorded when shareholders assumed the Company’s debt.

21.	SUBSEQUENT EVENTS

In January 2008, Bright Stand International Limited, Bright Stand, a British Virgin Islands business company acquired 100% equity ownership of the Company and 43.75% equity ownership of Taihong with cash consideration equal to the appraised fair market value of the Company in the amount of RMB 81,450,000, or $11,306,522, and $312,530, or RMB 2,244,000. As a result, the Company and Taihong became wholly-owned subsidiaries of Bright Stand.

BRIGHT STAND INTERNATIONAL LIMITED

FINANCIAL STATEMENTS
FOR THE PERIOD FROM AUGUST 3, 2007 (DATE OF INCEPTION)
TO DECEMBER 31, 2007
(Stated in US dollars)

BRIGHT STAND INTERNATIONAL LIMITED

BRIGHT STAND INTERNATIONAL LIMITED

BALANCE SHEET
DECEMBER 31, 2007
(Stated in US Dollars)

ASSETS
Current assets
Cash and cash equivalents		$1,050,168

Total current assets		$1,050,168
Due from a related company	3	1,000,000

TOTAL ASSETS		$2,050,168

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accrued expenses		$70
Due to related companies	4	2,210

Total current liabilities		$2,280

TOTAL LIABILITIES		$2,280

Commitments and contingencies		$-

STOCKHOLDERS’ EQUITY
Common stock, par value $1.00, 50,000 shares authorized, 100 shares issued and outstanding	5	$100
Additional paid in capital		2,050,000
Accumulated deficit		(2,212)

		$2,047,888

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY		$2,050,168

See accompanying notes to financial statements

BRIGHT STAND INTERNATIONAL LIMITED

STATEMENT OF OPERATIONS
FOR THE PERIOD FROM AUGUST 3, 2007 (DATE OF INCEPTION)
TO DECEMBER 31, 2007
(Stated in US Dollars)

Revenues		$-

Operating expenses:
Selling and distribution		-
General and administrative		(2,340)

Operating loss		$(2,340)
Other income		198
Interest expenses		(70)

Loss before taxES		$(2,212)

Income taxes	6	-

Net loss		$(2,212)

Basic and diluted loss per common share		$(22.12)

Weighted average shares outstanding		$100

See accompanying notes to financial statements

BRIGHT STAND INTERNATIONAL LIMITED

STATEMENT OF STOCKHOLDERS’ EQUITY
FOR THE PERIOD FROM AUGUST 3, 2007 (DATE OF INCEPTION)
TO DECEMBER 31, 2007
(Stated in US Dollars)

	Common stock		Additional
	Number		paid in	Accumulated
	Of shares	Amount	capital	deficit	Total

Issue of common stock on incorporation	100	$100	$-	$-	$100
Net LOSS	-	-	-	(2,212)	(2,212)
Contribution from shareholder	-	-	2,050,000	-	2,050,000

Balance, December 31, 2007	100	$100	$2,050,000	$(2,212)	$2,047,888

See accompanying notes to financial statements

BRIGHT STAND INTERNATIONAL LIMITED

STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM AUGUST 3, 2007 (DATE OF INCEPTION)
TO DECEMBER 31, 2007
(Stated in US Dollars)

Cash flows from operating activities
Net loss	$(2,212)
Adjustments to reconcile net loss to net cash used in operating activities
Accrued expenses	70

Net cash used in operating activities	$(2,142)

Cash flows from investing activities	-
Due from a related company	(1,000,000)
Net cash used by investing activities	$(1,000,000)

Cash flows from financing activities
Sale of Stock	$100
Contributions from a shareholder	$2,050,000
Proceeds from related party loan	2,210
Net cash provided by financing activities	$2,052,310

Net cash and cash equivalents sourced	$1,050,168

Cash and cash equivalents-beginning of period	-

Cash and cash equivalents-end of period	$1,050,168

See accompanying notes to financial statements

BRIGHT STAND INTERNATIONAL LIMITED
NOTES TO FINANCIAL STATEMENTS
(Stated in US Dollars)

1.	ORGANIZATION AND PRINCIPAL ACTIVITIES

Bright Stand International Limited (the Company) was established in the British Virgin Islands as a BVI business company on August 3, 2007. The Company is principally engaging in the holding of investments.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Method of Accounting

The Company maintains its general ledger and journals on the accrual method of accounting for financial reporting purposes. The financial statements and notes are representations of management. Accounting policies adopted by the Company conform to accounting principles generally accepted in the United States of America and have been consistently applied in the presentation of the financial statements, which are compiled on the accrual basis of accounting.

(b)	Use of estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made; however actual results could differ materially from those estimates.

(c)	Cash and cash equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

(d)	Income tax

The Company accounts for income taxes using an asset and liability approach and allows for recognition of deferred tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future realization is uncertain.

BRIGHT STAND INTERNATIONAL LIMITED
NOTES TO FINANCIAL STATEMENTS
(Stated in US Dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(e)	Recent accounting pronouncements

In September 2006, the FASB issued SFAS 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements, where fair value is the relevant measurement attribute. The standard does not require any new fair value measurements. SFAS 157 is effective for financial statements issued for fiscal year beginning after November 15, 2007, and interim periods within that fiscal year. The Company is currently evaluating the impact of SFAS 157 on its operation and financial condition.

In February 2007, FASB issued Statement of Financial Accounting Standards No. (“SFAS”) 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115” (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. Entities that elect the fair value option will report unrealized gains and losses in earnings at each subsequent reporting date. The fair value option may be elected on an instrument-by-instrument basis, with a few exceptions. SFAS 159 also establishes presentation and disclosure requirements to facilitate comparisons between entities that choose different measurement attributes for similar assets and liabilities. The requirements of SFAS 159 are effective for our fiscal year beginning on January 1, 2008.

The Company does not anticipate that the adoption of this standard will have a material impact on these financial statements.

In December 2007, the SEC issued Staff Accounting Bulletin No. 110 (“SAB 110”). SAB 110 permits companies to continue to use the simplified method, under certain circumstances, in estimating the expected term of “plain vanilla” options beyond December 31, 2007. SAB 110 updates guidance provided in SAB 107 that previously stated that the Staff would not expect a company to use the simplified method for share option grants after December 31, 2007. Adoption of SAB 110 is not expected to have a material impact on the Company’s financial statements

BRIGHT STAND INTERNATIONAL LIMITED
NOTES TO FINANCIAL STATEMENTS
(Stated in US Dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In December 2007, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard (“SFAS”) No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51”. SFAS 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. As such, the Company is required to adopt these provisions at the beginning of the fiscal year ended December 31, 2009. The Company is currently evaluating the impact of SFAS 160 on its financial statements but does not expect it to have a material effect.

In December 2007, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard (“SFAS”) No. 141(R), "Business Combinations”. SFAS 141(R) establishes principles and requirements for how the acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, an any noncontrolling interest in the acquiree, recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase, and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS 141(R) is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. As such, the Company is required to adopt these provisions at the beginning of the fiscal year ended December 31, 2009. The Company is currently evaluating the impact of SFAS 141(R) on its financial statements but does not expect it to have a material effect.

3.	DUE FROM RELATED COMPANIES

The amount due from a related company is unsecured, interest free and repayable on demand.

Weifang Yuhe Poultry Co., Ltd	$1,000,000

The shareholder of Weifang Yuhe Poultry Co., Ltd is Gao Zhentao who is also the director of the Company.

4.	DUE TO RELATED COMPANIES

The amount due to a related company is unsecured, interest free and repayable on demand.

Weifang Hexing Breeding Co., Ltd	$2,210

The shareholder of Weifang Hexing Breeding Co., Ltd is Gao Zhentao who is also the director of the Company.

BRIGHT STAND INTERNATIONAL LIMITED
NOTES TO FINANCIAL STATEMENTS
(Stated in US Dollars)

5.	COMMON STOCK

Authorized:
50,000 ordinary shares of $1 each	$50,000

Issued and fully paid, including additional paid in capital:
100 ordinary shares of $1.00 each	$2,050,100

The Company was incorporated at August 3, 2007, with an authorized share capital of $50,000 divided into 50,000 shares of $1.00 each. One Hundred shares were subscribed upon its incorporation for working capital purposes. On December 28, 2007, the shareholder of the Company contributed $2,050,000 for the acquisition of subsidiary. Mr. Yamamoto Kunio has 100% equity ownership.

The calculation of the basic and diluted earnings per share attributable to the common stock holders is based on the following data:

Earnings:
Earnings for the purpose of basic earnings per share	$(2,212)
Effect of dilutive potential common stock	-

Earnings for the purpose of basic earnings per share	$(2,212)

Number of shares
Weighted average number of common Stock for the purpose of basic earnings per share	100
Effect of dilutive potential common stock	-

Weighted average number of common stock for the purpose of dilutive earnings per share	$100

BRIGHT STAND INTERNATIONAL LIMITED
NOTES TO FINANCIAL STATEMENTS
(Stated in US Dollars)

6.	INCOME TAX

The Company was incorporated in the British Virgin Islands and is not subject to income taxes under the current laws of the British Virgin Islands.

No deferred tax has been provided as there is no material temporary difference arising for the period from August 3, 2007 to December 31, 2007.

7.	SUBSEQUENT EVENTS

In January 2008, the Company acquired 100% equity ownership of Weifang Yuhe Poultry Co., Ltd (“PRC Yuhe”) and 43.75% equity ownership of Weifang Taihong Feed Co., Ltd. (“Taihong”). As PRC Yuhe directly holds 56.25% of Taihong, the Company indirectly holds 100% equity of Taihong after the acquisition.

The Company presently has one wholly-owned subsidiary PRC Yuhe, and one indirect wholly-owned subsidiary Taihong.

PROSPECTUS

 7,871,515 shares

YUHE INTERNATIONAL, INC.

Common Stock

______, 2008

Until ____, 2008 (25 days after the commencement of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

Information Not Required in Prospectus

Item 13.  Other Expenses of Issuance and Distribution

The following table sets forth all expenses to be paid by Yuhe International, Inc., “Yuhe”, other than the underwriting discount and commissions payable by Yuhe in connection with the sales of the common stock being registered. All amounts shown are estimates except the Securities and Exchange Commission registration fee. We will pay all these expenses.

	Amount to be Paid
Securities and Exchange Commission registration fee	$1,896.32
FINRA filing fee	n/a
Blue sky fees and expenses	n/a
Printing and engraving expenses	5,000
Legal fees and expenses	400,000
Accounting fees and expenses	290,000
Directors’ and officers’ insurance	n/a
Transfer Agent and Registrar fees	716
Miscellaneous expenses	10,000	*
Total	$707,612.32

*   To be completed by amendment.

Item 14.  Indemnification of Directors and Officers

Pursuant to Nevada law, a Nevada corporation like us has the power to indemnify any person who was or is a party to any proceeding, other than an action by, or in the right of, the corporation, by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

Under Sections 78.751 and 78.752 of the Nevada Revised Statutes, the registrant has broad powers to indemnify and insure its directors and officers against liabilities they may incur in their capacities as such. The registrant’s Bylaws implement the indemnification and insurance provisions permitted by Chapter 78 of the Nevada Revised Statutes by providing that:

☐
The registrant must indemnify its directors to the fullest extent permitted by Chapter 78 of the Nevada Revised Statutes and may, if and to the extent authorized by the registrant’s board of directors, so indemnify its officers and any other person whom it has power to indemnify against liability, reasonable expense or other matter whatsoever.

☐
The registrant may at the discretion of its board of directors purchase and maintain insurance on behalf of the registrant and any person whom it has power to indemnify pursuant to law, its articles of incorporation, its bylaws or otherwise.

These indemnification provisions may be sufficiently broad to permit indemnification of the registrant’s directors and officers for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Our Articles of Incorporation provides that none of our directors or officers shall be personally liable to us or our stockholders for monetary damages for a breach of fiduciary duty as a director or officer provided, however, that the foregoing provisions shall not eliminate or limit the liability of a director or officer for acts or omissions which involve intentional misconduct, fraud or knowing violation of law, or the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. Limitations on liability provided for in our Articles of Incorporation do not restrict the availability of non-monetary remedies and do not affect a director’s responsibility under any other law, such as the federal securities laws or state or federal environmental laws.

We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as executive officers and directors. The inclusion of these provisions in our Articles of Incorporation may have the effect of reducing a likelihood of derivative litigation against our directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us or our stockholders.

Our Bylaws provide that we will indemnify our directors to the fullest extent provided by the Nevada Revised Statutes and we may, if and to the extent authorized by our board of directors, so indemnify our officers and other persons whom we have the power to indemnify against liability, reasonable expense or other matters.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the Company, of expenses incurred or paid by a director, officer or controlling person of the Company, in the successful defense of any action, suit or proceeding, is asserted by such director, officer, or controlling person in connection with the securities being registered, we will (unless in the opinion of our counsel the matter has been settled by controlling precedent) submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15.  Recent Sales of Unregistered Securities

Since January 1, 2005, Yuhe International, Inc. issued unregistered securities to a limited number of accredited investors as described below:

(1) On November 16, 2007, we issued 14,000,000 shares (equivalent to 951,996 post-split shares) of our Common Stock to Halter Financial Investments, L.P., an accredited investor, for aggregate proceeds of $425,000. The issuance and sales of these securities were deemed to be exempt from registration pursuant to Section 4(2) of the Securities Act.

(2) On March 12, 2008 in connection with transactions related to the acquisition of Bright Stand International Limited, we issued 126,857,134 shares (equivalent to 8,626,318 post-split shares) of our Common Stock to Kunio Yamamoto, an accredited investor. The issuance and sales of these securities were deemed to be exempt from registration pursuant to Section 4(2) of the Securities Act.

(3) On March 12, 2008 we issued 85,714,282 shares (equivalent to 5,829,018 post-split shares) of our Common Stock to twenty-five accredited investors for aggregate proceeds of approximately $18,000,000. The issuance and sales of these securities were deemed to be exempt from registration pursuant to Rule 506 under the Securities Act.

There were no underwritten offerings or general solicitations employed in connection with any of the transactions set forth above. The above sales did not involve any pubic offering.

Item 16.  Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit Number	Description of Document

3.1
Articles of Incorporation of the registrant as filed with the Secretary of State of Nevada, as amended to date. [Incorporated by reference to Exhibit 3.1 to the registrant’s current report on Form 8-K filed on April 10, 2007]

4.1
Registration Rights Agreement dated March 12, 2008 by and among First Growth Investors, Inc., and certain investors. [Incorporated by reference to Exhibit 10.4 to the registrant’s current report on Form 8-K filed on March 17, 2008]

5.1	Opinion of Thomas G. Kimble & Associates, PC as to the legality of the shares. [Incorporated by reference to exhibit 5.1 to the registrant’s registration statement on Form S-1 filed on May 12, 2008]

5.2	Opinion of Long An Law Firm. [Incorporated by reference to exhibit 5.2 to the registrant’s registration statement on Form S-1 filed on May 12, 2008]

10.1
Stock Purchase Agreement dated November 6, 2007 between First Growth Investors, Inc. and Halter Financial Investments, L.P. [Incorporated by reference to Exhibit 10.1 to the registrant’s current report on Form 8-K filed on November 6, 2007]

10.2
Equity Transfer Agreement dated March 12, 2008 between First Growth Investors, Inc. and Kunio Yamamoto. [Incorporated by reference to Exhibit 10.2 to the registrant’s current report on Form 8-K filed on March 17, 2008]

10.3
Securities Purchase Agreement dated March 12, 2008 by and among First Growth Investors, Inc., Bright Stand International Limited, Weifang Yuhe Poultry Co., Ltd., Kunio Yamamoto and certain investors. [Incorporated by reference to Exhibit 10.3 to the registrant’s current report on Form 8-K filed on March 17, 2008]

10.4
Make Good Escrow Agreement dated March 12, 2008 by and among First Growth Investors, Inc., Kunio Yamamoto, certain investors, Roth Capital Partners, LLC and Tri-State Title and Escrow, LLC. [Incorporated by reference to Exhibit 10.5 to the registrant’s current report on Form 8-K filed on March 17, 2008]

10.5
Holdback Escrow Agreement dated March 12, 2008 by and among First Growth Investors, Inc., certain investors, and Tri-State Title and Escrow, LLC. [Incorporated by reference to Exhibit 10.6 to the registrant’s current report on Form 8-K filed on March 17, 2008]

10.6
Warrant dated Mach 12, 2008 issued by First Growth Investors, Inc. to Roth Capital Partners, LLC [Incorporated by reference to Exhibit 10.7 to the registrant’s current report on Form 8-K filed on March 17, 2008]

10.7
Make Good Escrow Agreement dated March 12, 2008 by and among First Growth Investors, Inc., Kunio Yamamoto, HFG International, Limited, and Interwest Transfer Company, Inc. [Incorporated by reference to Exhibit 10.8 to the registrant’s current report on Form 8-K filed on March 17, 2008]

10.8
Lock-up Agreement dated March 12, 2008 between Kunio Yamamoto and First Growth Investors, Inc. [Incorporated by reference to Exhibit 10.9 to the registrant’s current report on Form 8-K filed on March 17, 2008]

10.9	Audited Financial Statements of First Growth Investors, Inc. for the Year Ended December 31, 2005. [Incorporated by reference to the registrant’s current report on Form 10-KSB filed on April 4, 2006]

10.10	Audited Financial Statements of First Growth Investors, Inc. for the Year Ended December 31, 2006. [Incorporated by reference to the registrant’s current report on Form 10K-SB filed on April 2, 2007]

10.11	Audited Financial Statements of First Growth Investors, Inc. for the Year Ended December 31, 2007. [Incorporated by reference to the registrant’s current report on Form 10K-SB filed on March 31, 2008]

*10.12	Labour Contract dated July 15, 2000 entered into between Weifang Taihong Feed Co., Ltd. and Gao Aiping

*10.13	Labour Contract dated December 25, 2000 entered into between Weifang Taihong Feed Co., Ltd. and Wang Jianbo

*10.14	Labour Contract dated July 10, 2001 entered into between Weifang Yuhe Poultry Co. Ltd. and Zhao Beijing

*10.15	Committment to Product Quality and Customer Services Agreement dated February 12, 2004. entered for and on behalf of Weifang Yuhe Poultry Co. Ltd.

*10.16	Contract of land dated April 12, 2005 entered into between Yejiazhuang Village, Dabucum Village and Weifang Yuhe Poultry Co., Ltd.

*10.17	Lease Agreement dated June 25, 2005 entered into between Standing Weifang Farm and Weifang Yuhe Poultry Co., Ltd.

*10.18	Labour Contract dated July 11, 2005 entered into between Weifang Yuhe Poultry Co. Ltd. and Ding Wengui

*10.19	Labour Contract dated October 15, 2005 entered into between Weifang Yuhe Poultry Co. Ltd. and Jiang Yingjun

*10.20	Summary of loan agreements with Nansun Rural Credit in respect of loan agreement dated November 28, 2005

*10.21	Feed Purchase Contract dated January 1, 2006 entered into between Weifang Taihong Feed Co., Ltd. and Weifang Yuhe Poultry Co., Ltd.

*10.22	Labour Contract dated March 10, 2006 entered into between Weifang Yuhe Poultry Co., Ltd. and Tan Yi

*10.23	Summary of Loan Agreement dated November 10, 2006 with Hanting Rural Credit Cooperative.

*10.24	Summary of Loan Agreement dated May 12, 2007 with Shuangyang Rural Credit

*10.25	Summary of Loan Agreement dated July 1, 2007 with Hanting Kaiyuan Rural Credit Cooperative

*10.26	Labour Contract dated December 1, 1998 entered into between Weifang Yuhe Poultry Co. Ltd. and Han Chengxiang

*10.27	Labour Contract dated June 13, 2008 entered into between Yuhe International, Inc. and Han Chengxiang

*10.28	Labour Contract dated June 13, 2008 entered into between Yuhe International, Inc. and Jiang Yingjun

10.29
Employment Agreement dated June 13, 2008 enterend into between Yuhe International, Inc. and Gao Zhentao [Incorporated by reference to Exhibit 10.1 to the registrant’s current report on Form 8-K filed on June 13, 2008]

10.30
Employment Agreement dated June 13, 2008 enterend into between Yuhe International, Inc. and Hu Gang [Incorporated by reference to Exhibit 10.2 to the registrant’s current report on Form 8-K filed on June 13, 2008]

*10.31	Supplemental Feed Purchase Agreement dated August 5, 2008 entered into between Weifang Taihong Feed Co., Ltd. and Weifang Yuhe Poultry Co., Ltd.

10.32	Form of Stock Option Agreement [Incorporated by reference to Exhibit 10.1 to the registrant’s quarterly report on Form 10-Q filed on August 14, 2008]

*10.33	Summaries of Oral Loan Agreements as disclosed under section “Transactions with Related Persons”.

*10.34	Capital Transfer Agreement dated November 28, 2007

*23.1	Consent of Child, Van Wagoner & Bradshaw, PLLC.

*23.2	Consent of Child, Van Wagoner & Bradshaw, PLLC.

23.3	Consent of Thomas G. Kimble and Associates, PC, included in Exhibit 5.1.[Incorporated by reference to Exhibit 23.2 to the registrant’s Registration Statement S-1filed on May 12, 2008]

23.4	Consent of Long An Law Firm.[Incorporated by reference to Exhibit 23.3 to the registrant’s Registration Statement on Form S-1 filed on May 12, 2008]

*24.1	Power of Attorney (included on the signature page of this registration statement).

*   Filed herewith

Item 17.  Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; ; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for purposes of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering of those securities.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signature

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Weifang, Shandong Province, The People’s Republic of China on November 7, 2008.

Yuhe International, Inc.

By:	/s/ Gao Zhentao
Gao Zhentao
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Gao Zhentao and Hu Gang, and each of them acting individually, as his true and lawful attorneys-in-fact and agents, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective Rule 462(b) amendments increasing the number of securities for which registration is sought), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Dated November 7, 2008	/s/ Gao Zhentao
Gao Zhentao
Chief Executive Officer and Director

Dated November 7, 2008	/s/ Hu Gang
Hu Gang
Chief Financial Officer

Dated November 7, 2008	/s/ Peter Li
Peter Li
Director

Dated November 7, 2008	/s/ Liu Yaojun
Liu Yaojun
Director

Dated November 7, 2008	/s/ Greg Huett
Greg Huett
Director

Dated November 7, 2008	/s/ Han Chengxiang
Han Chengxiang
Director

EXHIBIT INDEX

Exhibit Number	Description of Document

3.1
Articles of Incorporation of the registrant as filed with the Secretary of State of Nevada, as amended to date. [Incorporated by reference to Exhibit 3.1 to the registrant’s current report on Form 8-K filed on April 10, 2007]

4.1
Registration Rights Agreement dated March 12, 2008 by and among First Growth Investors, Inc., and certain investors. [Incorporated by reference to Exhibit 10.4 to the registrant’s current report on Form 8-K filed on March 17, 2007]

5.1	Opinion of Thomas G. Kimble & Associates, PC as to the legality of the shares. [Incorporated by reference to exhibit 5.1 to the registrant’s registration statement on Form S-1 filed on May 12, 2008]

5.2	Opinion of Long An Law Firm. [Incorporated by reference to exhibit 5.2 to the registrant’s registration statement on Form S-1 filed on May 12, 2008]

10.1
Stock Purchase Agreement dated November 6, 2007 between First Growth Investors, Inc. and Halter Financial Investments, L.P. [Incorporated by reference to Exhibit 10.1 to the registrant’s current report on Form 8-K filed on November 6, 2007]

10.2
Equity Transfer Agreement dated March 12, 2008 between First Growth Investors, Inc. and Kunio Yamamoto. [Incorporated by reference to Exhibit 10.2 to the registrant’s current report on Form 8-K filed on March 17, 2008]

10.3
Securities Purchase Agreement dated March 12, 2008 by and among First Growth Investors, Inc., Bright Stand International Limited, Weifang Yuhe Poultry Co., Ltd., Kunio Yamamoto and certain investors. [Incorporated by reference to Exhibit 10.3 to the registrant’s current report on Form 8-K filed on March 17, 2008]

10.4
Make Good Escrow Agreement dated March 12, 2008 by and among First Growth Investors, Inc., Kunio Yamamoto, certain investors, Roth Capital Partners, LLC and Tri-State Title and Escrow, LLC. [Incorporated by reference to Exhibit 10.5 to the registrant’s current report on Form 8-K filed on March 17, 2008]

10.5
Holdback Escrow Agreement dated March 12, 2008 by and among First Growth Investors, Inc., certain investors, and Tri-State Title and Escrow, LLC. [Incorporated by reference to Exhibit 10.6 to the registrant’s current report on Form 8-K filed on March 17, 2008]

10.6
Warrant dated Mach 12, 2008 issued by First Growth Investors, Inc. to Roth Capital Partners, LLC [Incorporated by reference to Exhibit 10.7 to the registrant’s current report on Form 8-K filed on March 17, 2008]

10.7
Make Good Escrow Agreement dated March 12, 2008 by and among First Growth Investors, Inc., Kunio Yamamoto, HFG International, Limited, and Interwest Transfer Company, Inc. [Incorporated by reference to Exhibit 10.8 to the registrant’s current report on Form 8-K filed on March 17, 2008]

10.8
Lock-up Agreement dated March 12, 2008 between Kunio Yamamoto and First Growth Investors, Inc. [Incorporated by reference to Exhibit 10.9 to the registrant’s current report on Form 8-K filed on March 17, 2008]

10.9	Audited Financial Statements of First Growth Investors, Inc. for the Year Ended December 31, 2005. [Incorporated by reference to the registrant’s current report on Form 10-KSB filed on April 4, 2006]

10.10	Audited Financial Statements of First Growth Investors, Inc. for the Year Ended December 31, 2006. [Incorporated by reference to the registrant’s current report on Form 10K-SB filed on April 2, 2007]

10.11	Audited Financial Statements of First Growth Investors, Inc. for the Year Ended December 31, 2007. [Incorporated by reference to the registrant’s current report on Form 10K-SB filed on March 31, 2008]

*10.12	Labour Contract dated July 15, 2000 entered into between Weifang Taihong Feed Co., Ltd. and Gao Aiping

*10.13	Labour Contract dated December 25, 2000 entered into between Weifang Taihong Feed Co., Ltd. and Wang Jianbo

*10.14	Labour Contract dated July 10, 2001 entered into between Weifang Yuhe Poultry Co. Ltd. and Zhao Beijing

*10.15	Committment to Product Quality and Customer Services Agreement dated February 12, 2004. entered for and on behalf of Weifang Yuhe Poultry Co. Ltd.

*10.16	Contract of land dated April 12, 2005 entered into between Yejiazhuang Village, Dabucum Village and Weifang Yuhe Poultry Co., Ltd.

*10.17	Lease Agreement dated June 25, 2005 entered into between Shandong Weibei Farm and Weifang Yuhe Poultry Co., Ltd.

*10.18	Labour Contract dated July 11, 2005 entered into between Weifang Yuhe Poultry Co. Ltd. and Ding Wengui

*10.19	Labour Contract dated October 15, 2005 entered into between Weifang Yuhe Poultry Co. Ltd. and Jiang Yingjun

*10.20	Summary of loan agreements with Nansun Rural Credit in respect of loan agreement dated November 28, 2005

*10.21	Feed Purchase Contract dated January 1, 2006 entered into between Weifang Taihong Feed Co., Ltd. and Weifang Yuhe Poultry Co., Ltd.

*10.22	Labour Contract dated March 10, 2006 entered into between Weifang Yuhe Poultry Co., Ltd. and Tan Yi

*10.23	Summary of Loan Agreement dated November 10, 2006 with Hanting Rural Credit Cooperative.

*10.24	Summary of Loan Agreement dated May 12, 2007 with Shuangyang Rural Credit

*10.25	Summary of Loan Agreement dated July 1, 2007 with Hanting Kaiyuan Rural Credit Cooperative

*10.26	Labour Contract dated December 1, 1998 entered into between Weifang Yuhe Poultry Co. Ltd. and Han Chengxiang

*10.27	Labour Contract dated June 13, 2008 entered into between Yuhe International, Inc. and Han Chengxiang

*10.28	Labour Contract dated June 13, 2008 entered into between Yuhe International, Inc. and Jiang Yingjun

10.29
Employment Agreement dated June 13, 2008 enterend into between Yuhe International, Inc. and Gao Zhentao [Incorporated by reference to Exhibit 10.1 to the registrant’s current report on Form 8-K filed on June 13, 2008]

10.30
Employment Agreement dated June 13, 2008 enterend into between Yuhe International, Inc. and Hu Gang [Incorporated by reference to Exhibit 10.2 to the registrant’s current report on Form 8-K filed on June 13, 2008]

*10.31	Supplemental Feed Purchase Agreement dated August 5, 2008 entered into between Weifang Taihong Feed Co., Ltd. and Weifang Yuhe Poultry Co., Ltd.

10.32	Form of Stock Option Agreement [Incorporated by reference to Exhibit 10.1 to the registrant’s quarterly report on Form 10-Q filed on August 14, 2008]

*10.33	Summaries of Oral Loan Agreements as disclosed under section “Transactions with Related Persons”.

*10.34	Capital Transfer Agreement dated November 28, 2007

*23.1	Consent of Child, Van Wagoner & Bradshaw, PLLC.

*23.2	Consent of Child, Van Wagoner & Bradshaw, PLLC.

23.3	Consent of Thomas G. Kimble and Associates, PC, included in Exhibit 5.1. [Incorporated by reference to Exhibit 23.2 to the registrant’s Registration Statement S-1filed on May 12, 2008]

23.4	Consent of Long An Law Firm. [Incorporated by reference to Exhibit 23.3 to the registrant’s Registration Statement S-1filed on May 12, 2008]

*24.1	Power of Attorney (included on the signature page of this registration statement).